   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1997

                                                       REGISTRATION NO. 33-49848
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ______________________

                                 POST EFFECTIVE
                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ________________________

                             LASER TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          IDAHO                             3699                        84-0970494
(STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)

                7070 SOUTH TUCSON WAY, ENGLEWOOD, COLORADO 80112
                                 (303) 649-1000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                 DAN N. GROTHE
                7070 SOUTH TUCSON WAY, ENGLEWOOD, COLORADO 80112
                                 (303) 649-1000
             (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                            LEONARD E. NEILSON, P.C.
                       1121 EAST 3900 SOUTH, SUITE C-200
                           SALT LAKE CITY, UTAH 84124
                           TELEPHONE: (801) 288-2855
                        ATTN:   LEONARD E. NEILSON, ESQ.

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                             LASER TECHNOLOGY, INC.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                    FORM S-1                                     LOCATION IN PROSPECTUS
                    --------                                     ----------------------
1.   Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus...........  Forepart of the Registration Statement and
                                                          Outside Front Cover Page


2.   Inside Front and Outside Back Cover Pages of
      Prospectus.......................................  Inside Front Cover Page; Outside Back   Cover Page

3.   Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges.....................  Prospectus Summary; Risk Factors

4.   Use of Proceeds...................................  Use of Proceeds

5.   Determination of Offering Price...................  Description of Securities

6.   Dilution..........................................  Risk Factors; Dilution

7.   Selling Security Holders..........................  Selling Stockholders

8.   Plan of Distribution..............................  Outside Front and Inside Front Cover Page;
                                                          Plan of Distribution; Selling Stockholders
9.   Description of Securities to be
      Registered.......................................  Outside Front Cover Page;
                                                          Description of Securities

10.  Interests of Named Experts and
      Counsel..........................................  Legal Matters; Experts

11.  Information With Respect to the Registrant........  Outside Front and Inside Cover Page;
                                                          Prospectus Summary; The
                                                          Company; Risk Factors; Use of Proceeds;
                                                          Dividend Policy; Capitalization; Selected
                                                          Financial Data; Management's Discussion
                                                          and Analysis of Financial Condition and
                                                          Results of Operations;  Business; Management;
                                                          Certain Transactions; Principal Stockholders;
                                                          Description of Securities; Shares Eligible
                                                          for Future Sale;  Financial Statements

12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities......................................                         *

* Not Applicable

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus; (I) one prospectus to be used in connection with an offering of 1,552,000 shares of Common Stock underlying the Redeemable Warrants sold previously in the Company's public offering, 138,000 Underwriter's Units, and 138,000 shares of Common Stock underlying the Underwriter's Warrants which were previously registered in such public offering (the "Unit Prospectus"); and (ii) one prospectus to be used in connection with the sale of 100,000 shares of Common Stock by certain selling stockholders, 260,000 Redeemable Warrants, and 260,000 shares of Common Stock underlying the Redeemable Warrants (the "Common Prospectus"). The Unit Prospectus and the Common Prospectus will be identical in all respects except for the "alternate pages" for the Common Prospectus included herein which pages are labeled "Alternate Page for Common Prospectus."

PROSPECTUS                  LASER TECHNOLOGY, INC.

                       1,552,000 SHARES OF COMMON STOCK
                                $6.00 PER SHARE

                         _____________________________

                          138,000 UNDERWRITER'S UNITS
                                $8.25 PER UNIT

             EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK AND
                           ONE NONREDEEMABLE WARRANT

                        ______________________________

                        138,000 SHARES OF COMMON STOCK
                                $9.90 PER SHARE

  This Prospectus relates to an offering (the "Offering") by Laser Technology, Inc. ("LTI" or the "Company") of the following securities (the "Securities"):
(I) 1,552,000 shares of the Company's common stock, $.01 par value ("Common Stock") issuable upon exercise of the Company's redeemable warrants ("Redeemable Warrants"); (ii) 138,000 units ("Underwriter's Units") issuable upon exercise of the Underwriter's Warrants, each Underwriter's Unit consisting of one share of Common Stock and one nonredeemable Warrant; and (iii) 138,000 shares of Common Stock issuable upon the exercise of the nonredeemable warrants included in the Underwriter's Units ("Underwriter's Nonredeemable Warrants"). The Redeemable Warrants were previously sold as part of Units which were sold to the public by the Company (the "Unit Offering") through Knickerbocker Securities, Inc. (the "Underwriter").

  There are presently 1,552,000 outstanding Redeemable Warrants, each Redeemable Warrant entitling the holder thereof to purchase an aggregate of one share of Common Stock at a price of $6.00 per share until January 11, 1998, and is redeemable by the Company at a redemption price of $.05 on 30 days prior written notice, provided that the market price of the Common Stock equals or exceeds $8.00 per share for the 30 days immediately prior to the notice of redemption. See "Description of Securities."

  The Underwriter's Warrants were issued to the Underwriter as a part of its compensation in connection with its underwriting of the Unit Offering. Each of the Underwriter's Units issuable under the Underwriter's Warrants consists of one share of the Company's Common Stock and one Underwriter's Nonredeemable Warrant entitling the holder thereof to purchase one share of Common Stock at an exercise price of $9.90 per share, subject to adjustment in certain events, and expires on January 11, 1998. Underwriter's Nonredeemable Warrants are not subject to redemption by the Company.

  The public offering prices for the Common Stock offered hereby are equal to the exercise prices of the Redeemable Warrants, the Underwriter's Warrants, and the Underwriter's Nonredeemable Warrants. The exercise prices of such securities were determined by negotiations between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth, or other established criteria of value.

  The Company's Common Stock and Redeemable Warrants are traded on the American Stock Exchange ("AMEX"). On January 15, 1997, the closing prices of the Common Stock and Redeemable Warrants as reported by the AMEX were $4.37 and $.75 respectively. See "Market Information". There is no public market for the Underwriter's Warrants or Underwriter's Nonredeemable Warrants.

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION".

                         ____________________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=====================================================================================================================
                                                                        UNDERWRITING      PROCEEDS TO       TOTAL
                                                                        DISCOUNTS AND     COMPANY        PROCEEDS TO
                                                           PRICE TO     COMMISSIONS(1)    PER SHARE       COMPANY(2)
                                                            PUBLIC
---------------------------------------------------------------------------------------------------------------------
Per share of Common Stock Underlying
 Redeemable Warrants.....................................     $6.00          $0.00           $6.00       $ 9,312,000
---------------------------------------------------------------------------------------------------------------------
Per Underwriter Unit, Consisting of One Share of
 Common Stock and Underwriter's
 Nonredeemable Warrant...................................     $8.25          $0.00           $8.25       $ 1,138,500
---------------------------------------------------------------------------------------------------------------------
Per Share of Common Stock Underlying
 Underwriter's Nonredeemable Warrants....................     $9.90          $0.00           $9.90       $ 1,366,200
---------------------------------------------------------------------------------------------------------------------
Total....................................................     $ --           $0.00           $ --        $11,816,700
=====================================================================================================================

(1) Does not include additional compensation which may be received by the Underwriter arising from the Company's agreement that it pay to the Underwriter a Warrant solicitation fee of 5% of the aggregate gross proceeds to the Company from exercise of the Redeemable Warrants solicited by the Underwriter. See "Plan of Distribution."
(2) Does not include the payment of other expenses of the Offering (estimated at $50,000), payable by the Company.

    Concurrently herewith, 100,000 shares of Common Stock, 260,000 Redeemable Warrants, and 260,000 shares of Common Stock underlying the Redeemable Warrants, are also being offered by certain selling stockholders ("Selling Stockholders") by a separate prospectus. Such warrants and shares are not part of this Offering and the Company will not receive any of the proceeds from the sale of such securities by the Selling Stockholders. See "Concurrent Registration of Common Stock."

               The date of this Prospectus is __________, 1997.

     The Company intends to furnish to the holders of the Common Stock annual reports containing audited financial statements with a report thereon by independent certified public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

--------------------------------------------------------------------------------
                              PROSPECTUS SUMMARY

  The following summary information is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information appearing herein has been adjusted to reflect the one for four reverse stock split of the Common Stock (the "Stock Split") which became effective on December 22, 1992. Unless the context indicates otherwise, all references in this Prospectus to "LTI" or the "Company" include its predecessors and subsidiaries.

                                  THE COMPANY

  Laser Technology, Inc. ("LTI" or the "Company") is engaged in the developing, manufacturing and marketing of laser based measurement instruments using proprietary technology developed by the Company. The Company's proprietary technology permits a laser to measure to a non-cooperative, or low reflective surface, using a very low power source. As a result, the Company's products operate within the requirements of eye safety as promulgated by the United States Food and Drug Administration (the "FDA"). Despite a very low power source, the Company's laser instruments measure more rapidly and at longer ranges than corresponding conventional devices. The Company has also developed proprietary software and circuitry which are integral to each of the Company's products.

  Because of enhancements to the Company's existing products, new product developments and expanding markets for the Company's technology, the Company currently organizes and markets its products in three categories: Traffic Safety products, Survey and Mapping products, and Ship Docking Aid Systems.

TRAFFIC SAFETY PRODUCTS

  In 1991, the Company developed and commenced commercial manufacturing and marketing of the LTI 20-20 laser speed detection system to law enforcement agencies as a proven method of measuring the speed of motor vehicles. In October 1993, the Company introduced an enhanced version of the LTI 20-20 called the Marksman which incorporates increased range capability, an auto triggering system and, as an optional feature, an in-scope display of speed and distance data. As does its predecessor, the Marksman has several advantages over radar speed measurement devices. As distinguished from radar measurement devices, the Marksman can be aimed directly at a specific vehicle, thereby eliminating the difficulty associated with radar measurement devices of distinguishing one vehicle from another. Additionally, the Marksman measures speed in approximately one-third of a second while producing a three foot wide beam at a distance of 1,000 feet which disperses after hitting its target vehicle. Radar guns, on the other hand, are generally required to track vehicle speed for several seconds in an attempt to positively identify a vehicle. Radar guns also produce a wider beam width of approximately 200 to 400 feet at a range of 1,000 feet which can readily be detected by the targeted vehicle as well as other oncoming vehicles equipped with radar detectors. The Marksman's ability to determine a specific vehicle's speed more quickly and its smaller beam which disperses after hitting its target, does not permit vehicles other than the targeted vehicle to detect the Marksman's laser beam and, in any event, does not provide the targeted vehicle sufficient time to slow down in advance of being detected.

  In 1995, the Company completed development and began commercial production of the Laser DigiCam, an automatic video photo laser system which integrates a camera and associated equipment with the Marksman. The Laser DigiCam monitors the speed of each vehicle in a specific lane of traffic. When the Laser DigiCam system detects a speeding vehicle, it takes a digital picture of the vehicle, prints the speed, time and date on the picture, and the ticket is then mailed to the violator.

  In addition to measuring speed, the Marksman also measures distance. This feature enables the Marksman to be used for a variety of applications outside of speed enforcement. The Marksman's ranging capabilities are used by law enforcement officials for accident investigation and reconstruction. In 1995, the Company introduced "QuickMap," a system which enhances the use of the Marksman for this application. QuickMap is a software module integrated to a data collector which can be used in conjunction with the Marksman to expedite the collection and processing of data at accident sites and crime scenes.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  During the latter half of fiscal 1995, the Company also introduced "DBC," a new optional feature integrated into the Marksman's software capabilities which is used to measure the distance and/or time between traveling vehicles. In many parts of the world where the distance between vehicles is monitored closely to strengthen traffic safety enforcement controls, local governments have the need to measure the distance and/or time between vehicles. Management believes that the DBC feature addresses this application and increases the utility and efficiency of the Marksman.

  Traffic engineers and law enforcement officials are also able to conduct and document traffic speed surveys more efficiently using the Marksman laser speed detection system than with conventional methods. In 1993, the Company introduced a statistical compilation software package, "SpeedStat." This product, when combined with the Marksman, automatically gathers and formats traffic survey data on a portable computer via a serial cable interface.

  During fiscal 1996, the Company introduced "SpeedStat DC," a companion product to QuickMap in its Traffic Data Collection Module series. Similar to the Company's original SpeedStat product, SpeedStat DC enables more efficient collection and compilation of traffic engineering statistics. However, SpeedStat DC incorporates the same hand-held data collector used in the Company's QuickMap system replacing the need for a laptop computer, which provides traffic engineers and law enforcement officials with a more portable and affordable statistical compilation system.

  In 1996, the Company introduced a new generation of lasers for general distance measurement. The "Impulse" series, while marketed primarily to the survey and mapping industry, has gained quick acceptance in the accident investigation segment of the law enforcement community. The Impulse is smaller in size and weight and lower in cost than the Company's Marksman laser speed detection system for this application. The Impulse also features an electronic tilt sensor that provides the operator with more accurate mapping measurements. Additionally, when linked with the QuickMap traffic data collection module, the Impulse becomes a fully electronic mapping system.

SURVEY AND MAPPING PRODUCTS

  In 1992 LTI began marketing the Criterion 400 (the "Criterion"), a device originally designed and developed by the Company in collaboration with the United States Forest Service for use by foresters, to accurately and quickly measure certain aspects of trees to determine board feet and to survey roads, bridges, hiking trails and campgrounds. The Criterion is a small, portable laser measurement system consisting of a laser range finder, an electronic compass and an electronic inclinometer providing the capabilities of measuring distance, azimuth and inclination and, therefore, is capable of calculating heights and X, Y, Z coordinates. The Criterion can record these measurements in seconds as compared to several minutes using conventional manual methods. Data captured by the Criterion is maintained in the system in a form ready for computer downloading, which eliminates errors associated with manually transcribing numbers in the field for future manipulation.

  During the latter half of fiscal 1993, the Company expanded its Criterion product line to foster new markets by introducing three new models of survey lasers. The Company's Criterion Series of Survey Lasers offers a logical progression of measurement capabilities. This product expansion has attracted new customers within the paper, mapping, environmental, utility and telecommunication industries.

  During fiscal 1994, the Company introduced the Criterion 100TM. Part of the Criterion Series of Survey Lasers, this system integrates a Criterion ranging laser with a surveying theodolite. The Criterion 100TM allows the operator to quickly gather precise distance and angular measurements to remote targets.
The Company currently markets the Criterion 100TM primarily to mining, blasting and aggregate management companies for gathering rock face profiles and pile volume measurement applications. Absent the use of the Criterion 100TM, or comparable measurement equipment, these measurements involve multiple man crews and often place personnel in hazardous situations. Because the Criterion 100TM does not require the placement of a reflector on the object to be measured, the Criterion 100TM eliminates multiple personnel and allows measurements to be made more expediently and safely.

  During fiscal 1996, the Company introduced several new products within its Survey and Mapping division. The "Criterion AutoScan" survey laser was developed in collaboration with MDL, a European manufacturer, and is comprised of a Criterion survey laser mounted to a motorized, computer controlled theodolite capable of measuring vertical and
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
horizontal angles. The Company also introduced the "GeoLaser," a hand-held mapping laser, and the "Impulse," a second generation surveying instrument approximately one-third the size and weight of the Criterion series of survey lasers.

  The Hydro II surveying system (the "Hydro II"), was the first laser-based measurement system developed by the Company. The Hydro II is a hydrographic surveying and positioning system designed to survey the bottom topography of a body of water in order to chart it in preparation for dredging ship channels and for buoy and pier settings. During fiscal 1994, the Company introduced the "LaserCom" system, an enhancement to its hydrographic surveying system. The LaserCom system is designed to transmit data using pulses of light eliminating the problems associated with radio frequency communication. As the Company focuses on its more dominant revenue producing product lines, sales of the Hydro II and LaserCom surveying systems are expected to continue to comprise a small portion of the Company's overall revenues.

  In the latter half of fiscal 1996, the Company also completed development of a low cost, industrial laser distance measurement sensor. Pursuant to a sales contract with Telemotive Industrial Controls, Inc., ("Telemotive"), a world leading manufacturer of radio controls for material handling cranes and industrial vehicles, the Company developed and manufactures laser sensors for use in collision avoidance and positioning systems which Telemotive markets under its brand name.

DAS100 Ship Docking Aid System

  During fiscal 1995, the Company completed development and continued market research activities for the "DAS100", a dock based measurement system that assists ship captains and pilots in docking maneuvers by measuring a ship's closing speed and distance and transmitting this data to the bridge of the ship. Initial marketing of the DAS100 during the second half of fiscal 1995 resulted in the Company's first order for this system, realized in fiscal 1996, to furnish laser sensors for ship docking systems to Martin Marietta Corporation, ("MMC"), a subsidiary of Lockheed Martin Corporation.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 THE OFFERING
Securities Offered.....................        (1)  1,552,000 shares of Common Stock for $6.00
                                                    per share.
                                               (2)  138,000 Underwriter's Units, each Unit
                                                    consisting of one share of Common Stock
                                                    and one Underwriter's Nonredeemable
                                                    Warrant, for $8.25 per Unit.
                                               (3)  138,000 shares of Common Stock underlying
                                                    the Underwriter's Nonredeemable Warrants,
                                                    for $9.90 per share.

Shares of Common Stock Outstanding:
  Before Offering (1)..................        4,999,433 shares
After Offering (2).....................        6,827,433 shares
AMEX Symbols
  Common Stock.........................        "LSR"
  Redeemable Warrants..................        "LSRW"
Use of Proceeds........................        Net proceeds from the Offering, to the extent
                                               realized, will be used for expansion of
                                               facilities, product development, expansion of
                                               marketing and sales activities, and for working
                                               capital and general corporate purposes. See
                                               "Use of Proceeds."
Risk Factors...........................        The Offering involves a high degree of risk as
                                               well as immediate and substantial dilution. See
                                               "Risk Factors" and "Dilution".

(1) Does not include (a) 356,250 shares of Common Stock issuable upon exercise of those warrants (the "PRC Warrants") held by Plaza Resources Company ("PRC") at a present exercise price per share of $3.00; (b) 138,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants or 138,000 shares of Common Stock issuable upon exercise of the Underwriter's Nonredeemable Warrants that are part of the Underwriter's Warrants; (C) 260,000 shares of Common Stock issuable upon exercise of Redeemable Warrants held by the Selling Stockholder and offered by a separate prospectus; (d) 530,000 shares of Common Stock reserved for issuance pursuant to the Company's Equity Incentive Plan or 120,000 shares of Common Stock reserved for issuance pursuant to the Company's Non-Employee Directors Plan; (e) 120,000 shares of Common Stock reserved for issuance upon exercise of other outstanding options granted by the Company to its employees; and (f) 88,768 treasury shares held by the Company. See "Management--Stock Incentive Program", "--Employee Options", "Principal Stockholders".
(2) Does not include those securities described in (a), (c), (d), (e), and (f) of Note (1) above.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         SUMMARY FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA:

                                                                     YEARS ENDED
                                                                    SEPTEMBER 30,
                                            --------------------------------------------------------------
                                               1996        1995        1994        1993         1992(A)
                                            ----------  ----------  ----------  -----------  -------------

Net sales.................................  $9,306,777  $8,225,776  $5,303,299  $4,813,227   $3,880,512
Cost of goods sold........................   4,241,389   3,864,473   2,527,322   2,021,884    1,761,829
Gross profit..............................   5,065,388   4,361,303   2,775,977   2,791,343    2,118,683
Royalty and licensing income..............     401,121          --          --          --           --
Total operating income....................   5,466,509   4,361,303   2,775,977   2,791,343    2,118,683
Operating expenses........................   4,058,908   3,431,694   2,766,426   1,794,332      933,220
Income from operations....................   1,407,601     929,609       9,551     997,011    1,185,463
Interest income (expense) net.............     235,771     157,523      86,555     (83,765)    (152,650)
Litigation settlement(b)..................          --          --          --          --    1,100,000
Income (loss) before taxes on income and
  extraordinary item......................   1,643,372   1,087,132      96,106     913,246      (67,187)
Taxes on income (benefit).................     580,000     383,000      37,000     (52,000)      79,000
Income (loss) before extraordinary item...   1,063,372     704,132      59,106     965,246     (146,187)
Extraordinary item(C).....................          --          --          --     567,000           --
Net income (loss).........................   1,063,372     704,132      59,106     398,246     (146,187)
Net income (loss) per common share:
  Before extraordinary item...............        0.20        0.14        0.01        0.20        (0.04)
  Extraordinary item......................          --          --          --       (0.12)          --
Net income (loss).........................        0.20        0.14        0.01        0.08        (0.04)
  Weighted average number of shares
   outstanding............................   5,209,981   4,989,600   5,008,381   4,794,749    3,709,312

(a) Effective with the period ended September 30, 1992, the Company elected to begin using a September 30 fiscal year end. Therefore, the period ended September 30, 1992 represents a nine month short period as compared to the twelve month fiscal years ended September 30, 1993, 1994, 1995 and 1996.
(b) The loss for the nine months ended September 30, 1992 includes the effect of a $1,100,000 charge for the settlement of litigation which reduces earnings by $.30 per share.
(c) As of September 30, 1993, the Company recorded a non-recurring extraordinary charge of $567,000 as a loss related to the early extinguishment of debt, net of applicable income tax benefit of $333,000 which reduced earnings by $.12 per share.

BALANCE SHEET DATA:
                                                          SEPTEMBER 30, 1996
                                                    ----------------------------
                                                      ACTUAL       PRO FORMA(1)
                                                    ----------    --------------
Working capital.................................    $ 7,698,674    $16,960,674
Total assets....................................     10,663,459     19,925,459
Total stockholders' equity......................      9,692,855     18,954,855

(1) Adjusted to give effect to the assumed sale of the 1,552,000 shares of Common Stock offered hereby by the Company and initial application of the estimated net proceeds therefrom, but does not include any proceeds from the sale of the Underwriter's Units or the shares of Common Stock issuable upon exercise of the Underwriter's Nonredeemable Warrants. See "Use of Proceeds".
--------------------------------------------------------------------------------

                                  THE COMPANY

  The Company was originally organized on September 19, 1950 under the laws of the State of Idaho as Delmar Mining and Milling Company. From its inception until 1985, the Company underwent several name changes until December 1985 when the Company began development of the technology underlying its laser products. On March 30, 1989, the Company changed its name to Laser Technology, Inc. The Company has three wholly-owned subsidiaries, Laser Communications, Inc., Laser Technology, U.S.V.I., and International Measurement and Control Company

  The Company's principal executive offices are located at 7070 South Tucson Way, Englewood, Colorado 80112, and its telephone number is (303) 649-1000.

                                 RISK FACTORS


  An investment in the Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business.

  Forward-Looking Statements. This Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as the words or phrases "believes," "to be," "will depend,"
"will become" and "plans to" or similar expressions. The Company wishes to advise readers that the forward looking statements in this prospectus are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements, including, but not limited to, the following:

  Uncertain Market Acceptance.   Laser measurement instruments which are used by
law enforcement officials for monitoring vehicle speed, by the survey and mapping industry including the mining, environmental and telecommunications industries, and by the shipping industry to aid in ship docking, are relatively new products which compete with more established products including radar speed measurement devices and other manual measuring devices. Further, although the Company has sold Laser DigiCam photo-laser systems to foreign customers, there can be no assurance that the Laser DigiCam will be successfully marketed or that it will become widely accepted as an alternative to other speed measurement devices in the law enforcement community.

  Risks Associated with Foreign Sales. Approximately 49% and 44% of the Company's sales for the fiscal years ended September 30, 1996 and 1995, respectively, were derived primarily from sales to distributors in foreign countries. In order to reduce the impact of currency fluctuations, all of the Company's foreign sales are made in United States dollars. The Company may experience difficulties in collecting accounts receivable and in obtaining or enforcing judgments with respect to receivables outside the United States. However, the Company does use letters of credit and wire transfers in many of its credit arrangements with its foreign distributors to reduce the risk of uncollected accounts receivable. A strengthening in the dollar relative to the currencies in those countries the Company does business in might require the Company to increase the prices of its products as stated in those currencies, adversely affecting the Company's sales in those countries. To the extent the Company does not raise its prices to reflect a change in exchange rates, the profitability of the Company's business in those markets would be adversely affected. In the past, there have been significant fluctuations in the exchange rates between the dollar and the currencies in those countries the Company does business in. Further, foreign countries may impose limitations in the amount of currency that may be withdrawn from such countries. Such limitations, if imposed, could adversely affect the Company's liquidity and business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Technological Change and Competition.   The laser technology industry is
characterized by rapid and significant technological change. Many companies are engaged in research and development with respect to laser technology. There can be no assurance that the Company's competitors will not develop new technologies and products that are more effective and efficient than the Company's products or that the Company's technology and products will not be rendered obsolete by such developments. The Company is aware of at least three other companies that are marketing a laser speed measurement device which competes with the Marksman. Kustom Signal, Inc. is marketing a laser speed measurement device pursuant to a license from the developer, Laser Atlanta, Inc. An Austrian company, Riegl, and a German company, Jenoptic, also market laser speed measurement devices. Laser Atlanta, Inc. is also marketing a laser measurement device designed specifically for surveying applications. Management believes that it may compete in international markets with instruments developed and marketed by Riegl,, an Austrian company, and Leica, a Swiss company. In addition, management expects that the Laser DigiCam photo laser system competes in similar markets as photo-radar systems. Management is also aware of a proto-type camera system similar in functionality to the Laser DigiCam being developed by Kustom Signals, Inc. Further, the Company is aware of several companies that provide ship docking aid systems, including Marimatech A.S., Koden Electronics Company and Autronica A.S., that compete with the DAS100. Management also believes that its Industrial Laser Distance Measurement Sensors will compete with traditional measuring devices including radar and RF based systems, and in certain international markets, primarily Europe, with laser distance measurements instruments developed and marketed by Riegl. There can be no assurance that other companies with greater financial and technological resources will not develop measurement devices with better capabilities than those of the Company's. See "Business--Technological Change and Competition".

  PRC's Right to Purchase Marksman at Cost.   Under a previously existing loan
agreement, the Company granted to PRC a right expiring on October 24, 2001 to purchase in any consecutive twelve month period up to the lesser of 25% or 100 units of the finished product of the Marksman product line at cost for donation by PRC to law enforcement agencies selected by PRC. PRC's right to purchase Marksmans at cost, if exercised to any substantial degree, may adversely impact the Company's profitability. Additionally, PRC's donation of such units to law enforcement agencies may be competitive with the Company's sales efforts to such agencies. PRC did not purchase any units under this agreement during the past fiscal year. See "Business--Agreement with Plaza Resources Company."

  Dependence on Key Personnel.   The Company's future success is dependent on
certain key management and engineering personnel. The loss of key personnel or the inability to attract and retain highly qualified personnel could adversely affect the Company's business. The Company faces competition for such personnel from other companies and organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The Company has obtained keyman insurance on the life of Jeremy Dunne, Vice President and Chief Engineer of the Company, of which the Company is the sole beneficiary, in the amount of $2,000,000. The Company has entered into employment agreements with each of David Williams, President of the Company and Mr. Dunne which include non-competition and secrecy provisions. Certain other key personnel of the Company have entered into non-competition and secrecy agreements with the Company. See "Management--Employment Agreements".

  Uncertainty of Protection Afforded by Patents and Proprietary Rights.   As of
September 30, 1996, the Company has filed sixteen patent applications related to
its various product lines in order to protect its current technology.   To date,
seven of these patents have been issued. One patent relates to the Criterion 400 and provides coverage of the Criterion in forestry applications that include height and diameter measurement of trees. Two patents have been issued on the Marksman laser speed detection system. A fourth patent relates to a mechanical interface between the Criterion and an electronic theodolite enabling the instruments to remain vertically aligned while the instruments are adjusted. During fiscal 1996, a fifth patent was issued relating to the Company's Survey and Mapping product line which incorporates the proprietary "Walkabout" software that enables field data collection in the G.I.S. mapping process. The Company was also granted a patent on its technology providing the capability of transmitting data using pulses of light generated from the Company's laser range-finders. A seventh patent has been issued to the Company to protect its
proprietary technology related to the LyteSpeed developed for Bushnell   There
can be no assurance that any remaining patent applications relating to the Company's products or technology will result in patents being granted or that, if granted, such patents will afford protection against competitors with similar technology. Also there can be no assurance that the Company will have the financial resources necessary to enforce any patent rights it may hold.
Although the Company is not aware of any infringement claim against it, in the event that a future claim against the Company is successful, it may be necessary for the Company to obtain licenses to such patents or to other patents or proprietary technology. There can be no assurance that the Company will be able to obtain any such licenses on commercially reasonable terms. Any disclosure of such technology or development of substantially equivalent technology could result in increased competition that might materially and adversely affect the Company's revenues and cost of sales.

  The Company attempts and will attempt to protect its proprietary technology by relying on trade secret laws and non-disclosure and confidentiality agreements with its employees who have access to its proprietary technology. Despite these protections, no assurance can be given that others will not independently develop or obtain access to such technology or that the Company's competitive position will not be adversely affected thereby. See "Business--Patents and Trade Secrets".

  Product Liability.   The Company may be exposed to potential product liability
claims by users of the Company's products. To date, there have been no such claims against the Company. The Company currently maintains product liability insurance limited to $1,000,000 coverage per occurrence and $2,000,000 in the aggregate with a $5,000,000 umbrella. Although the Company believes such coverage is adequate, there can be no assurance that such insurance is in an amount sufficient to cover all possible liabilities, that the present level of coverage will be available in the future at a reasonable cost, or that a product liability claim would not materially adversely affect the business or financial condition of the Company.

  Government Regulation.   The Company's laser products emit a laser light beam
and as such are regulated by the FDA and subject to approval by foreign governments. FDA regulations impose eye safety requirements on the Company's products and governments of some foreign countries have similar regulations. Although management believes that the Company is in compliance with all applicable regulations, to the extent that these regulations change, there can be no assurance that the Company can remain in compliance at a reasonable cost. Failure to comply with such regulations may have a material adverse effect on the Company. Due to FDA involvement in international standardization efforts for laser products with the International Electrotechnical Commission ("IEC"), Management is aware of certain changes under consideration by the FDA that may affect current FDA regulated emission limits of Class 1 pulsed lasers. Management does not believe that such proposed changes will impact the Company's sales or results of operations. However, there is no assurance of this.
Further, although the Marksman has been accepted for use by numerous state, local and foreign governments, there can be no assurance that it will continue to be accepted in the future, or that a government or court system will not disallow the use of laser instruments as an accurate measurement of speed. See "Business--Government Regulation."

  National Standard for Laser Speed Measurement Devices.   The Company believes
that many law enforcement agencies throughout the United States are hesitant to purchase speed enforcement products which are not listed on the International Association of Chiefs of Police ("IACP") Approved Products List. This list consists of those speed enforcement products which have passed a national standard established by the National Highway Traffic Safety Administration ("NHTSA"). In 1995, the National Institute of Standards and Technology ("NIST") in conjunction with the NHTSA, completed a national standard for performance specifications for laser speed measurement devices, such as the Marksman, and established a laboratory at the University of California-Davis for testing of laser speed measurement devices. The Company submitted a Marksman unit for testing in October 1995 and, in April 1996, the Marksman was certified by the IACP and subsequently placed on the IACP Approved Products List. Management believes that because the Marksman has been placed on the IACP Approved Products List, federal funds from the United States Department of Transportation may become more accessible for law enforcement agencies to purchase the Marksman. However, there can be no assurance that federal funds will be available to law enforcement agencies to purchase the Marksman.

  Dependence on Significant Customers. For the fiscal year ended September 30, 1996, 24% of the Company's sales were to state and local municipalities. Sales to the Company's domestic Survey and Mapping dealer network comprised 12% of sales. Additionally, the Company's foreign distributors accounted for 47% of sales, of which the Company's European and Asian distributors comprised 36% collectively. One customer, Visi Trading (m) SDN BHD, accounted for 12% of sales. A substantial reduction in orders from its principal customers and the inability to attract orders from new customers could have a material adverse effect on the Company's operations and financial condition. See "Business-- Marketing, Distribution and Customers."

  Control of the Company.   Immediately following completion of this Offering
and assuming all Redeemable Warrants, Underwriter's Warrants and Underwriter's Nonredeemable Warrants are exercised and shares of Common Stock are issued, the Company's executive officers, directors and other principal stockholders will beneficially own approximately 21.8% of the Company's outstanding Common Stock. These stockholders may be able to effectively control the outcome of all issues submitted to a vote of stockholders, including the election of the Company's directors. See "Principal Stockholders" and "Description of Securities."

  Dilution.   Purchasers in this Offering will incur immediate and substantial dilution in that the net tangible book value of each outstanding share of Common Stock immediately after the Offering will be significantly less than the public offering price of the Common Stock. See "Dilution."

  No Dividends.   The Company has not paid any cash or other dividends or made distributions on its Common Stock and the Company does not anticipate paying cash dividends or making distributions in the foreseeable future. See "Dividend Policy."

  Shares Eligible for Future Sale.   Sale of the Common Stock in the public
market by existing stockholders after this Offering could materially adversely affect the market price of the Company's securities. Upon completion of this Offering, in addition to the Common Stock sold in this Offering, approximately 3,720,281 shares of the Common Stock currently outstanding will be tradeable without restriction commencing the date at this Prospectus. An additional 1,279,152 shares of Common Stock are presently eligible to be sold subject to the volume and other restrictions under Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Act"). Actual sales or the prospect of sales by the present stockholders of the Company, or by future holders of restricted securities under Rule 144 or otherwise, may, in the future, have a depressive effect upon the price of the Common Stock. See "Principal Stockholders," "Shares Eligible for Future Sale" and "Underwriting."

  Holders of the Redeemable Warrants including those held by the Selling Stockholders, but excluding 138,000 Nonredeemable Warrants issuable to the Underwriter, will be entitled to purchase an aggregate of 1,812,000 additional shares of Common Stock upon exercise of the Redeemable Warrants until January 11, 1998, provided that the Company satisfies certain securities registration requirements with respect to the securities underlying the Redeemable Warrants. Any and all shares of Common Stock purchased upon exercise of the Redeemable Warrants will be freely tradeable, provided such registration requirements are met.

  Quarterly Fluctuations in Net Sales.   The Company experiences quarterly
fluctuations in its net sales due to, among other factors, the placement of typically large orders for the Company's Traffic Safety products, primarily the Marksman laser speed detection system and the Laser DigiCam, by virtue of law enforcement budgetary practices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Management's Discretion Over Use of Proceeds.   Management intends to apply
the majority of net proceeds from this Offering to working capital and other general corporate purposes. Management will be permitted to use the net proceeds for other purposes as deemed prudent and necessary by the Board of Directors. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. See "Use of Proceeds."

                                   DILUTION

  The net tangible book value of the Company as of September 30, 1996 was $9,434,682 or $1.88 per share of Common Stock. "Net tangible book value" per share of Common Stock represents the tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding prior to this Offering. After giving effect to the exercise of the Redeemable Warrants, and without taking into account the exercise of the Underwriter's Warrants or the Underwriter's Nonredeemable Warrants or any other change in the net tangible book value of the Company subsequent to September 30, 1996 and assuming no solicitation fee is paid, the pro forma net tangible book value of the Company at September 30, 1996 would have been $18,696,682 or $2.85 per share. This represents an immediate increase in the net tangible book value of $.97 per share to existing stockholders and an immediate dilution of net tangible book value of $3.15 to those new investors exercising the Redeemable Warrants ("New Investors"). The following table illustrates this dilution on a per Unit basis:

                                                            SHARES UNDERLYING
                                                               REDEEMABLE
                                                                WARRANTS
                                                            -----------------
Public Offering Price.................................           $6.00
Net tangible book value per share before exercise of
 Redeemable Warrants..................................           $1.88
Increase attributable to New Investors................             .97
                                                                 -----
Pro Forma net tangible book value per share after
 exercise of:
 Redeemable Warrants..................................            2.85
                                                                 -----
Dilution to New Investors.............................           $3.15  (53%)
                                                                 =====   ---

  The following table sets forth as of September 30, 1996 the number of shares of Common Stock purchased for cash from the Company by all persons during the past five years, the total consideration paid and the average price per share paid by these existing stockholders and by New Investors in this Offering and before deduction of underwriting discounts and offering expenses.

                                                      SHARES PURCHASED            TOTAL CONSIDERATION
                                                    --------------------  --------------------------------
                                                                                                  AVERAGE
                                                                                                   PRICE
                                                     NUMBER   PERCENT(1)    AMOUNT     PERCENT   PER SHARE
                                                    --------  ----------  -----------  -------   ---------
Existing stockholders acquiring shares for
 cash within past five years................        1,711,833     25%      $8,099,791     47%      $4.73
New Investors...............................        1,552,000     23%       9,312,000     53%       6.00

______________
(1)  Percent of total shares outstanding following the Offering.

                                USE OF PROCEEDS

  To the extent all of the Redeemable Warrants are exercised, the Company will receive aggregate net proceeds of approximately $9,262,000. Net proceeds assume expenses associated with this Offering of $50,000 and further assume that no solicitation fee is paid.

  Management anticipates that all net proceeds will be added to the Company's working capital although, depending upon the total amount of proceeds realized, management may use a portion of the funds for expansion of manufacturing facilities, product development, and expansion of marketing and sales activities. If the maximum amount is realized, it is anticipated that the estimated net proceeds will be used substantially as follows:

                                                                                             PERCENTAGE OF
                                                                                  AMOUNT      NET PROCEEDS
                                                                               -------------  -------------
Expansion of manufacturing facilities, including expanded testing
  facilities and increased rents  (See "Business--Facilities")...............     $  500,000        5 %
Product development, including capital equipment and additional engineering
  personnel  (See "Business--Employees").....................................      2,000,000       22 %
Expansion of marketing and sales activities, including advertising, additional sales staff and implementing telemarketing program
  (See "Business--Marketing, Distribution and Customers")....................      4,000,000       43 %
Working capital, including inventory financing and other general
  corporate purposes.........................................................      2,762,000       30 %
                                                                                  ----------      ----
           Total.............................................................     $9,262,000      100 %
                                                                                  ==========      ====

                              MARKET INFORMATION

  LTI Common Stock ("LSR") and Redeemable Warrants ("LSRW") are traded on the AMEX. The following table sets forth the range of high and low bid prices of the Common Stock for each quarterly period since the first quarter of 1994 as reported by the AMEX. All prices set forth below are based on a calendar year.

                                             HIGH    LOW
                                            ------  ------
     1994
       First Quarter.....................   $6.75   $4.88
       Second Quarter....................    4.38    4.13
       Third Quarter.....................    4.50    3.88
       Fourth Quarter....................    3.19    3.00
     1995
       First Quarter.....................   $5.12   $2.56
       Second Quarter....................    6.44    4.18
       Third Quarter.....................    6.25    4.75
       Fourth Quarter....................    5.75    3.25
     1996
       First Quarter.....................   $7.62   $3.87
       Second Quarter....................    8.44    5.50
       Third Quarter.....................    6.69    4.12
       Fourth Quarter....................    4.56    3.50
     1997
       First Quarter(1)..................   $5.12   $4.37

(1)  Through January 15, 1997.

  As of September 30, 1996, there were approximately 641 holders of record of the Common Stock, which figure does not take into account those shareholders whose certificates may be held in the name of broker-dealers and/or nominees. On January 15, 1997, the closing price of the Common Stock as quoted on the AMEX was $4.37.

                                DIVIDEND POLICY

  The Company has not declared or paid cash dividends or made distributions in the past, and the Company does not anticipate that it will pay cash dividends or make distributions in the foreseeable future. The Company currently intends to retain earnings to finance its operations.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1996, and the pro forma capitalization giving effect to the exercise of the Redeemable Warrants and without taking into account the exercise of the Underwriter's Warrants or the Underwriter's Nonredeemable Warrants and the receipt of the estimated proceeds therefrom, less estimated offering expenses payable by the Company. See "Use of Proceeds."

                                                                                       SEPTEMBER 30, 1996
                                                                                   --------------------------
                                                                                      ACTUAL       PRO FORMA
                                                                                   -----------    -----------
Long-term debt (excluding current maturities)...........................           $    --        $    --
                                                                                   -----------  -------------
Stockholders' equity:
  Common Stock, $.01 par value, 25,000,000 shares
   authorized and 5,088,201 shares issued(1), and 6,640,201 issued pro
   forma................................................................              50,882           66,402
  Additional paid-in capital............................................           9,623,980       18,870,460
  Less treasury stock, at cost (88,768 shares)..........................             (17,535)         (17,535)
  Retained earnings.....................................................              35,528           35,528
                                                                                  ----------      -----------
  Total stockholders' equity............................................           9,692,855       18,954,855
                                                                                  ----------      -----------
  Total capitalization..................................................          $9,692,855      $18,954,855
                                                                                  ==========      ===========

(1) Includes 88,768 treasury shares held by the Company, but does not include
    (a) 356,250 shares of Common Stock issuable upon exercise of the PRC Warrants at a present exercise price per share of $3.00, (b) 138,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants and 138,000 shares of Common Stock issuable upon exercise of the Underwriter's Nonredeemable Warrants, (c) 530,000 shares of Common Stock reserved for issuance pursuant to the Company's Equity Incentive Plan or 120,000 shares of Common Stock reserved for issuance pursuant to the Company's Non-Employee Directors Plan, (d) 120,000 shares of Common Stock reserved for issuance upon exercise of other outstanding options granted by the Company to its employees, and (e) 160,000 shares of Common Stock reserved for issuance upon exercise of the Redeemable Warrants included in the Laser Partners Units. See Business, "Agreement with Plaza Resources Company," "Management--Stock Incentive Program," "--Employee Options."

                            SELECTED FINANCIAL DATA

  The selected consolidated financial data set forth below have been derived from the Company's consolidated financial statements which have been audited by BDO Seidman, LLP, independent certified public accountants. This selected consolidated financial data set forth below should be read in conjunction with the Company's consolidated financial statements and notes thereto, with Management's Discussion and Analysis of Financial Condition, and with the other financial information of the Company included elsewhere in this Prospectus.

STATEMENT OF OPERATIONS
                                                                 YEARS ENDED
                                         ------------------------------------------------------------
                                            1996        1995        1994        1993       1992 (A)
                                         ----------  ----------  ----------  -----------  -----------

 Net sales.............................  $9,306,777  $8,225,776  $5,303,299  $4,813,227   $3,880,512
 Cost of goods sold....................   4,241,389   3,864,473   2,527,322   2,021,884    1,761,829
 Gross profit..........................   5,065,388   4,361,303   2,775,977   2,791,343    2,118,683
 Royalty and licensing income..........     401,121          --          --          --           --
 Total operating income................   5,466,509   4,361,303   2,775,977   2,791,343    2,118,683
 Operating expenses....................   4,058,908   3,431,694   2,766,426   1,794,332      933,220
 Income from operations................   1,407,601     929,609       9,551     997,011    1,185,463
 Interest income (expense) net.........     235,771     157,523      86,555     (83,765)    (152,650)
 Litigation settlement (b).............          --          --          --          --    1,100,000
 Income (loss) before taxes on income
  and extraordinary item...............   1,643,372   1,087,132      96,106     913,246      (67,187)
 Taxes on income (benefit).............     580,000     383,000      37,000     (52,000)      79,000
 Income (loss) before extraordinary....   1,063,372     704,132      59,106     965,246     (146,187)
 Extraordinary item (c)................          --          --          --     567,000           --
 Net income (loss).....................   1,063,372     704,132      59,106     398,246     (146,187)
 Net income (loss) per common share:
    Before extraordinary item..........         .20         .14         .01         .20         (.04)
    Extraordinary item.................          --          --          --        (.12)          --
    Net income (loss)..................         .20         .14         .01         .08         (.04)
    Weighted average number of
     shares outstanding................   5,209,981   4,989,600   5,008,381   4,794,749    3,709,312

--------------

(a) Effective with the period ended September 30, 1992, the Company elected to begin using a September 30 fiscal year end. Therefore, the period ended September 30, 1992 represents a nine month short period as compared to the twelve month fiscal years ended September 30, 1993, 1994, 1995 and 1996.
(b) The loss for the nine months ended September 30, 1992 includes the effect of a $1,100,000 charge for the settlement of litigation which reduced earnings by $.30 per share.
(c) During fiscal 1993, the Company recorded a non-recurring charge of $567,000 as a loss related to the early extinguishment of debt, net of applicable income tax benefit of $333,000 which reduced earnings by $.12 per share.

BALANCE SHEET DATA
                                                 1996           1996          1995         1994         1993          1992
                                              -----------  --------------  -----------  -----------  -----------  ------------
                                                ACTUAL      PRO FORMA(1)
  Working capital...........................  $ 7,698,674  $16,960,674      $7,834,363   $7,247,133   $7,309,987    $  604,954
  Total assets..............................   10,663,459   19,925,459       8,998,295    8,366,463    8,011,845     3,289,372
  Short-term debt, including current
    maturities of long-term debt............           --           --              --       59,517       34,481       186,425
  Long-term debt less current
    maturities..............................           --           --              --      150,075       27,379       840,545
  Total stockholders' equity................    9,692,855   18,954,855       8,589,692    7,885,560    7,761,495       479,128

(1) Adjusted to give effect to the assumed sale of the 1,552,000 shares of Common Stock offered hereby by the Company and initial application of estimated net proceeds therefrom, but does not include any proceeds from the sale of the Underwriter's Units or the shares of Common Stock issuable upon exercise of the Underwriter's Nonredeemable Warrants. See "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RECENT ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets," and SFAS No. 123, "Accounting for Stock Based Compensation." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reported at the lower of the carrying amount or their estimated recoverable amount and the adoption of this statement by the Company is not expected to have an impact on the Company's financial statements. SFAS No. 123 encourages the accounting for stock-based employee compensation programs to be reported within the financial statements on a fair value based method. If the fair value based method is not adopted, then the statement requires pro-forma disclosure of net income and earnings per share as if the fair value based method had been adopted. The Company has not yet determined how SFAS No. 123 will be adopted nor its impact on the Company's financial statements. Both statements are effective for years beginning after December 15, 1995.

RESULTS OF OPERATIONS

  The following table sets forth, for the three most recent fiscal years, the percentage relationship to net sales of principal items in the Company's Statement of Operations. It should be noted that percentages discussed throughout this analysis are stated on an approximate basis.

                                                         YEARS ENDED SEPTEMBER 30,
                                                       -----------------------------
                                                          1996      1995      1994
                                                       ---------- --------  --------
Net sales............................................      100 %     100 %     100 %
Cost of goods sold...................................       46        47        48
                                                          ----      ----      ----
Gross profit.........................................       54        53        52
Royalty and licensing income.........................        4        --        --
                                                          ----      ----      ----
Total operating income...............................       58        53        52
Operating expenses...................................       44        42        52
                                                          ----      ----      ----
Income from operations...............................       14        11        --
Interest income, net.................................        3         2         2
Taxes on income......................................        6         4         1
                                                          ----      ----      ----
Net income...........................................       11 %       9%        1 %
                                                          ====      ====      ====

  The following table provides a breakdown of the net sales and respective percentages of net sales of the Company's various product lines. Revenues realized from sales of the Company's less significant revenue producing product lines are classified as "Other" for presentation purposes.

                                                             YEARS ENDED SEPTEMBER 30,
                                                       --------------------------------------
                                                           1996         1995         1994
                                                       ------------  -----------  -----------
TRAFFIC SAFETY......................................    $5,259,346   $5,087,676   $3,341,078
Percentage of revenues..............................        57%          62%          63%

SURVEY AND MAPPING..................................     3,175,031    2,991,549    1,697,056
Percentage of revenues..............................        34           36           32

DAS100 SHIP DOCKING AID SYSTEM......................       763,930       --           --
Percentage of revenues..............................         8           --           --

OTHER...............................................       108,470      146,551      265,165
Percentage of revenues..............................         1            2            5

Total Revenues......................................    $9,306,777   $8,225,776   $5,303,299
                                                        ==========   ==========   ==========

  Fiscal Year Ended September 30, 1996 Compared to Fiscal Year Ended September 30, 1995

  Net sales for the fiscal year ended September 30, 1996 ("1996") rose approximately 13% to $9,306,777 from $8,225,776 for the fiscal year ended September 30, 1995 ("1995"). Initial sales of the Company's DAS100 Ship
Docking Aid System and increased volume sales of the Company's Traffic Safety and Survey and Mapping products comprised the majority of the increase in sales in 1996 as compared to 1995.

  As a result of initial revenues realized from sales of the Company's DAS100 Ship Docking Aid Systems in fiscal 1996, sales of the Company's Traffic Safety products, as a percentage of net sales, were 57% in 1996 as compared to 62% in 1995, and sales of the Company's Survey and Mapping products, as a percentage of net sales, were 34% in 1996 compared to 36% in 1995. Management anticipates that sales of its DAS100 will greatly fluctuate between financial periods due to the specialized nature of the system.

  Sales of the Company's Survey and Mapping products increased 6% in 1996 as compared to 1995, primarily due to the introduction of the Company's Impulse Series of Survey Lasers during the fourth quarter of fiscal 1996.

  Net sales of the Company's Traffic Safety products increased 3% in 1996 compared to 1995. Increased volume sales of the Company's Laser DigiCam photo laser system internationally offset a decrease in hand-held Marksman sales. Domestic hand-held Marksman sales declined slightly during the third quarter of 1996 due to what Management believes is the effect of government purchasing deferrals related to prolonged delays in the International Association of Chiefs of Police ("IACP") standardization tests of laser-based technology for use in speed enforcement.

  In April 1996, the Company's hand-held Marksman laser speed detection system was certified by the IACP to meet the federal standard for laser speed detection devices. Upon receiving IACP certification, the Marksman was subsequently placed on the IACP approved products list. This list is comprised of speed enforcement products which have passed the national standard. Management anticipates that placement on the IACP Approved Products List will allow federal funds from the United States Department of Transportation to become more accessible for law enforcement agencies to purchase the Marksman. Because the approval occurred so late in the year, Management believes that law enforcement agencies are deferring purchases of the Company's Marksman hand-held laser speed detection system until their next budget cycle in order to purchase them with the aid of federal funding, although there is no assurance of this.

  International sales comprised 49% in 1996 compared to 44% in 1995 due to increased foreign sales of the Company's Laser DigiCam photo laser system and Criterion and Impulse survey lasers. Historically, the Company experiences quarterly fluctuations in it's foreign sales due to the placement of typically large orders for the Company's Marksman and Laser DigiCam Traffic Safety products. Management anticipates that foreign sales of its Traffic Safety and Survey and Mapping product lines will continue to comprise a significant portion of its revenues. The Company currently requires that all international sales be paid for with U.S. dollars.

  Cost of goods sold increased 10% to $4,241,389 in 1996 from $3,864,473 in 1995 due to increased sales levels. As a percentage of net sales, cost of goods sold decreased slightly to 46% in 1996 from 47% in 1995, thus improving the Company's gross profit margin, as a percentage of net sales, to 54% in 1996 compared to 53% in 1995. The increase in gross profit margins in 1996 resulted primarily from higher gross margins on initial sales of the DAS100. Management recognizes that competitive pressure may affect the Company's gross profit margins. However, such impact from reduced selling prices is expected to be offset by reduced manufacturing costs through second generation instrumentation and a better application of fixed costs as the Company's sales volumes increase. The Company anticipates that gross profit margins from international markets will remain consistent with those realized domestically in most international markets for the Company's current product lines. However, management believes that gross profit margins on high volume international sales of its Marksman laser speed detection systems may be less than those realized domestically due to reduced selling prices on high volume orders. The Company currently minimizes the effect of currency fluctuations by requiring payment in U.S. funds.

  During fiscal 1996, the Company began receiving royalty income related to its agreement with Bushnell Corporation ("Bushnell") from sales of the Lytespeed laser range finder developed by the Company in cooperation with Bushnell in 1994. Pursuant to this agreement, the Company receives running royalties on designated net sales of the Lytespeed product developed under the agreement and received development fees for the initial technology development as well as supplemental fees related to production engineering of the Lytespeed. The Company began realizing royalty income pursuant to this agreement during the first quarter of fiscal 1996. As of September 30, 1996, the Company has received royalty income from Bushnell of approximately $341,000. Management believes that Royalties received pursuant to this agreement will continue to have a positive impact on the Company's results of operations, although there is no assurance of this. See "Royalty and Licensing Income."

  In September 1996, the Company licensed a patent to a competitor, Kustom Signals, Inc., ("Kustom") and Kustom's supplier of its laser speed measurement devices, LaserCraft, Inc., ("LaserCraft"). Pursuant to the Licensing
Agreement, the Company receives licensing fees on designated sales on a per unit basis, for each device sold by Kustom and LaserCraft, excluding units sold by LaserCraft to Kustom for subsequent resale. As of September 30, 1996, the Company has received advanced licensing fees for an undisclosed number of units pursuant to this agreement in the amount of $60,000. See "Royalty and Licensing Income, and Business--Patent Licensing Agreements."

  Operating expenses increased 18% to $4,058,908 in 1996 from $3,431,694 in 1995. As a percentage of net sales, 1996 operating expenses rose slightly to 44% compared to 42% in 1995. Increased compensation expense due to increased personnel requirements, primarily within the Company's marketing and research and development areas, and higher marketing expenses related to increased sales activities, including higher advertising and travel expenses, comprised the majority of the increase in total operating expenses in 1996 as compared to 1995. The Company anticipates that operating expenses will continue to increase to support the Company's continued growth.

  As a result of increased sales and the addition of royalty and licensing income, the Company achieved a 51% increase in income from operations to $1,407,601 in 1996 compared to operating income of $929,609 for the same period a year ago. Combined with income earned on investments of $235,771 and $157,523 in 1996 and 1995, respectively, the Company realized pretax income of $1,643,372 in 1996 compared to pretax income of $1,087,132 in 1995. After taxes on income, the Company realized net income of $1,063,372, or $.20 per share, in 1996, compared to $704,132, or $.14 per share, in 1995.

  Fiscal Year Ended September 30, 1995 Compared To Fiscal Year Ended September 30, 1994

  Net sales for the fiscal year ended September 30, 1995 ("1995") rose approximately 55% to $8,225,776 from $5,303,299 for the fiscal year ended September 30, 1994 ("1994") due to a continued overall increase in sales volumes of the Company's Traffic Safety and Survey and Mapping product lines both domestically and internationally. Total Survey and Mapping sales rose 76% in 1995 as compared to 1994, as a result of the Company's expansion of its domestic dealer network and international distribution channels. Total Traffic Safety revenues increased 52% in 1995 over 1994 due to increased sales volumes both domestically and internationally, including initial sales of the Company's Laser DigiCam photo laser system. Due to increased sales growth in all of the Company's product lines, as a percentage of net sales Survey and Mapping sales rose to 36% in 1995 as compared to 32% in 1994. The Company's Traffic Safety sales, as a percentage of net sales, remained relatively consistent in both fiscal years comprising approximately 62% of the Company's overall revenues.

  As a result of increased sales levels, cost of goods sold increased 53% to $3,864,473 in 1995 from $2,527,322 in 1994. Cost of goods sold as a percentage of net sales decreased slightly from 48% in 1994 to 47% in 1995, so the Company's gross profit margin was 52% in 1994 and 53% in 1995.

  Operating expenses increased approximately 24% to $3,431,694 in 1995 from $2,766,426 in 1994 primarily due to increased compensation expense related to increased personnel and increased advertising and travel expense related to increased sales levels. However, as a percentage of net sales, the Company's overall operating expenses fell approximately 10% to 42% in 1995 from 52% in 1994 due to a better absorption of the Company's fixed costs over a larger revenue base and the slowing of the Company's marketing expenditures centered around building the Company's marketing infrastructure in 1995 as compared to 1994.

  Income from operations was $929,609 in 1995 compared to income from operations of $9,551 in 1994, the result of increased sales and a better application of fixed costs over a larger revenue base. Combined with income earned on investments net of interest expense of $157,523 in 1995 compared to $86,555 in 1994, the Company had pretax income of $1,087,132 in 1995 compared to 1994 pretax income of $96,106. After taxes on income of $383,000 and $37,000 for

1995 and 1994, respectively, net income rose to $704,132, or $.14 per share, in 1995 from $59,106, or $.01 per share, for the comparable 1994 period.

ROYALTY AND LICENSING INCOME

  In 1994, the Company entered into an agreement with Bushnell Corporation ("Bushnell"), formerly the Sports Optics Division of Bausch and Lomb, whereby the Company agreed to develop and grant to Bushnell worldwide, exclusive licensing rights for the manufacture and marketing of a consumer range finder developed by the Company in cooperation with Bushnell for sporting applications. The Company retains all ownership of copyrights, patents and trade secrets of the technology and the right to pursue markets outside of the sports optics area. Pursuant to the Company's agreement with Bushnell, the Company receives a running royalty on designated net sales of each product developed under this agreement and has received development fees for the initial technology development as well as supplemental fees related to production engineering of this product. The Company retains the right to terminate the agreement if the royalties received by the Company do not equal or exceed certain effective royalty obligations as defined by the agreement. As of September 30, 1996, the Company received $341,000 in royalties related to this agreement.

  In September 1996, the Company agreed to license to Kustom Signal, Inc., ("Kustom"), and LaserCraft, Inc., ("LaserCraft") a patent relating to the Company's Marksman hand-held laser speed detection system (the "Patent"). In fiscal 1996, the Company gave notice to Kustom that it was potentially infringing the Patent by making and selling laser-based speed measurement devices manufactured for them by LaserCraft. While Kustom and LaserCraft have not acknowledged infringement of the Patent, they entered into the License Agreement, whereby the Company granted Kustom and LaserCraft the nonexclusive rights to manufacture and sell laser-based speed measurement devices incorporating features covered by claims of the Patent. In consideration for the License Agreement, the Company received a prepayment of licensing fees for a predetermined number of licensed devices sold by Kustom, and will receive license fees for subsequent licensed devices sold by Kustom. Additionally, the Company will receive running license fees for each licensed device sold by LaserCraft, except for those devices that are manufactured for Kustom for resale.

FOREIGN SALES

  Foreign sales of the Company's products equaled 44% for both fiscal years ended September 30, 1994 and 1995. For the year ended September 30, 1996, the Company's foreign sales comprised 49% primarily due to increased sales of the Company's Laser DigiCam system, part of the Company's Traffic Safety product line. Management believes that foreign sales of the Company's products will continue to comprise a significant portion of its revenues. The Company requires that all international sales be paid for with U.S. dollars. In the event of an increase in the value of the U.S. dollar relative to other currencies, the Company's products could become less competitive in those markets.

RESEARCH AND DEVELOPMENT COSTS

  Research and development costs related to the continual development of the Company's laser measurement instruments are expensed as incurred and included in operating expenses. Research and development costs totaled approximately $514,000, $363,000 and $273,000 for the years ended September 30, 1996, 1995 and
1994, respectively. Year to year increases in research and development expenditures are primarily attributable to increased personnel costs related to increased personnel requirements. Management anticipates continued increases in research and development costs as the Company seeks to develop new products and enhance existing ones.

INCOME TAXES AND NET OPERATING LOSSES

  At September 30, 1994, a deferred tax asset totaling $303,000 was recorded, relating primarily to net operating loss carryforwards. During the fiscal year ended September 30, 1995, the Company generated taxable income of $1,087,132 which has fully utilized the Company's net operating loss carryforwards. Under the provisions of SFAS No. 109, the Company's policy is to provide deferred income taxes related to items that result in differences between the financial reporting and tax basis of assets and liabilities. As a result, at September 30, 1996, the Company has recorded a deferred tax asset totaling $52,000. Based upon the Company's recent history of taxable income and its projections for future earnings, Management believes that it is more likely than not that sufficient taxable income will be generated in the foreseeable future to realize the deferred tax asset. See note 4 to the Company's consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's working capital needs have been satisfied primarily through the Company's public offering consummated in January 1993 (which provided $6,313,881 in net proceeds to the Company, after deduction of underwriting discounts and related offering expenses) and cash flow from operations. The Company's working capital at September 30, 1996 was $7,698,674 as compared to working capital of $7,834,363 at September 30, 1995. As of September 30, 1996, the Company had invested in certain non-current investments which reduced the Company's working capital in 1996 as compared to 1995. The Company's present working capital is expected to adequately meet the Company's needs for at least the next twelve months.

  For the year ended September 30, 1996, cash provided by operating activities was $201,674. Net income of $1,063,372 combined with an increase of $511,465 in accounts payable and accrued expenses was used to finance an increase in accounts receivable of $1,106,795 and $284,029 was used to expand inventory. Cash provided by investing activities of $421,716 was primarily attributable to proceeds, after reinvestment, from the sale of marketable securities of $1,169,914 of which $632,437 was used for the purchase of property and equipment and leasehold improvements related to the Company's facility expansion in December 1995. Cash flows of $30,328 provided by financing activities, resulted from proceeds received from the exercise of employee stock options pursuant to the Company's Equity Incentive Plan of $39,791 less payments on long-term debt. For the year ended September 30, 1996, cash and cash equivalents increased $653,718.

  For the year ended September 30, 1995, cash provided by operating activities of $963,739 was primarily attributable to net income for the year of $704,132. Additionally, the Company realized a decrease in accounts receivable of $590,934 offset by increased inventory levels of $896,209 needed to meet anticipated sales demand. During fiscal 1995, cash used in investing activities of $470,089 related primarily to the reinvestment of unused cash reserves of $311,622 into marketable securities and $158,467 was used for the purchases of property and equipment and certain patent costs related to the protection of the Company's proprietary technology. Cash used in financing activities of $200,129 was used to extinguish the Company's debt obligations related to the Company's facility expansion during fiscal 1994. For the year ended September 30, 1995, cash and cash equivalents increased $293,521.

  For the year ended September 30, 1994, cash used in operating activities of $34,676 was used primarily to finance an increase in accounts receivable of $766,563. During 1994, the Company reduced inventory levels by $254,677 and received $108,000 in refundable income taxes. Net cash used in investing activities was $121,708. Of this amount, $208,497 was used for the purchases of property and equipment for enhancement of the Company's production and development facilities, which was partially offset by net proceeds on investments of $127,371. During 1994, the Company expanded its manufacturing and office facilities. Pursuant to this expansion, the Company completed $202,360 in leasehold improvements which were financed through a local commercial lender. During 1994, cash used in financing activities of $54,628 was used primarily to repay a portion of this obligation. For the year ended September 30, 1994, cash and cash equivalents decreased $211,012.

OTHER

  During 1994, the Company exercised its option to expand its facility in order to relocate its main office facilities adjacent to its manufacturing operations. In December 1995, pursuant to the Company's rights for additional expansion space, the Company elected to further expand its facilities to provide additional office and production space during fiscal 1996 and 1997. Management believes that the capital invested as a result of the expansion of its facilities will not have a material impact on the Company's working capital or results of operations. Additionally, the Company believes that its current and planned facilities are adequate to meet the Company's needs throughout the foreseeable future.

  In an effort to maintain minimal inventory levels, the Company purchases raw materials and supplies as dictated by the Company's sales activity enabling the Company to reserve cash resources and maintain reduced inventories as a percentage of sales volume. Raw materials and supplies with long purchasing lead times are carried as inventory on hand to avoid delays in procurement.

  Because the majority of the Company's sales are to government agencies, the Company has historically realized minimal bad debts and maintains approximately a 30-60 day receivable collection period. In order to reduce the impact of currency fluctuations, all of the Company's foreign sales are made in U.S. currency. The Company generally enforces the use of letters of credit and wire transfers in most of its credit arrangements with foreign distributors to reduce the risk of uncollected accounts receivable. Since 1992, an allowance for doubtful accounts of $10,000 has been recorded.

  Management believes that the Company's business centered around its Traffic Safety product line is not seasonal in nature, however, due to fiscal budgeting practices of state and municipal law enforcement agencies, sales may vary between financial periods. Historically, the Company has realized a small decline in its Survey and Mapping products, in areas affected by colder weather during the winter months. Management believes that the expansion of the Company's Survey and Mapping product line and penetration into new markets has mitigated seasonal effects on sales of this business segment.

EFFECT OF INFLATION

  The Company believes that it will experience increased costs due to the effect of inflation on the cost of labor, material and supplies, and equipment acquisitions. However, such inflationary effects are not expected to have a material impact on the Company's revenues, gross profit or results of operations for at least the next twelve months.

                                    BUSINESS

  The Company, including its wholly-owned subsidiaries Laser Communications, Inc., Laser Technology, U.S.V.I., and International Measurement and Control Company, is engaged in the business of developing, manufacturing and marketing laser based measurement instruments using proprietary technology developed by the Company. The Company's proprietary technology permits a laser to measure to a non-cooperative, or low reflective surface, using a very low power source. As a result, the Company's products operate within the requirements of eye safety as promulgated by the FDA. Despite a very low power source, the Company's laser instruments measure more rapidly and at longer ranges than corresponding conventional devices. The Company has also developed proprietary software and circuitry which are integral to each of the Company's products.

PRODUCT HISTORY

  Historically, the Company's primary product lines have been its Marksman Laser Speed Detection Systems and Criterion Series of Survey Lasers. During fiscal 1995 and 1996, the Company expanded these product lines through new product development including the introduction of second generation instrumentation. Because of enhancements to the Company's existing products, new product developments and expanding markets for the Company's technology, the Company currently organizes and markets its products in three divisions: Traffic Safety products, Survey and Mapping products, and Ship Docking Aid Systems.

  In 1991, the Company developed and commenced commercial manufacturing and marketing of the LTI 20-20/Marksman laser speed detection system to law enforcement agencies as a proven method of measuring the speed of motor vehicles. In 1993, the Company introduced an enhanced version of the LTI 20-20 called the Marksman which incorporates increased range capability, an auto triggering system and, as an optional feature, an in-scope display of speed and distance data. As does its predecessor, the Marksman has several advantages over radar speed measurement devices. As distinguished from radar measurement devices, the Marksman can be aimed directly at a specific vehicle, thereby eliminating the difficulty associated with radar measurement devices of distinguishing one vehicle from another. Additionally, the Marksman measures speed in approximately one-third of a second while producing a three foot wide beam at a distance of 1,000 feet which disperses after hitting its target vehicle. Radar guns, on the other hand, are generally required to track vehicle speed for several seconds in an attempt to positively identify a vehicle. Radar guns also produce a wider beam width of approximately 200 to 400 feet at a range of 1,000 feet which can readily be detected by the targeted vehicle as well as other oncoming vehicles equipped with radar detectors. The Marksman's ability to determine a specific vehicle's speed more quickly and its smaller beam which disperses after hitting its target, would not permit vehicles other than the targeted vehicle to detect the Marksman's laser beam and, in any event, would not provide the targeted vehicle sufficient time to slow down in advance of being detected.

  In 1992, the National Aeronautics and Space Administration (NASA) purchased two modified Marksmans for use aboard the United States Space Shuttle to determine target distance and closing speed when the space shuttle performs docking procedures in space. The Marksman was first used by NASA when the "Intelsat" satellite was retrieved and relaunched on the maiden voyage of the "Endeavor" space shuttle. During fiscal 1993, the Marksman was used in NASA's mission to repair the Hubble space telescope. During fiscal 1994 and 1995, NASA used the Marksman on several missions, including the 1995 Atlantis Space Shuttle mission that involved docking with the Russian space station MIR. To date, NASA has purchased a total of ten modified Marksmans, including one ordered in 1996, for use on all space shuttle missions involving docking procedures. While NASA is a relatively small customer of the Company, Management believes that NASA's use of the Company's technology adds to the Company's credibility as a technology leader in the laser-based measurement industry.

  During 1993, LTI introduced a statistical compilation software package, "SpeedStat". This product when combined with the Marksman, automatically gathers and formats traffic survey data on a portable computer via a serial cable interface. Traffic engineers and law enforcement officials are able to conduct and document traffic speed surveys more efficiently using the Marksman than with conventional methods.

  During fiscal 1995, the Company completed development and began commercial production of the Laser DigiCam, an automatic video photo laser system which integrates a camera and associated equipment with the Marksman. The Laser DigiCam monitors the speed of each vehicle in a specific lane of traffic. When the Laser DigiCam system detects a speeding vehicle, it takes a digital picture of the vehicle, prints the speed, time and date on the picture, and the ticket can then be mailed to the violator.

  Also in 1995, the Company introduced "QuickMap," a system which enhances the use of the Marksman for this application. QuickMap is a software module integrated to a data collector which is used in conjunction with the Marksman to expedite the collection and processing of data at accident sites and crime scenes. Additionally in 1995, the Company introduced "DBC," a new optional feature integrated into the Marksman's software capabilities used to measure the distance and/or time between traveling vehicles. In fiscal 1996, the Company introduced "SpeedStat DC," a companion product to QuickMap in its Traffic Data Collection Module series. Similar to the Company's original SpeedStat product, SpeedStat DC enables more efficient collection and compilation of traffic engineering statistics.

  Also during fiscal 1996, the Company introduced a new generation of lasers for general distance measurement. The "Impulse" series, while marketed primarily to the survey and mapping industry, has gained quick acceptance in the accident investigation segment of the law enforcement community. The Impulse Accident Investigation Laser is smaller in size and weight and lower in cost than the Company's Marksman laser speed detection system for this application.

  During 1992, LTI began marketing the Criterion 400 (the "Criterion"), a device originally designed and developed by the Company in collaboration with the United States Forest Service for use by foresters, to accurately and quickly measure certain aspects of trees to determine board feet and to survey roads, bridges, hiking trails and campgrounds. During the Company's first years of commercial production, the primary user of the Criterion was the U.S. Forest Service. However, during the latter half of fiscal 1993, the Company expanded the Criterion product line to foster new markets by introducing three new models of survey lasers. The Criterion is a small, portable laser measurement system consisting of a laser range finder, an electronic compass and an electronic inclinometer providing the capabilities of measuring distance, azimuth and inclination and, therefore, is capable of calculating heights and X, Y, Z coordinates. The Criterion can record these measurements in seconds as compared to several minutes using conventional manual methods. Data captured by the Criterion is maintained in the system in a form ready for computer downloading, which eliminates errors associated with manually transcribing numbers in the field for future manipulation. The Criterion product line has evolved into the Company's Survey and Mapping division.

  During fiscal 1994, the Company introduced the Criterion 100TM. Part of the Criterion Series of Survey Lasers, this system integrates a Criterion ranging laser with a surveying theodolite. The Criterion 100TM allows the operator to quickly gather precise distance and angular measurements to remote targets. The Company currently markets the Criterion 100TM primarily to mining, blasting and aggregate management companies for gathering rock face profiles and pile volume measurement applications.

  During fiscal 1996, the Company introduced several new products under its Survey and Mapping division. The "Criterion AutoScan" survey laser was developed in collaboration with MDL, a European manufacturer, and is comprised of a Criterion survey laser mounted to a motorized, computer controlled theodolite capable of measuring vertical and horizontal angles. The Company also introduced the "GeoLaser," a hand-held mapping laser, and the "Impulse," a second generation surveying instrument approximately one-third the size and weight of the Company's Criterion series of survey lasers.

  In the latter half of fiscal 1996, the Company completed development of a low cost, industrial laser distance measurement sensor. Pursuant to a sales contract with Telemotive Industrial Controls, Inc., ("Telemotive"), the Company developed and manufactures laser sensors for use in collision avoidance and positioning systems which Telemotive markets under its brand name. This collision avoidance system allows continuously generated distance measurement information provided by the Company's laser sensors to be transmitted to a central processor which integrates the information with computer controls that slow or stop the crane or vehicle within pre-determined collision or danger zones.

  The Company's third product division pertains to the Ship Docking Aid System and systems development. During fiscal 1995, the Company completed development and continued market research activities for the "DAS100," a dock based measurement system that assists ship captains and pilots in docking maneuvers by measuring a ship's closing speed and distance and transmitting this data to the bridge of the ship. Initial marketing of the DAS100 in the second half of fiscal 1995 resulted in the Company's first order for this system delivered in fiscal 1996 to furnish laser sensors for ship docking systems to Martin Marietta Corporation, ("MMC"), a subsidiary of Lockheed Martin.

PRINCIPAL PRODUCTS

  The following table provides a breakdown of the percentage of net sales of the Company's product lines. Revenues realized from sales of the Company's less significant revenue producing products are classified as "Other" for presentation purposes.

                                  YEAR ENDED SEPTEMBER 30,
                                 -------------------------
                                 1996       1995      1994
                                 ----       ----      ----
     Traffic Safety               57%        62%       63%
     Survey and Mapping.........  34         36        32
     Ship Docking Aid Systems...   8         --        --
     Other......................   1          2         5

  The following table provides a breakdown of domestic and foreign revenues as a percentage of net sales of the Company's products for the periods presented:

                                 YEAR ENDED SEPTEMBER 30,
                                 -------------------------
                                 1996       1995      1994
                                 ----       ----      ----
     Domestic ..................  51%        56%       56%
     Foreign ...................  49         44        44

  See Note 6 to the Company's consolidated financial statements for further discussion on customers, export sales and concentrations of credit risk.

  TRAFFIC SAFETY PRODUCTS

 Hand-Held Laser Speed Detection Systems

  In 1991, the Company developed and commenced commercial manufacturing and marketing of the LTI 20-20 laser speed detection system to law enforcement agencies as a proven method of measuring the speed of motor vehicles. In 1993, the Company introduced an enhanced version of the LTI 20-20, called the Marksman, which incorporates increased range capability, an auto triggering system and, as an optional feature, an in-scope display of speed and distance data. As does its predecessor, the Marksman has several advantages over radar speed measurement devices. As distinguished from radar devices, the Marksman can be aimed directly at a specific vehicle, thereby eliminating the difficulty associated with radar measurement devices of distinguishing one vehicle from another. Additionally, the Marksman measures speed in one-third of a second with a laser beam that spans only three feet wide at a distance of 1,000 feet and disperses after hitting its target vehicle. Radar guns, on the other hand, are generally required to track vehicle speed for several seconds in an attempt to positively identify a vehicle.

  Radar guns also produce a wider beam width of approximately 200 to 400 feet at a range of 1,000 feet which can readily be detected by the targeted vehicle as well as other oncoming vehicles equipped with radar detectors. Conventional radar detectors, which cannot detect the light beam generated by the Marksman, have been effective against radar because of the wide beam width produced by radar devices. This radar beam continues to widen as the distance from the gun increases and can readily be picked up by a radar detector as much as a mile away from the radar gun, giving the driver of a vehicle warning time to slow down and thus avoid receiving a speeding ticket. The Marksman's quicker ability to measure speed and significantly reduced beam width does not permit vehicles, other than the targeted vehicle, to detect the Marksman's laser beam and, in any event, does not provide the targeted vehicle sufficient time to slow down in advance of being detected.

  Consumer laser detection devices exist that will detect the Marksman only when the vehicle equipped with such a detection device is being targeted. However, because the measurement period of the Marksman is only one-third of a second, there is no reaction time for the driver to reduce their speed before the police officer obtains a positive speed reading. As laser speed enforcement has become more widely used as an effective means of speed enforcement, a number of consumer laser jamming devices have also entered the market. Such laser jammers have limited effectiveness against the Marksman due to the sophisticated nature of the Marksman's internal targeting software. In 1995, to combat the use of laser jamming devices, the Company developed the capability within the Marksman to detect when a jamming device is in use. This feature has proven to be a very useful tool to speed enforcement officials in certain jurisdictions where the use of jamming devices is prohibited.

 Laser DigiCam Photo Laser System

  In 1995, the Company completed development and began commercial production of the Laser DigiCam, an automatic video photo laser system which integrates a camera and associated equipment with the Marksman. The Laser DigiCam monitors the speed of each vehicle in a specific lane of traffic. When the Laser DigiCam system detects a speeding vehicle, it takes a digital picture of the vehicle, prints the speed, time and date on the picture, and the ticket can then be mailed to the violator. As an optional feature to this system, the Company also developed a night illumination system enabling night use of the Laser DigiCam.

 Traffic Data Collection Modules

  In addition to measuring speed, the Marksman also measures distance. This feature enables the Marksman to be used for a variety of applications outside of speed enforcement. The Marksman's ranging capabilities are used by law enforcement officials for accident investigation and reconstruction. In 1995, the Company introduced "QuickMap," a system which enhances the use of the Marksman for this application. QuickMap is a software module integrated to a data collector which can be used in conjunction with the Marksman to expedite the collection and processing of data at accident sites and crime scenes.

  In 1995, the Company introduced "DBC," an optional feature that can be integrated into the Marksman's firmware capabilities which is used to measure the distance and/or time between traveling vehicles. In many parts of the world where the distance between vehicles is monitored closely to improve traffic safety, local governments have the need to measure the distance and/or time between vehicles. Management believes that the DBC feature addresses this application and increases the utility and efficiency of the Marksman.

  Traffic engineers and law enforcement officials are also able to conduct and document traffic speed surveys more efficiently using the Marksman laser speed detection system than with conventional methods. In 1993, the Company introduced a statistical compilation software package, "SpeedStat." This product, when combined with the Marksman, automatically gathers and formats traffic survey data on a portable computer via a serial cable interface.

  Additionally, during fiscal 1996, the Company introduced "SpeedStat DC," a companion product to QuickMap in its Traffic Data Collection Module series. Similar to the Company's original SpeedStat product, SpeedStat DC enables more efficient collection and compilation of traffic engineering statistics. However, SpeedStat DC incorporates the same hand-held data collector used in the Company's QuickMap system replacing the need for a laptop computer, which provides traffic engineers and law enforcement officials with a more portable and affordable statistical compilation system.

 Impulse Accident Investigation Laser

  During fiscal 1996, the Company introduced a new generation of lasers for general distance measurement. The "Impulse" series, while marketed primarily to the survey and mapping industry, has gained quick acceptance in the accident investigation segment of the law enforcement community. The Impulse is smaller in size and weight and lower in cost than the Company's Marksman laser speed detection system for this application. The Impulse also features an electronic tilt sensor that provides the operator with more accurate mapping measurements. Additionally, when linked with the QuickMap traffic data collection module, the Impulse becomes a fully electronic mapping system.

 SharpShot Series of Laser Range Finders

  Late in fiscal 1996, the Company began initial marketing of a laser range finder for tactical operations and S.W.A.T. applications. The "SharpShot" is a light weight, user friendly range finder developed from the Company's technology underlying its Impulse survey laser that is able to measure distances at longer ranges than the Impulse. Additionally, optional tilt sensor capabilities exist that can provide height and inclination data. While the Company's SharpShot laser range finder represents a peripheral market of the Company's Traffic Safety product line, Management believes that sufficient market potential exists for the SharpShot for use in tactical law enforcement and military applications.

     SURVEY AND MAPPING PRODUCTS

 Criterion Series of Hand-Held Survey Lasers

  The Criterion was originally developed in collaboration with the United States Forest Service in 1992 for use by foresters to accurately and quickly measure certain aspects of trees to determine board feet and to survey roads, bridges, hiking trails and campgrounds. The Criterion is a small, portable laser measurement system consisting of a laser range finder, an electronic compass and an electronic inclinometer providing the capabilities of measuring distance, azimuth and inclination and, therefore, is capable of calculating heights and X,Y,Z coordinates. The Criterion can record these measurements in seconds as compared to several minutes using conventional manual methods. Data captured by the Criterion is maintained in the system in a form ready for computer downloading, which eliminates errors associated with manually transcribing numbers in the field for future manipulation.

  During the Company's first years of commercial production, the primary user of the Criterion had been the U.S. Forest Service. However, in fiscal 1993, the Company expanded its Criterion product line to foster new markets by introducing three new models of survey lasers. The Company's Criterion series of survey lasers offers a logical progression of measurement capabilities. This product expansion has attracted new customers within the paper, mapping, environmental, utility and telecommunication industries.

 Criterion Theodolite Mounted Survey Lasers

  In fiscal 1994, the Company introduced the Criterion 100TM. Part of the Company's Criterion Series of Survey Lasers, this system integrates a Criterion ranging laser with a surveying theodolite. The Criterion 100TM allows the operator to quickly gather precise distance and angular measurements to remote targets. The Company currently markets the Criterion 100TM primarily to mining, blasting and aggregate management companies for gathering rock face profiles and for pile volume measurement applications. Absent the use of the Criterion 100TM, or comparable measurement equipment, these measurements involve multiple man crews and often place personnel in hazardous situations. Because the Criterion 100TM does not require the placement of a reflector on the object to be measured, it eliminates the need for multiple personnel and allows measurements to be made more expediently and safely.

 Criterion AutoScan Survey Lasers

  During fiscal 1996, the Company introduced, in collaboration with MDL, a European manufacturer, the "Criterion AutoScan" survey laser. The Criterion AutoScan surveying system is comprised of a Criterion survey laser mounted to a motorized, computer controlled theodolite capable of measuring vertical and horizontal angles. The Criterion AutoScan system is operated remotely via computer interface allowing areas to be measured and scanned continuously without human error. Similar to the Company's Criterion 100TM, the Company's AutoScan surveying system is used by mining, blasting and aggregate management companies. However, Management believes that the automated operation of the Criterion AutoScan makes this system attractive for new applications such as slope stability monitoring, unattended topographic mapping, and surface modeling.

 GeoLaser Hand-Held Mapping Lasers

  In fiscal 1996, the Company introduced the "GeoLaser" hand-held mapping laser. Developed from the technology underlying the Company's Criterion series of survey lasers, the GeoLaser is marketed as an ideal accessory to Global Positioning Systems, ("GPS"). The GeoLaser was designed to capitalize on the maturing market for the Company's Criterion products as well as the growing demand for GPS offset measuring.

  The GeoLaser features an easy-to-learn operating system. The GeoLaser's range, inclination and azimuth sensors provide the same accuracy and range as the Company's Criterion Series of Survey Lasers. However, the GeoLaser does not have the extensive firmware options found in the Company's Criterion; thus, the GeoLaser has simpler functionality as compared to the Company's Criterion survey lasers. The GeoLaser's simpler operation allows for a lower price point which has attracted new customers within the Geographical Information Systems
("GIS") and GPS mapping industry without deteriorating market opportunities for the Company's higher accuracy Criterion survey lasers.

 Impulse Series of Hand-Held Survey Lasers

  During fiscal 1996, the Company developed its first, second generation surveying instrument, the "Impulse." The Impulse is approximately one-third the size and weight of the Company's Criterion series of survey lasers and also has a lower price than that of the Company's Criterion survey lasers. Other survey lasers on the market, including the Company's own Criterion series, weigh approximately six pounds. The Impulse, weighing approximately two pounds, can be carried on a belt clip and its ergonomic design allows full operation of the instrument with only one hand. The Company's Criterion survey lasers have numerous unique features that will continue to make the Company's Criterion a viable product for a number of applications. However, Management believes that the smaller size and lower price point of the Impulse make the technology more accessible for an increased number of users and applications in the survey and mapping industry. The Impulse is also marketed as part of the Company's Traffic Safety product line for use in accident investigation applications.

 Integrated Data Collection Solutions

  Many market applications require the Criterion and Impulse series of survey lasers to be integrated with other hardware and software to provide a complete turn-key system. To facilitate this integration, the Company began establishing relationships with manufacturers of complimentary hardware and software in fiscal 1994. These relationships include the sharing of distribution channels and new product development. During fiscal 1994, the Company and a privately held software development firm completed the co-development of a laser based mapping system, "Laser Walkabout." The Laser Walkabout system is comprised of a Criterion or Impulse survey laser, a hand held data collector and comprehensive field and office software. With this system, the locations and attributes of remote objects can be recorded and used to generate computerized mapping. The Company believes that the need for mapping or geographic information systems is increasing as utility companies, foresters and environmental firms seek more efficient ways to manage their assets.

 Hydro II and LaserCom Surveying Systems

  The Hydro II surveying system was the first laser-based measurement system developed by the Company. The Hydro II is a hydrographic surveying and positioning system designed to survey and chart the bottom topography of a body of water in preparation for dredging ship channels and for buoy and pier settings. In fiscal 1994, the Company introduced the "LaserCom" system, an enhanced version of its Hydro II hydrographic surveying system. The LaserCom system is designed to transmit data using pulses of light, thus eliminating the problems associated with radio frequency communication. As the Company focuses on its more dominant revenue producing products, sales of the Company's hydrographic surveying systems are expected to continue to comprise a very small portion of the Company's overall revenues.

 Industrial Laser Distance Measurement Sensors

  During the latter half of fiscal 1996, the Company completed development of a low cost, industrial laser distance measurement sensor. Pursuant to a sales contract with Telemotive Industrial Controls, Inc., ("Telemotive"), a world leading manufacturer of radio controls for material handling cranes and industrial vehicles, the Company developed and manufactures laser sensors for use in collision avoidance and positioning systems which Telemotive markets under its brand name. This collision avoidance system allows continuously generated distance measurement information provided by the Company's laser sensors to be transmitted to a central processor which integrates the information with computer controls that slow or stop the crane or vehicle within pre-determined collision or danger zones. The completion of the Company's development project pursuant to its agreement with Telemotive has resulted in a low cost laser sensor that the Company believes has other applications in the industrial measurement market. The Company's agreement with Telemotive requires designated minimum purchases of the Company's industrial laser sensors scheduled to be delivered during the Company's 1997 fiscal year. See "Backlog" for existing customers and product lines.

     DAS100 SHIP DOCKING AID SYSTEM

  In fiscal 1995, the Company introduced the DAS100 Ship Docking Aid System, a dock-based measurement system that assists ship captains and pilots in docking maneuvers by measuring and recording a ship's closing speed and distance and transmitting this data to the bridge of the ship. During the first half of fiscal 1995, SeaRiver Maritime, Inc., formerly Exxon Shipping Company, completed a favorable evaluation of the DAS100. Initial marketing of the DAS100 during the second half of fiscal 1995 resulted in the Company's first order to furnish laser sensors for ship docking systems to Martin Marietta Corporation, ("MMC"), a subsidiary of Lockheed Martin. Revenues realized from this order were generated during the first half of fiscal 1996. Management believes that significant market potential exists for the DAS100 and intends to continue marketing this product line through its wholly-owned subsidiary, Laser Communications, Inc.

OTHER

  Other market applications exist for the Company's laser-based measurement technology. In 1992, the National Aeronautics and Space Administration (NASA) purchased two modified Marksmans for use aboard the United States Space Shuttle to determine target distance and closing speed when the shuttle performs docking procedures in space. These instruments were first used by NASA when the "Intelsat" satellite was retrieved and re-launched on the maiden voyage of the "Endeavour" space shuttle. In fiscal 1993, the Marksman was used in NASA's mission to repair the Hubble space telescope. During fiscal 1994 and 1995, NASA used the Marksman on several missions, including the mission involving docking with the Russian space station MIR. During fiscal 1996, NASA placed an order for one additional instrument increasing the total number of instruments to ten for use on all space shuttle missions involving docking procedures. Although NASA is a relatively small customer of the Company, Management believes that NASA's use of the Company's technology adds to the Company's credibility as a technology leader in the laser-based measurement industry.

  Outside of surveying and mapping industries, the Criterion has proven to be a useful tool in other applications. The Criterion has been used to provide distance and bearing information between "America/ 3/," the winning yacht in the 1992 Americas Cup finals, and its competitor boat. Most recently, the Criterion was used by the "America/ 3/" syndicate during the 1995 Americas Cup races.

PRODUCT RESEARCH AND DEVELOPMENT

  During fiscal 1996, the Company continued to direct its research and development activities on improving its current product lines as well as focusing on new product developments. Research and development costs related to the Company's instrumentation and proprietary technology are expensed as incurred and included in operating expenses. Research and development costs totaled approximately $514,000,$363,000 and $273,000 for the fiscal years ended September 30, 1996, 1995 and 1994, respectively. Year to year increases in research and development expenditures are primarily attributable to increased personnel costs.

  In 1993, the Company introduced the Marksman, an upgraded version of its former LTI 20-20 laser speed detection system. The Company also completed the development of a statistical compilation software package, "SpeedStat," used to collect traffic survey statistics. Additionally, the Company expanded its surveying product line by introducing three new models of its Criterion surveying lasers.

  During the second half of fiscal 1994, the Company completed development of the Criterion 100TM, an enhancement to the Criterion product line which integrates a Criterion ranging laser with a theodolite. Primary users of the Criterion 100TM include mining, blasting and aggregate management companies where precise measurements to remote targets improve safety concerns in hazardous situations. Additionally, in conjunction with a privately held software development firm, the Company completed the co-development of a laser based mapping system, "Laser Walkabout." The Laser Walkabout system is comprised of a Criterion survey laser, a hand held data collector and comprehensive field and office software. This system, combined with a global positioning system ("GPS") receiver, is used to record the locations and attributes of remote objects for the generation of computerized mapping. During fiscal 1994, the Company also completed the development of a technology which provides the ability to transfer data using pulses of light generated by the Company's laser ranging equipment. This capability has been integrated into a third generation hydrographic surveying system, the "LaserCom." Using the ability to transmit data with pulses of light, this technology eliminates the problems associated with radio frequency communication.

  During fiscal 1995, the Company completed the development of several new functions and features developed around the Company's Marksman product line for use within the law enforcement market. These developments include "QuickMap" for accident reconstruction and investigation, "DBC" for time and distance measurement between vehicles, and a laser jammer detector built into the Marksman's software capabilities, as an optional feature provided to law enforcement agencies to strengthen the Marksman's use in traffic speed and safety enforcement.

  Additionally, during fiscal 1995, the Company completed development of the Laser DigiCam, built around the Company's Marksman speed detection laser. As an optional feature to this system, the Company also completed development of a night illumination system enabling night use of the Laser DigiCam. The Laser DigiCam system targets a specific area on a roadway and monitors the speed of each vehicle that passes the beam of the laser. When the Laser DigiCam detects a speeding vehicle, it takes a picture of the vehicle and prints the time, date and speed on a video frame and stores the information digitally on the hard disk of its internal computer. The photo images can be printed at the sight or they can be stored for subsequent processing. As an optional feature to this system, the Company also completed development of a night illumination system enabling night use of the Laser DigiCam.

  During fiscal 1995, the Company also completed the development of the DAS100, a ship docking system in conjunction with SeaRiver Maritime, Inc., formerly Exxon Shipping Company, and a private engineering firm. The DAS100 assists ship captains and pilots in docking maneuvers by measuring a ship's closing speed and distance, and transmitting this data to the bridge of the ship.

  Also in 1995, the Company, in conjunction with Bushnell, formerly the Sports Optics Division of Bausch and Lomb, completed development of a consumer related product, the "Lytespeed," which is being marketed by Bushnell to certain sporting markets, primarily the hunting and golfing industries. In fiscal 1996, pursuant to an amended agreement with Bushnell, the Company developed an enhanced version of the LyteSpeed which the Company and Bushnell believe will increase market penetration within the sporting markets currently served by Bushnell. The Company retains all ownership of patents and trade secrets of the technology underlying the development of the LyteSpeed. Additionally, the Company receives running royalties on cumulative net sales of this product, has received development costs for the initial technology and retains the right to pursue markets outside the sports technology area. This product was the first laser range finder introduced in a consumer market with the ability to measure non-cooperative targets. As of September 30, 1996, royalty and licensing income earned related to this agreement was approximately $341,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  During fiscal 1996, the Company developed the GeoLaser. The GeoLaser is a hand-held survey laser developed from the technology underlying the Company's Criterion Series of Survey Lasers. While similar in accuracy, the GeoLaser has reduced firmware options as compared to the Company's Criterion which allows the GeoLaser to be sold at a lower price. As part of the Company's Traffic Safety product line, the Company also completed development of SpeedStat DC, a companion product to QuickMap within the Company's Traffic Data Collection Module Series, and the SharpShot laser ranger finder was developed from the technology underlying the Company's Impulse for use in tactical law enforcement applications. Also in 1996, the Company in conjunction with MDL, a European manufacturer of surveying equipment, completed development of the Criterion AutoScan survey and mapping system. The Criterion AutoScan features a Criterion laser mounted on a motorized, computer controlled surveying theodolite which can automatically scan and measure vertical and horizontal angles from remote distances.

  In fiscal 1996, the Company also completed development of two new, second generation laser-based instruments. These second generation instruments have several characteristics in common including smaller size, lighter weight and substantially lower manufacturing costs than their predecessors. During the latter half of fiscal 1996, the Company completed the design and development of the "Impulse," part of the Company's Survey and Mapping product line. The Impulse provides range, inclination and height measurements in an instrument one-third of the weight and size of the Company's Criterion Series of Survey Lasers. Also, during fiscal 1996, the Company completed development of an industrial laser sensor for use in collision avoidance and positioning systems in industrial applications.

MARKETING, DISTRIBUTION AND CUSTOMERS

  The Company presently markets its products to three major classes of customers. For the fiscal year ended September 30, 1996, the Company's foreign distributors accounted for 47% of sales, of which the Company's Asian and European distributors comprised 36% collectively. Domestically, state and local law enforcement agencies comprised approximately 24%. Additionally, sales to the Company's Domestic Survey and Mapping dealer network comprised 12%. For the fiscal year ended September 30, 1996, one customer, Visi Trading (m) SDN BHD, accounted for 12% of sales. The Company primarily markets its products using on-site demonstrations, attendance at trade conferences, advertising in trade magazines and direct mail. See note 6 to the Company's consolidated financial statements for further discussion on customers, export sales and concentrations of credit risk. See also "Risk Factors - Dependence on Significant Customers."

 Traffic Safety Products

  The Company primarily markets its Traffic Safety products domestically to law enforcement agencies of state and municipal governments. The Company has historically marketed to this segment of its business domestically through a combination of direct sales personnel augmented by sales made through independent manufacturer representative companies representing the Company's Traffic Safety products. During the latter half of fiscal 1996, Management elected to increase the number of direct sales representatives marketing the Company's products in the U.S. This decision was based on the growing line of products carried by the Company and the need for a specialized sales force to properly present and support them. As a result of this decision, the Company has reduced the number of domestic independent manufacturer's representatives carrying the Company's products through natural attrition and termination of non-productive firms. As of September 30, 1996, the largest domestic customer of the Company's Marksman hand-held laser speed detection systems is the state of Ohio. Other high volume states include Texas, New York, Michigan, Massachusetts, Wisconsin, Oregon, Washington, and Hawaii.

  Internationally, the Company markets its Traffic Safety product line through its foreign distributors for use by agencies of foreign governments including local law enforcement agencies and transportation ministries. The Company has established distribution channels for its Traffic Safety products in most industrialized countries. To date, the Company's foreign distributors in Austria, Germany, the United Kingdom, Canada, Korea and Malaysia account for the highest volume of hand-held Marksman laser speed detection systems and Laser DigiCam photo-laser systems purchased internationally. As of September 30, 1996, the Company has established distribution in over twenty-eight international territories.

  In 1992, the National Institute of Standards and Technology ("NIST") in conjunction with the National Highway Traffic Safety Administration ("NHTSA") began developing a set of national minimum model performance specifications for police traffic laser speed measurement devices such as the Marksman. The Company believes that a number of law enforcement agencies throughout the United States have been hesitant to purchase speed enforcement products which are not listed on the International Association of Chiefs of Police ("IACP") Approved
Products List. This list is comprised of speed enforcement products which have passed a national standard established by the NHTSA. This national standard was completed in January 1995. With the standard completed, the IACP contracted with the University of California-Davis to establish a laboratory test site. In October 1995, when the testing facility was complete, the Company submitted the Marksman for compliance testing in order to be placed on the IACP Approved Products List. In April 1996, the Marksman was certified by the IACP to meet the federal standard for laser speed measurement devices. Upon receiving IACP certification, the Marksman was subsequently placed on the IACP approved products list. Management anticipates that placement on the IACP approved products list will allow federal funds from the United States Department of Transportation to become more assessable for law enforcement agencies to purchase the Marksman, although there is no assurance of this.

  There are four states within the U.S. that have required the passage of state legislation to enable the use of new technological developments in speed enforcement. As of September 30, 1996, legislation has been passed approving the Company's Marksman laser speed detection device as an acceptable means of speed enforcement in three of the states including Florida, North Carolina and Virginia. Management anticipates that future state legislation will be passed in Pennsylvania. However, there is no assurance that such legislation will be passed.

  Various foreign standards have also been established for laser speed enforcement equipment. The Marksman has been subject to foreign approvals in certain areas where such standards exist. To date, the Marksman has been approved in Germany, the United Kingdom, Austria, Switzerland, Sweden, the Netherlands and France. The Marksman has also been tested and approved for use by the Royal Canadian Mounted Police in Canada.

 Laser DigiCam Photo-Laser System

  In fiscal 1995, the Company completed development of the Laser DigiCam photo-laser system and delivered its first substantial order for this system to the Royal Malaysian Police. During fiscal 1996, The Royal Malaysian Police continued to be a significant customer comprising approximately 19% of the Company's overall Traffic Safety revenues. In the fourth quarter of fiscal 1996, the Royal Malaysian Police negotiated a two-year, renewable contract for the purchase of the Company's Laser DigiCam systems. The Company's first order pursuant to this agreement was delivered in September 1996. Management believes that additional sales will result pursuant to this agreement, although there is no assurance that the contract will be renewed.

  Because of Federal right to privacy laws, Management believes that primary sales opportunities for the Laser DigiCam will be in international markets. Management intends to continue marketing the Laser DigiCam system internationally through its existing network of distributors currently marketing the Company's Traffic Safety product line, and domestically, through its direct sales force.

 Survey and Mapping Products

  The Company's Survey and Mapping products are primarily sold domestically through its dealer network, and internationally through its foreign distributors and dealers. As with the Company's Traffic Safety products, Management continually endeavors to expand its Survey and Mapping products distribution channels and strategic alliances. As a substantial addition to its domestic Survey and Mapping distribution network, in 1995 the Company signed an agreement with the surveying equipment division of Pentax U.S.A. Pursuant to this agreement, the Company provides private labeled versions of its Criterion series of survey lasers to Pentax, which are sold through Pentax's domestic distribution network. For the Company's 1996 fiscal year, sales to Pentax U.S.A. comprised approximately 13% of the Company's overall Survey and Mapping revenues derived from the Company's domestic dealer network.

  During fiscal 1996, the Company increased the number of dealers in its domestic distribution network supporting its Survey and Mapping product line to approximately seventy, and internationally to approximately thirty-five. As a result, sales of the Company's Survey and Mapping product line to dealers comprised approximately 79% of the Company's overall revenues for this segment of its business during fiscal 1996.

  The Criterion was originally developed in collaboration with the U.S. Forest Service and, as a result, the U.S. Forest Service initially was the primary user of the Criterion. Even though the Company's contract with the U.S. Forest Service expired, the U.S. Forest Service has continued to be a significant customer of the Company, but represented only 6% of the Company's total Survey and Mapping sales in fiscal 1996, as compared to 90% in 1993 when the U.S. Forest Service was virtually the only user. In previous years, Criterion sales to the U.S. Forest Service have primarily been purchased for use within the timber sales preparation area. Due to the U.S. federal agency shift in policy to ecosystem management, there has been a decline in timber sales within the U.S. Forest Service and increased emphasis on other resource management areas. The Company continues to market to the U.S. Forest Service and has responded to this change by expanding marketing efforts into these resource areas including archaeological mapping, road obliteration and environmental analysis.

  Management believes that the introduction of the Impulse Series of Survey Lasers in fiscal 1996 provides two immediate marketing benefits. First, the Impulse provides an entry-level, broad use product for the Company's already identified survey and mapping market segments, at a reduced size and weight, and lower price. Secondly, these size, weight, and retail cost reductions allow the Company to access broad new general measurement markets that have not previously considered laser measurement a viable option. These markets include engineering construction, commercial material measurement and estimation, and landscape design. Sales of the Company's Survey and Mapping product line to other markets include the paper, mapping, mining, environmental, telecommunication, and utility industries. Domestically, the Company currently markets to such industries through a combination of direct sales representatives and through its domestic dealer network.

  To date, the Company's foreign distributors in Japan, Australia, Europe and Canada account for the highest volume of Survey and Mapping products purchased internationally. The Company currently markets its Survey and Mapping products overseas to similar industries through its foreign distribution channels. As of September 30, 1996, the Company has established distributors for its Survey and Mapping product line in twenty-seven international territories.

  Sales of the Company's hydrographic surveying systems, part of the Company's Survey and Mapping product line, have become a very small contributor to the Company's overall revenues due to a change in the marketing focus of the Company to its Traffic Safety and other surveying product lines and because of the increased use of global positioning systems in hydrographic surveying applications. However, Management intends to continue to provide service and support to its existing customers in this market and to continue to market the LaserCom surveying system, marketed by the Company's sales force and dealer network currently representing its survey products. Primary customers for the Hydro II and LaserCom systems are the United States Army Corps of Engineers and commercial surveying contractors.

  Late in fiscal 1996, the Company completed development of a low cost, industrial laser distance measurement sensor which it will market for industrial laser sensor applications. Pursuant to a contract with Telemotive Industrial Controls, Inc., a world leading manufacturer of radio controls for material handling cranes and industrial vehicles, laser sensors developed and manufactured by the Company will be integrated into systems marketed under the Telemotive brand name. In exchange for minimum purchase commitments of the Company's laser sensors by Telemotive, Telemotive has received exclusive rights to sell the Company's industrial laser sensors within the material handling market.

  The Company believes that other market opportunities exist for its industrial laser sensors. Development of the Company's first industrial laser sensors related to its agreement with Telemotive has resulted in a low cost, laser distance measurement sensor that the Company believes has other applications in the industrial measurement market including robotics monitoring, bin level measurement and instrument control and other collision avoidance applications.

 DAS100 Ship Docking Aid System

  The Company currently markets its DAS100 Ship Docking Aid System domestically through its direct sales force, and internationally through foreign dealers. The Company is also working toward developing strategic relationships with key companies in the shipping industry to expand its distribution of the DAS100. The Company began more aggressively marketing the DAS100 Ship Docking Aid System during the second half of fiscal 1995 resulting in the award of a contract to furnish laser sensors for ship docking systems to Martin Marietta Corporation, a subsidiary of Lockheed Martin. Pursuant to the terms of the contract, delivery was made during the Company's first and second quarters of fiscal 1996 contributing 8% to the Company's overall revenues. See "Backlog" for existing customers and product lines. Management believes that primary customers for its DAS100 Ship Docking Aid Systems include oil and liquid natural gas carriers with ocean fleets and other bulk carriers. Because of the specialized nature of the ship docking industry, the Company has established a wholly-owned subsidiary, Laser Communications, Inc., to continue developing this portion of the Company's business.

BACKLOG

  As of September 30, 1995, the Company had a backlog in sales of approximately $800,000 primarily attributable to sales of its DAS100 Ship Docking Aid System, delivered during the first half of fiscal 1996. As of September 30, 1996, the Company had a backlog in sales of approximately $240,000 primarily attributable to orders for its industrial laser sensors pursuant to the Company's agreement with Telemotive. The Company intends to continually evaluate inventory and production demands to fill orders as received.

MANUFACTURING OPERATIONS

  The Company's manufacturing operations primarily consist of assembly, calibration and testing of its products. Currently, most of the components used in the manufacture of the Company's products are manufactured by others to the Company's specifications. The Company is not dependent upon any single source of supply and has no long-term supply agreements. The Company maintains certain supply agreements on long lead time items to purchase inventory as dictated by product sales. In December 1995, pursuant to the Company's right for additional expansion space, the Company elected to further expand its facilities to provide additional office and production space during fiscal 1996 and 1997. All of the Company's products carry a one year limited warranty against manufacturing defects. To date, there have been no material expenditures on warranty claims.

TECHNOLOGICAL CHANGE AND COMPETITION

  The laser technology industry is characterized by rapid and significant technological change and many companies are engaged in research and development
with respect to laser technology.   Certain manufacturers of radar speed
measurement devices may have substantially greater financial, production, marketing and technological resources than the Company. See "Risk Factors-- Technological Change and Competition."

  The Company's hand-held Marksman laser speed detection system competes primarily with hand-held radar speed measurement devices. Although most of the Company's competitors in the radar industry sell their instrumentation at prices lower than those of the Marksman, Management believes it competes primarily because of the greater effectiveness and accuracy of the Marksman compared to radar speed measurement devices. The Marksman has the ability to positively identify specific vehicles and is not detectable by conventional radar detectors. Additionally, consumer laser speed detection devices and newly introduced laser jamming devices have been proven to be generally ineffective against the Marksman.

  Additionally, the Marksman laser speed detection system is used by law enforcement agencies for applications beyond those available from radar speed measurement devices and currently marketed laser speed measurement devices. In 1993, the Company introduced "SpeedStat," a statistical compilation software package. This product when combined with the Company's Marksman, automatically gathers and formats traffic survey data on a portable computer allowing traffic engineers and law enforcement officials to conduct and document traffic speed surveys more efficiently using the Marksman than with conventional methods.

  The ranging capabilities of the Marksman are also used by law enforcement agencies to gather measurement information during accident reconstruction and investigation. In fiscal 1995, the Company introduced "QuickMap," which enhances the Marksman's use by law enforcement agencies for quickly collecting and processing information at accident sites and crime scenes. During fiscal 1995, the Company also introduced "DBC," which allows the Company's laser speed detection systems to measure the distance and time between vehicles. Additionally, in 1995, the Company incorporated a feature within the Marksman to detect when a laser jamming device is in use, which has proven valuable to law enforcement agencies in jurisdictions where the use of laser jamming devices is prohibited. The Marksman has also been used by S.W.A.T. teams to measure target distances, and in drug interdiction to measure truck trailers for false compartments.

  The Company is aware of three other companies that market laser speed measurement devices. Kustom Signal, Inc. is marketing a device pursuant to a license from the developer, Laser Atlanta, Inc. Riegl, an Austrian company, and Jenoptic, a German company, also market laser speed measurement devices. Such competition has not, however, had a material impact on the Company's sales of its Traffic Safety products. The Company presently believes that its hand-held laser speed detection systems are able to compete within this market based upon the their accuracy in speed readings, positive vehicle identification, and the difficulty that motorists have in detecting the laser beam generated by the Marksman. The Company also believes that its ancillary Traffic Safety products address applications that provide a competitive advantage over other laser speed measurement devices.

  Management believes that the Laser DigiCam photo laser system competes in similar markets as photo-radar systems. Because the Laser DigiCam system has a much narrower beam than to photo-radar systems on the market, the Company believes that the Laser DigiCam system provides better target identification and increased accuracy. Management intends to continue marketing the Laser DigiCam system at a sales price below that of high-end radar systems. Management believes that it can compete within this market based upon price and quality of information derived from the Laser DigiCam system as compared to presently available photo-radar systems.

  Management is aware of a proto-type camera system similar in functionality to the Company's Laser DigiCam developed by Kustom Signals, Inc. Additionally, prior to the Company's development of the Laser DigiCam, two of the Company's international distributors developed laser-based camera systems to address specific requirements within their predetermined foreign markets currently served by them, primarily Scandinavia and Australia. The Company and its distributors have cooperated in development of these systems to encompass specific customer requirements and to maximize sales of the Company's laser speed measurement devices which are integral components of these systems.

  The Company's Survey and Mapping products compete with traditional measurement devices, and a laser measurement device developed and marketed by Laser Atlanta, Inc., which is designed specifically for survey and mapping applications. Management also believes that it may compete in international markets with instruments developed and marketed by Riegl, an Austrian company, and Jena, a German company. The Company competes within this market based upon the quality of information generated by its Survey and Mapping products and the time saving features provided by these systems as compared to other traditional systems. Additionally, Management believes that the newly introduced Impulse will compete within this market because of its reduced size and weight and lower price point compared to competing systems.

  The Company is aware of several companies that provide other ship docking aid systems including Marimatech A.S., Koden Electronics Company and Autronica A.S. Management believes that it can compete within this market based upon the DAS100's effectiveness and lower cost position as compared to other systems. Because the Company manufactures the laser sensors integrated into the DAS100, Management believes that it will maintain lower manufacturing costs as compared to competing systems.

  The Industrial Laser Distance Sensors developed for Telemotive were developed to replace existing radio frequency ("RF") based distance measuring devices previously developed and marketed by Telemotive. Telemotive's RF device has become increasingly subject to outside interference from other equipment rendering it ineffective. This has led to Telemotive contracting with the Company to develop and manufacture laser sensors to replace its own less effective RF counterpart. Pursuant to the terms of the Company's contract with Telemotive, Telemotive has exclusive rights to the industrial laser sensors developed under this contract for the material handling market in return for minimum guaranteed purchases of the Company's laser sensors.

  The Company believes that its Industrial Laser Distance Measurement Sensors will compete with traditional measuring devices including radar and RF based systems, and in certain international markets, primarily Europe, with laser distance measurements instruments developed and marketed by Riegl. Management intends to compete in these markets based on the unique measurement capabilities of its industrial laser sensors and because of their reduced size, weight and lower manufacturing costs.

PATENTS AND TRADE SECRETS

  Certain processes by which the Company is able to produce its products are largely proprietary. The Company believes that patent protection of its technology, including the materials or processes it develops and products that result from the Company's research and development efforts, are important to the possible commercialization of the Company's technology. The Company continually attempts to protect its proprietary technology by obtaining patent application protection and relying on trade secret laws and non-disclosure and confidentiality agreements with its employees and persons that have access to its proprietary technology. Additionally, the Company extends most of its domestic patent filings into foreign applications. To date, no foreign patents have been issued.

  As of September 30, 1996, the Company had filed sixteen patent applications related to its various product lines with the United States Patent and Trademark Office in order to protect its current technology. As of September 30, 1996, seven of these patents have been issued. One patent, expiring in March 2011, relates to the Company's Criterion Series of Survey Lasers providing coverage of the Criterion in forestry applications that include height and diameter measurement of trees. The Company has also been issued two patents expiring in October 2011 and May 2013, on its Traffic Safety laser speed detection systems. A fourth patent issued expiring in May 2012, relates to a mechanical interface between one of the Company's Criterion hand-held survey lasers and an electronic theodolite enabling the instruments to remain vertically aligned while the instruments are adjusted.

  During fiscal 1995, the Company filed patent applications related to protecting technological developments centered around the Company's Traffic Safety product line. These applications include the capability of detecting a laser jammer by a laser speed detection device, the ability to measure distance and time between vehicles with a laser speed detection device, and a system used to collect data for accident reconstruction and investigation. The Company also applied for patent protection of certain technological developments centered around its Laser DigiCam photo laser system.

  During fiscal 1996, a fifth patent was issued, expiring in June 2013, relating to the Company's Survey and Mapping product line which incorporates the Company's proprietary "Walkabout" software that enables field data collection in the G.I.S. mapping process. Additionally, the Company was granted a patent on its technology providing the capability of transmitting data using pulses of light generated from the Company's laser range-finders. This patent expires in July 2013.

  The Company has filed three patent applications on its proprietary technology related to consumer instrumentation, primarily related to the LyteSpeed developed for Bushnell to protect certain technological developments and production techniques that are centered around this product. As of September 30, 1996, one of these patents had been issued and will expire November 2013. Additionally, in 1996, three patent applications were filed relating to technological developments centered around the Company's newly introduced Impulse product line.

     There can be no assurance that the Company's remaining patent applications will result in patents being issued or that if issued, the patents will afford protection against competitors with similar technology. Also, there can be no assurance that the Company will have the financial resources necessary to enforce any patent rights it may hold. Although the Company is not aware of any claim that it infringes or will infringe any existing patent, in the event that in the future the Company is unsuccessful against such a claim, it may be required to obtain licenses to such patents or to other patents or proprietary technology in order to develop, manufacture or market its products. There can be no assurance that the Company will be able to obtain such licenses on commercially reasonable terms or that the patents underlying the licenses will be valid and enforceable. Any disclosure of such technology or development of substantially equivalent technology could result in increased competition that might materially and adversely affect the Company's revenues and cost of sales.

     There can be no assurance that the Company's rights under its patents will afford the Company any meaningful protection from competitors developing and marketing products competitive with those of the Company, or that the Company will be able to afford the expense of enforcing its proprietary rights. Certain of the processes by which the Company is able to produce its products are largely proprietary. The Company believes that patent protection of materials or processes it develops and any products that may result from the Company's research and development efforts, are important to the possible commercialization of the Company's products.

     The Company attempts and will continue to attempt to protect its proprietary materials and processes by relying on trade secret laws and non-disclosure and confidentiality agreements with its employees and certain other persons that have access to its proprietary materials or processes, or who may have licensing or research arrangements exclusive to the Company. Despite these protections, there can be no assurance that competitors will not independently develop substantially equivalent proprietary information and techniques, or otherwise properly gain access to the Company's trade secrets or disclose such technology.

PATENT LICENSING AGREEMENTS

  In September 1996, the Company agreed to license to Kustom Signal, Inc., ("Kustom"), and LaserCraft, Inc., ("LaserCraft"), a patent relating to the Company's Marksman hand-held laser speed detection system (the "Patent").
Kustom markets a laser speed measurement device along with radar speed measurement devices. In fiscal 1996, the Company gave notice to Kustom that it was potentially infringing the Patent by making and selling laser-based speed measurement devices manufactured for them by LaserCraft. Although Kustom and LaserCraft have not acknowledged infringement of the patent, they entered into the License Agreement, whereby the Company granted Kustom and LaserCraft the nonexclusive rights to manufacture and sell laser-based speed measurement devices incorporating features covered by claims of the patent. In consideration for the license under the Patent, the Company received a prepayment of licensing fees for a predetermined number of devices sold by Kustom and will receive subsequent license fees for each individual licensed device sold by Kustom.

  Additionally, in consideration for LaserCraft's license under the Patent, the Company will receive running license fees for each licensed device sold by LaserCraft commencing with the first such licensed device sold under the terms of the License Agreement, provided, however, that no such license fee is due or payable by LaserCraft for any licensed device supplied by LaserCraft to Kustom for subsequent resale. LaserCraft has agreed not to compete with the Company or Kustom through direct sales of laser-based speed measurement devices in the law enforcement market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Royalty and Licensing Income."

GOVERNMENT REGULATION

  The Company's laser products emit a laser light beam and as such are regulated by the FDA and subject to approval by foreign governments. FDA regulations impose eye safety requirements on the Company's products and governments of some foreign countries have similar regulations. Management believes that the Company's products are in compliance with all such regulations. To the extent that these regulations change, there can be no assurance that the Company can comply with these regulations at a reasonable cost. Failure to comply with such regulations could have a material adverse effect on the Company.

  The Marksman complies with FDA Class 1 eyesafety regulations and has been classified Class 1 eyesafe by laboratories in Austria, Germany and Norway. Due to FDA involvement in international standardization efforts for laser products with the International Electrotechnical Commission, ("IEC"), Management is aware of certain changes under consideration by the FDA that may affect current FDA regulated emission limits of Class 1 pulsed lasers. Management does not believe that such proposed changes will impact the Company's sales or results of operations. However, there is no assurance of this.

  In 1995, the National Highway Traffic Safety Administration ("NHTSA") working in conjunction with the National Institute of Standards and Technology (''NIST''), completed a national standard for performance specifications for laser speed measurement devices and established a laboratory testing facility at the University of California-Davis for testing of laser speed measurement devices. In October 1995, the Company submitted a Marksman unit for testing. In April 1996, the Marksman was certified by the International Association of Chiefs of Police ("IACP") to meet the federal standard for laser speed measurement devices. Upon receiving IACP certification, the Marksman was subsequently placed on the IACP Approved Products List. This list is comprised of speed enforcement products which have passed the national standard.

  Historically, there were four states within the U.S. that required the passage of specific state legislation to enable the use of new technological developments in speed enforcement. As of September 30, 1996, legislation has been passed approving the use of laser-based speed measurement devices as an acceptable means of speed enforcement in Florida, North Carolina and Virginia. Management is currently unable to ascertain when legislation will be passed in Pennsylvania and there is no assurance that such legislation will be passed.

  Management also recognizes that many foreign countries have centralized law enforcement and purchasing regulations requiring stringent performance and accuracy standards. Management primarily acknowledges that Western Europe purchasing authorities adhere to such performance and accuracy standards. The Marksman is subject to approval by certain foreign governments where regulatory controls exist for speed enforcement equipment. The Company has received approval for the Marksman from government agencies in Germany, the United Kingdom, Austria, Sweden, Switzerland, the Netherlands and France. The Marksman has also been tested and approved by the Royal Canadian Mounted police in Canada.

EMPLOYEES

  As of September 30, 1996, the Company had sixty-three employees, consisting of seven management personnel, nineteen employees engaged in the sales and marketing activities of the Company, nine engineering personnel, eighteen production related personnel and ten administrative and office personnel. Management considers the relations between the Company and its employees to be good. In addition to its full-time employees, the Company uses the services of one contractual marketing representative and two contract engineers who provide mechanical design and documentation services related to the Company's research and development activities.

FACILITIES

  In December 1995, the Company exercised its right to acquire additional expansion space by leasing approximately 8,200 additional square feet adjacent to the Company's current facilities. Due to increased demand for the Company's products and increased marketing and administrative activities centered around the Company's growing product lines, the Company intends to further expand its office and production facilities in January 1997. In total, the Company's current and anticipated lease arrangement provides approximately 24,000 square feet in Englewood, Colorado under a lease agreement that expires in May 2003. The combined facilities will contain approximately 12,000 square feet of production space, 3,000 square feet allocated for research and development and 9,000 devoted to marketing and administrative activities. The Company has also entered into an agreement with a partnership to sub-lease back a portion of a former facility to continue to house the Company's machine shop facility. The Company believes that its current and planned facilities are adequate for its needs over the foreseeable future.

AGREEMENT WITH PLAZA RESOURCES COMPANY

  In 1991, PRC loaned the Company a total of $950,000 to support the Company's development of the LTI 20-20/Marksman. Under the terms of the Promissory Note, Secured Note and Warrant Agreement, as amended (the "PRC Agreement"), the Company also issued to PRC warrants to purchase 356,250 shares of Common Stock at $3.00 per share and granted PRC certain royalties for a period of ten years on sales of the Marksman or related products. The PRC Agreement further provides that for a period of ten years PRC has the right to purchase in any consecutive twelve month period up to the lesser of 25% or one hundred (100) units of the finished product of the Marksman (or any other product line the function of which is to measure the speed of an object) at a cost per item determined by adding the cost of the raw materials for each item and the cost of the construction assembly of each item. PRC has agreed that any Marksman purchased shall be acquired only for donation by it to law enforcement agencies selected by it and shall not be resold for profit. The Company has been advised that the purpose of this arrangement to PRC and its parent, GEICO Corporation, the parent holding company of Government Employees Insurance Company
("GEICO"), a national automobile insurer, is to introduce the Marksman to law enforcement agencies as part of GEICO's continuing effort to promote automobile safety by reducing speeds on the nation's highways.

  Upon consummation of the Company's Public Offering, the Company paid to PRC the sum of $2,139,000 from the net proceeds for the repayment of the notes to PRC ("the PRC Loan"), plus interest accrued, in satisfaction of the PRC Loan and the extinguishment of certain royalty and other obligations owed to PRC under the PRC Agreement. The PRC

Warrants (including registration rights therefor) and PRC's right to purchase the Marksman continue. See "Certain Transactions."

LITIGATION

  There are no material pending legal proceedings to which the Company or its subsidiaries is a party or to which any of their property is subject.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

            NAME                    AGE                     POSITION
            ----                    ---                     --------
  David Williams..........          41       President, Chief Executive Officer and Director
  Jeremy G. Dunne.........          39       Vice President and Director
  Dan N. Grothe...........          59       Secretary and Director
  Pamela Sevy                       31       Treasurer and Chief Financial Officer
  William R. Carr.........          57       Director
  H. DeWorth Williams.....          61       Director
  F. James Lynch..........          66       Director
  Richard B. Sayford (1)..          64       Director

  All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. As of September 30, 1996, the Company had not compensated its directors for service on the Board of Directors or any committee thereof. In June 1994, the Company adopted a Stock Option Plan for Non-Employee Directors, (the "Director Plan"). The Director Plan provides for the grant of options to purchase 30,000 shares of the Company's common stock to each member of the Company's Board of Directors who is not an employee of the Company, and a grant of options to purchase 30,000 shares to each non-employee director who is newly elected to the Board after the effective date of the plan. The exercise price in each case is the fair market value of the Company's Common Stock at the date of grant, based on the closing sale price of the Common Stock on the American Stock Exchange on such date. Pursuant to the Director Plan, as of September 30, 1996, options to purchase 30,000 shares were granted and are outstanding to each of four non-employee directors at exercise prices ranging from $3.06 to $4.94 per share. In addition, the Company reimburses each Director's out of pocket expenses incurred in connection with their duties as directors.

  The Compensation Committee of the Board of Directors governs the Company's stock incentive program and to the extent permitted under Idaho law, exercises all of the power and authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors. Each officer of the Company serves at the discretion of the Board of Directors.

  As of September 30, 1996, there were two committees of the Board of Directors: the Audit Committee consisting of Mr. Carr, Mr. Grothe, Mr. Lynch and Mr. Sayford; and the Compensation Committee consisting of Mr. H. Deworth Williams, Mr. Lynch and Mr. Carr.

  David Williams. Mr. Williams has been employed by the Company since January, 1986. He served as Vice President of marketing and finance prior to becoming President and Chief Executive Officer in December 1986. From 1983 to 1985, Mr. Williams was a financial consultant with Williams Investments Company, a financial consulting and venture capital firm. From 1981 to 1983, Mr. Williams was a financial officer and consultant for Valley Care, Inc., a health care provider. Mr. Williams is a 1981 graduate from the University of Utah with a B.S. Degree in Finance.

  Jeremy G. Dunne. Mr. Dunne has been employed by the Company since 1986. From 1981 to 1986, Mr. Dunne was a chief engineer for Hydrographic Services, International in Southbrough Kent, England, a company that performs software and system design for the hydrographic surveying industry. From 1980 to 1981, Mr. Dunne was an electrical engineering technician with Plessy Marine, Ltd. in Ilford Essex, England, a manufacturer of electronic instrumentation. Mr. Dunne earned a B.A. Degree in Electrical Engineering from the University of Cambridge, Cambridge, England.

  Dan N. Grothe. In May, 1993, Mr. Grothe became a full time employee of the Company directing certain marketing activities focused on improving marketing to federal and municipal government agencies. From 1989 to May of 1993, Mr. Grothe was self employed as a financial advisor to corporations doing business with governmental entities. From 1987 to 1989, Mr. Grothe was a vice president at Hanifen Imhoff, Inc., Denver, Colorado, working primarily as a tax-exempt bond underwriter. Mr. Grothe also serves as President of the Company's wholly-owned subsidiary, Laser Communications, Inc., heading marketing efforts of the Company's DAS100 Ship Docking Aid Systems.

  Pamela Sevy. Ms. Sevy has been employed by the Company since August, 1987. Prior to September 1992, when Ms. Sevy was appointed Chief Financial Officer of the Company, she held the position of Controller. From 1985 to 1987, Ms. Sevy conducted accounting operations for E.O.C., a Denver based, four store retail optical outlet. From 1981 to 1985, Ms. Sevy was employed with PTI, an Englewood, Colorado company specializing in corporate accounting and administrative assistance.

  William R. Carr. For thirty years and until his retirement in January, 1994, Mr. Carr has been with the Northern Region of the United States Forest Service having responsibility for the region's timber sale valuation and measurement programs. During the past twenty years, Mr. Carr has chaired national forestry committees and has been the recipient of the Regional Foresters Management Effectiveness and Improvements Honor Award, and USDA Award for Distinguished Service. Mr. Carr holds a M.S. Degree in Forestry from the University of Montana.

  H. DeWorth Williams. Mr. Williams is the owner of Williams Investment Company and has been a financial consultant for more than twenty years. During this time, Mr. Williams has been instrumental in facilitating and completing several mergers, acquisitions, business consolidations and underwritings. Mr. Williams is the brother of the Company's President, David Williams.

  F. James Lynch. From 1976 to 1994, Mr. Lynch was Chairman and CEO of Electromedics, Inc. Electromedics was acquired by Medtronic on April 25, 1994. Electromedics designed, manufactured and marketed blood management equipment for use in cardiovascular, orthopedic and other medium/high blood loss surgeries.
In 1995, Mr. Lynch organized FJL Venture Group which works with high technology start-up companies. Mr. Lynch also serves as Managing Partner of Kerr Vehicle Resources LLC and is a Board member and treasurer of St. Joseph Hospital Foundation located in Denver, Colorado.

  Richard B. Sayford. Since 1979, Mr. Sayford has been the President of Strategic Enterprises, Inc., a privately held consulting firm specializing in consulting with high technology companies and venture firms. Since 1980, Mr. Sayford has served as a member of the Board of Directors of MCI Communications Company. Mr. Sayford also serves on the Board of VISX, a manufacturer of laser vision correction systems in Santa Clara, California. Mr. Sayford holds an MBA degree from the Harvard Business School.

EXECUTIVE COMPENSATION

  The following table sets forth a summary of cash and non-cash compensation for each of the last three fiscal periods ended September 30, 1996, 1995 and 1994, with respect to the Company's Chief Executive Officer. No executive officer of the Company has earned a salary greater than $100,000 annually for any of the periods depicted.

                           SUMMARY COMPENSATION TABLE

                                                          OTHER ANNUAL   ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR     SALARY   BONUS  COMPENSATION  COMPENSATION
-----------------------------  ---------  -------  -----  ------------  ------------
David Williams...............       1996  $84,600  $--        $--           $--
President and C.E.O..........       1995   75,675   --         --            --
                   ..........       1994   72,000   --         --            --

  The preceding table does not include any amounts for noncash compensation, including personal benefits, paid to David Williams. The Company believes that the value of such noncash benefits and compensation paid to David Williams during periods presented did not exceed the lesser of $50,000 or 10% of the cash compensation reported for him.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SAR VALUES

                                             NUMBER OF SECURITIES        VALUE OF
                                            UNDERLYING UNEXERCISED     UNEXERCISED
                                              OPTIONS/SARS AT         IN-THE-MONEY
                                              FISCAL YEAR END        FISCAL YEAR END


                                                EXERCISABLE/           EXERCISABLE/
NAME AND PRINCIPAL POSITION                    UNEXERCISABLE          UNEXERCISABLE
---------------------------                   --------------         --------------
David Williams,                                   45,500/               $  14,105/
 President, C.E.O. (1)                            22,750                $   7,052

_________
(1) On June 3, 1994, the Company granted options to purchase 68,250 shares of the Company's common stock to David Williams, President and CEO, pursuant to the Company's Equity Incentive Plan. The options are non-transferable and vest annually in three equal installments over a three year period.

EMPLOYMENT AGREEMENTS

  Since July 1992, the Company has had employment agreements with David Williams and Jeremy G. Dunne, pursuant to which they receive annual base salaries subject to increases at the discretion of the Board of Directors. Each employment agreement prohibits the employee from directly or indirectly competing with the Company during and for a period of three years following termination of his employment.

EQUITY INCENTIVE PLAN

  In 1994, the Company terminated its previous incentive stock option plan, with no options having been granted under the plan, and adopted an Equity Incentive Plan, (the "Employee Plan"). The Employee Plan provides for the issuance of options to key employees and consultants of the Company to purchase up to an aggregate of 530,000 shares of the Company's Common Stock at the fair market value of the stock at the date of grant, based on the closing sale price of the Common Stock on the American Stock Exchange on such date. The Employee Plan also allows for the grant of awards in the form of restricted stock, stock units or stock appreciation rights, so long as the total number of shares of Common Stock subject to all awards under the Employee Plan does not exceed 530,000. As of September 30, 1996, options to purchase 506,500 shares of the Company's common stock were outstanding, at exercise prices ranging from $3.50 to $5.25 per share of which 297,584 options were exercisable at September 30, 1996. The options are non-transferrable and primarily vest annually in three equal installments over a three year period. The options expire five or ten years from the date of grant or, if sooner, three months after the holder ceases to be an employee of the Company (subject to certain exceptions contained in the Employee Plan).

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  Additionally, in 1994, the Company adopted the Laser Technology, Inc. Stock Option Plan for Non-Employee Directors, (the "Director Plan"). The Director Plan provides for the grant of options to purchase 30,000 shares of the Company's Common Stock at the effective date of the plan to each member of the Company's Board of Directors who is not an employee of the Company, and a grant of options to purchase 30,000 shares to each non-employee director who is newly elected to the Board after the effective date of the Director Plan. The maximum number of shares that may be subject to options issued under the Director Plan is 120,000. The exercise price in each case is the fair market value of the Common Stock on the date of grant, determined in the same manner as under the Employee Plan. As of September 30, 1996, pursuant to the Director Plan, options to purchase 30,000 shares have been granted to each outside director at exercise prices ranging from $3.06 to $4.94 per share. Options granted under the Director Plan vest one-third each year for three years and expire ten years after the date of grant, or, if sooner, three months after the holder ceases to be a director of the Company (subject to certain exceptions contained in the Director
Plan). At September 30, 1996, 60,000 options were exercisable pursuant to the Director Plan.

  The total number of shares and type of security subject to these plans and to any awards under these plans are subject to adjustment in the case of stock splits, stock dividends and similar actions by the Company.

EMPLOYEE OPTIONS

  In 1992, the Company issued for services rendered to the Company, options to purchase an aggregate of 120,000 shares of LTI Common Stock, to three employees of the Company. Under the terms of the options, beginning April 3, 1994 the holders may exercise their options at the price of $3.00 per share. If the Common Stock is trading at a price greater than $3.00 per share, the Company has the option to purchase from the option holder up to 50% of the Common Stock acquired by exercising the options by paying the holder thereof the difference between the existing current market price and the exercise price. The options are exercisable until April 1997. The shares are treated as outstanding for purposes of computing primary earnings (loss) per share for the periods shown.

                             CERTAIN TRANSACTIONS

  On February 21, 1991, the Company entered into the PRC Agreement, as amended on October 24, 1991, pursuant to which the Company received an aggregate of $950,000 in exchange for two secured notes, each having a ten-year term beginning October 24, 1991 and each bearing interest at the face rate of 10% per annum (20% effective rate as discussed below). The PRC Agreement further provided that the Company was required to pay PRC in one lump sum on October 24, 1992, and monthly thereafter, a sum equal to 2% of the amount of gross sales by the Company of the Marksman, or any other product line the function of which is to measure the speed of a moving vehicle. By agreement between PRC and the Company, payments under the PRC Agreement was extended until the earlier of the consummation of the Company's Public Offering or January 15, 1993. Upon the completion of the Company's Public Offering in January 1993, it repaid to PRC the principal and accrued interest owed pursuant to the two notes and also extinguished certain royalty and other obligations owed to PRC under the PRC Agreement. The PRC Agreement further provides that PRC has the right until October 24, 2001 to purchase in any consecutive twelve month period up to the lesser of 25% or one hundred (100) units of the finished product of the Marksman (or any other product line the function of which is to measure the speed of an object) at a cost per item determined by adding the cost of the raw materials for each item and the cost of the construction assembly of each item. PRC has agreed that any Marksman purchased shall be acquired only for donation by it to law enforcement agencies selected by it and shall not be resold for profit. The PRC Agreement also grants PRC warrants to purchase 356,250 shares of Common Stock, subject to increase in the event of certain dilutive events, at an exercise price of $3.00 for a ten year period.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information, to the best knowledge of the Company, as of December 22, 1996 and as adjusted to reflect the sale of the securities offered hereby, with respect to each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, each director and all directors and officers as a group.

                                                         NUMBER OF                    PERCENTAGE
                                                         SHARES                     OWNERSHIP(1)
                                                                                  -------------------
                                                       BENEFICIALLY               BEFORE      AFTER
NAME                                                      OWNED**                 OFFERING   OFFERING
----                                                   ------------               --------   --------
David Williams * (2)(3)............................       391,936                    7.8%       5.7%
1501 W. Dry Creek Road
Littleton, Colorado 80120
Jeremy G. Dunne *(4)...............................       390,750                    7.7%       5.7%
2686 E. Otero Place
Littleton, Colorado 80122
Dan N. Grothe *(5).................................        32,000                    .64%       .47%
6837 South Elizabeth Street
Littleton, Colorado 80122
H. DeWorth Williams * (2)(6).......................       569,157                   11.3%       8.3%
P.O. Box 2145
Park City, Utah 84060
William R. Carr *(7)...............................        24,500                    .49%       .36%
6195 Gharrett
Missoula, Montana 59803
F. James Lynch *(8)................................        22,000                    .44%       .32%
27 Blue Heron Drive
Greenwood Village, Colorado 80121
Richard B. Sayford*(9).............................        14,000                    .28%       .20%
89 Silver Fox Drive
Greenwood Village, Colorado 80121
Plaza Resources Company (10).......................       356,250                    6.7%       5.0%
GEICO Plaza
Washington, D.C. 20076
Directors and officers as a group (8 persons)(11)..     1,546,152                   29.4%      21.8%

  *  Director
 ** Unless otherwise indicated in the footnotes below, the Company has been advised that each person has sole voting power and dispositive power over the shares indicated above.

(1) As of September 30, 1996 there were 4,999,433 shares of Common Stock outstanding. Additionally, certain officers and directors hold stock options to purchase 267,000 shares of Common Stock which are currently exercisable. Therefore, for purposes of the table above, prior to the Offering 5,266,433 shares of Common Stock are deemed to be issued and outstanding in accordance with Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and 7,094,433 shares of Common Stock outstanding after the Offering. See "Prospectus Summary--The Offering." Percentage ownership is calculated separately for each person on the basis of the actual number of outstanding shares as of September 30, 1996 and assumes the exercise of options held by such person (but not by anyone else) exercisable within sixty days.

(2) David Williams disclaims beneficial ownership of the shares of Common Stock owned by H. DeWorth Williams and H. DeWorth Williams disclaims beneficial ownership of the shares of Common Stock owned by David Williams.
(3) Includes 45,500 shares which may be acquired by Mr. Williams pursuant to the exercise of stock options exercisable within sixty days.
(4) Includes 45,500 shares which may be acquired by Mr. Dunne pursuant to the exercise of stock options exercisable within sixty days.
(5) Includes 22,000 shares which may be acquired by Mr. Grothe pursuant to the exercise of stock options exercisable within sixty days.
(6) Includes 20,000 shares which may be acquired by Mr. Williams pursuant to the exercise of stock options exercisable within sixty days.
(7) Includes 20,000 shares which may be acquired by Mr. Carr pursuant to the exercise of stock options exercisable within sixty days.
(8) Includes 20,000 shares which may be acquired by Mr. Lynch pursuant to the exercise of stock options exercisable within sixty days.
(9) Includes 10,000 shares which may be acquired by Mr. Sayford pursuant to the exercise of stock options exercisable within sixty days.
(10) Includes 356,250 shares of Common Stock issuable upon exercise of the PRC Warrants. PRC is a wholly owned subsidiary of GEICO Corporation. See "Business--Agreement with Plaza Resources Company", and "Certain Transactions."
(11) Includes 267,000 shares which may be acquired by the Company's officers or directors within sixty days pursuant to the exercise of stock options at various prices.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

  The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.01 per share, of which 5,088,201 shares are issued and outstanding as of the date hereof, including treasury shares and excluding the Common Stock underlying the Units being offered by the Company hereby.

  All shares of Common Stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of the Company.

  Stockholders of the Company have no preemptive rights to acquire additional shares of Common Stock or any other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and non-assessable.

  As permitted by the provisions of the Idaho General Business Corporation Law (the "Idaho Code"), the Company has the power to indemnify any officer or director who, in their capacity as such, is made or threatened to be made a party to any suit or proceeding, whether criminal, administrative or investigative, if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. An officer or director shall be indemnified against expenses to the extent they have been successful on the merits or otherwise in defense of any action, suit or proceeding. Such indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled under the By-Laws, any agreement, vote of stockholders or disinterested directors or otherwise. Further, the Idaho Code permits a corporation to purchase and maintain liability insurance on behalf of its officers, directors, employees and agents.

  Also pursuant to the Idaho Code, a corporation may set forth in its articles of incorporation a provision eliminating or limiting in certain circumstances the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director. These provisions do not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 30-1-48 of the Idaho Code (relating to the declaration of dividends and purchase or redemption of shares in violation of the Idaho Code); or (iv) for any transaction from which the director derived an improper personal benefit. In addition, these provisions do not limit the right of the corporation or its stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief, which remedies may not be effective in all cases.

REDEEMABLE WARRANTS

  The Redeemable Warrants have been issued in registered form pursuant to an agreement, dated January 11, 1993 (the "Warrant Agreement"), between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent"). The following discussion of certain terms and provisions of the Redeemable Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

  One Redeemable Warrant represents the right of the registered holder to purchase one share of Common Stock at an exercise price of $6.00 per share, subject to adjustment (the "Purchase Price"). The Redeemable Warrants will be entitled to the benefit of adjustments in the Purchase Price and in the number of shares of Common Stock and/or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger. The Company has the right to reduce the Purchase Price or increase the number of shares of Common Stock issuable upon the exercise of the Redeemable Warrants.

  Unless previously redeemed, the Redeemable Warrants may be exercised at any time commencing January 11, 1993 and prior to the close of business on January 11, 1998 (the "Expiration Date"). On and after the Expiration Date, the Redeemable Warrants become wholly void and of no value. The Company may at any time extend the Expiration Date of all outstanding Redeemable Warrants for such increased period of time as it may determine. The Redeemable Warrants may be exercised at the office of the Warrant Agent.

  The Company has the right at any time after July 11, 1994 to redeem the Redeemable Warrants in whole for cancellation at a price of $.05 each, by written notice mailed 30 days prior to the redemption date to each Redeemable Warrant holder at his address as it appears on the books of the Warrant Agent; provided, however, that the Company does not have the right to call for redemption any of the Redeemable Warrants underlying the Underwriter's Warrants. Such notice may only be given within 10 days following any period of 30 consecutive trading days during which the closing sale price of the shares of Common Stock (traded on the AMEX) exceeds $8.00 per share, subject to adjustments for stock dividends, stock splits and the like. If the Redeemable Warrants are called for redemption, they must be exercised prior to the close of business on the date of any such redemption or the right to purchase the applicable shares of Common Stock is forfeited.

  No holder, as such, of Redeemable Warrants shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Redeemable Warrants have been duly exercised and the Purchase Price has been paid in full.

UNDERWRITER'S UNITS

  In connection with the Company's public Unit Offering, the Company sold to the Underwriter, for nominal consideration, nonredeemable warrants ("Underwriter's Warrants") to purchase from the Company 138,000 units ("Underwriter's Units"). Each of the Underwriter's Warrants is exercisable at a price of $8.25 per unit for a period of four years commencing January 11, 1994. The shares of Common Stock and the warrants comprising the Underwriter's Units and issuable upon exercise of the Underwriter's Warrants are identical to those offered in the Company's Unit Offering except that the warrants contained in the Underwriter's Units cannot be redeemed and each is exercisable to purchase one share of Common Stock at $9.90 per share ("Underwriter's Nonredeemable Warrants"). The Underwriter's Warrants contain anti-dilution provisions providing for adjustment of the number of warrants and exercise price under certain circumstances.

TRANSFER AGENT AND WARRANT AGENT

  The transfer agent and registrar for the Common Stock and the warrant agent for the Redeemable Warrants is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                             PLAN OF DISTRIBUTION

  This Offering is being made by the Company in connection with the exercise of outstanding Redeemable Warrants to purchase shares of the Company's Common Stock, and which Redeemable Warrants were previously sold to the public as part of Units in the Company's public offering by the Prospectus dated January 11, 1993. There are currently issued and outstanding 1,552,000 Redeemable Warrants (plus an additional 138,000 Underwriter's Nonredeemable Warrants that are part of the Units underlying the Underwriter's Warrants, which Underwriter's Warrants to date have not been exercised), all of which may be exercised to purchase the Company's Common Stock pursuant to this Offering. There is no minimum number of shares which must be purchased upon the exercise of the Warrants, except that one Warrant is required to purchase one share of Common Stock and no fractional shares will be issued. There are no arrangements to escrow any of the funds to be paid in connection with the exercise of the Warrants. All payments made pursuant to the exercise of the Warrants will be made directly to the Company and may be used by the Company immediately upon receipt.

  Registered holders may exercise their Redeemable Warrants by surrendering the certificate representing the Redeemable Warrants together with the Warrant Exercise Form on the warrant certificate, properly completed and signed, with full payment of the exercise price payable to the Company. Redeemable Warrants may be exercised in whole or in part. If Redeemable Warrants are exercised in part, a new warrant certificate will be issued for the remaining number of shares. No fractional shares will be issued upon the exercise of Redeemable Warrants; rather, they will be settled for cash. All payments must be received by the Company prior to the expiration date or the redemption date established by the Company, and Warrants not exercised prior to the expiration date will expire.

  Under certain circumstance, Knickerbocker Securities, Inc. shall be entitled to receive an aggregate of 5% of the purchase price of the underlying Common Stock for each Redeemable Warrant solicited and exercised through the facilities of said broker-dealer. No fee will be paid for the exercise of Redeemable Warrants directly with the Company.

  The exercise price of $6.00 per share for each Redeemable Warrant ($9.90 per share for each Underwriter's Nonredeemable Warrant) was arbitrarily determined by the Company and by negotiation with its Underwriter in the Company's public offering and the price bears no relationship to the Company's assets, earnings, book value or to any other established criteria of value. Thus, the exercise prices of the Warrants should not be considered an indication of the actual value of the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  The shares issued pursuant to this Offering will be freely tradeable without restriction or further registration under the Act, except for any shares purchased by an affiliate of the Company, as such term is defined in regulations under the Act. Upon completion of this Offering, approximately 1,279,152 shares of Common Stock will be held by the Company's current stockholders and will be subject to Rule 144.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of the Company for at least two years, including any person who may be deemed to be an "affiliate" of the Company (as the term "affiliate" is defined under the Act), is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of (I) the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale or
(ii) 1% of the shares then outstanding following the Offering, assuming the Underwriters' over-allotment option is not exercised. A person who is not deemed to be an "affiliate" of the Company and who has held restricted shares for at least three years would be entitled to sell such shares without regard to the resale limitations of Rule 144.

  Beginning the date of this Prospectus , in addition to the shares underlying the securities issued in this Offering and 3,720,281 tradeable shares of Common Stock outstanding prior to the Offering, an additional 1,279,152 shares of Common Stock deemed restricted securities will be eligible to be sold under Rule 144 of the Act subject to the volume and other restrictions of Rule 144.

  No predictions can be made of the effect, if any, that sales of the Common Stock under Rule 144 or the availability of the Common Stock for sale will have on the market price prevailing from time to time. Sales of substantial amounts of the Common Stock pursuant to Rule 144 could subsequently adversely affect the market price of the Common Stock.

                    CONCURRENT REGISTRATION OF COMMON STOCK

  Concurrently herewith, 100,000 shares of Common Stock and 260,000 shares of Common Stock underlying Redeemable Warrants have also been registered under the Securities Act of 1933 for resale from time to time during the effectiveness of the registration and are being offered by a separate prospectus. The Company will not receive any of the proceeds from the sales by the Selling Stockholders of the 100,000 shares of Common Stock, although the Company would realize the proceeds from the exercise of the Redeemable Warrants.

                                 LEGAL MATTERS

  Legal matters in connection with this Offering including the validity of the Shares, offered hereby will be passed upon for the Company by Leonard E. Neilson, Attorney at Law, P.C., 1121 East 3900 South, Suite C-200, Salt Lake City, Utah 84124. Mr. Neilson is also the beneficial owner of 27,019 shares of the Company's Common Stock.

                                    EXPERTS

  The financial statements and schedule included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a post-effective amendment to its registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the securities being offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered, reference is hereby made to the Registration Statement and the schedules and exhibits filed as a part thereof. Statements contained in this Prospectus concerning the contents or provisions of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at 410 17th Street, Suite 700, Denver, Colorado 80202, 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Chicago, Suite 1400, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Commission, upon payment of prescribed fees.

                             LASER TECHNOLOGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants......................      F-2
Consolidated Balance Sheets.............................................      F-3
Consolidated Statements of Operations...................................      F-4
Consolidated Statements of Stockholders' Equity.........................      F-5
Consolidated Statements of Cash Flows...................................      F-6
Summary of Accounting Policies..........................................  F-7-F-8
Notes to Consolidated Financial Statements.............................. F-9-F-14
Financial Statement Schedule--
  Schedule II--Valuation and Qualifying Accounts........................      S-1

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors
Laser Technology, Inc.
Englewood, Colorado

  We have audited the accompanying consolidated balance sheets of Laser Technology, Inc. and subsidiaries as of September 30, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. We have also audited the schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement and schedule. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Laser Technology, Inc. and subsidiaries at September 30, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

  Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.

                                          BDO Seidman, LLP

Denver, Colorado
November 13, 1996

                             LASER TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                           SEPTEMBER 30,
                                                      ------------------------
                                                         1996         1995
                       ASSETS                         -----------  -----------
                       ------
Current:
  Cash and cash equivalents.......................... $ 2,247,239  $ 1,593,521
  Investments........................................     600,000    2,381,187
  Trade accounts receivable (Note 6), less allowance
   of $10,000 for doubtful accounts..................   2,764,325    1,657,530
  Inventories (Note 1)...............................   2,577,635    2,293,606
  Deferred income tax benefit (Note 4)...............      52,000       46,000
  Prepaids and other current assets..................     428,079      271,122
                                                      -----------  -----------
    Total current assets.............................   8,669,278    8,242,966
  Property and equipment, net of accumulated
   depreciation and amortization (Note 2)............   1,113,274      582,714
  Long-term investments..............................     611,273          --
  Other assets.......................................     269,634      172,615
                                                      -----------  -----------
                                                      $10,663,459  $ 8,998,295
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
Current:
  Accounts payable................................... $   723,178  $   279,490
  Accrued expenses...................................     247,426      129,113
                                                      -----------  -----------
    Total current liabilities........................     970,604      408,603
                                                      -----------  -----------
Commitments (Note 5)
Stockholders' equity (Note 3):
  Common stock, $.01 par value-shares authorized
   25,000,000; shares issued 5,088,201 and 5,078,368.      50,882       50,784
  Additional paid-in capital.........................   9,623,980    9,584,287
  Treasury stock at cost, 88,768 shares..............     (17,535)     (17,535)
  Retained earnings (deficit)........................      35,528   (1,027,844)
                                                      -----------  -----------
    Total stockholders' equity.......................   9,692,855    8,589,692
                                                      -----------  -----------
                                                      $10,663,459  $ 8,998,295
                                                      ===========  ===========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                             LASER TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED SEPTEMBER 30,
                                               --------------------------------
                                                  1996       1995       1994
                                               ---------- ---------- ----------
Net sales (Note 6)............................ $9,306,777 $8,225,776 $5,303,299
Less cost of goods sold.......................  4,241,389  3,864,473  2,527,322
                                               ---------- ---------- ----------
Gross profit..................................  5,065,388  4,361,303  2,775,977
Royalty and licensing income..................    401,121        --         --
                                               ---------- ---------- ----------
Total operating income........................  5,466,509  4,361,303  2,775,977
  Operating expenses..........................  4,058,908  3,431,694  2,766,426
                                               ---------- ---------- ----------
Income from operations........................  1,407,601    929,609      9,551
Interest income, net..........................    235,771    157,523     86,555
                                               ---------- ---------- ----------
Income before taxes on income.................  1,643,372  1,087,132     96,106
Taxes on income (Note 4)......................    580,000    383,000     37,000
                                               ---------- ---------- ----------
Net income.................................... $1,063,372 $  704,132 $   59,106
                                               ========== ========== ==========
Income per common share....................... $     0.20 $     0.14 $     0.01
                                               ========== ========== ==========
Weighted average shares outstanding...........  5,209,981  4,989,600  5,008,381
                                               ========== ========== ==========


   See accompanying summary of accounting policies and notes to consolidated financial statements.

                             LASER TECHNOLOGY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                           COMMON STOCK    ADDITIONAL             RETAINED
                         -----------------  PAID-IN   TREASURY    EARNINGS
                          SHARES   AMOUNT   CAPITAL     STOCK     (DEFICIT)     TOTAL
                         --------- ------- ---------- ---------  -----------  ----------
Balance, October 1,
 1993................... 5,077,650 $50,777 $9,519,489 $ (17,689) $(1,791,082) $7,761,495
  Stock issued for
   services primarily at
   $4.00 per share......       718       7     64,798       154          --       64,959
  Net income for the
   year.................       --      --         --        --        59,106      59,106
                         --------- ------- ---------- ---------  -----------  ----------
Balance, September 30,
 1994................... 5,078,368  50,784  9,584,287   (17,535)  (1,731,976)  7,885,560
  Net income for the
   year.................       --      --         --        --       704,132     704,132
                         --------- ------- ---------- ---------  -----------  ----------
Balance, September 30,
 1995................... 5,078,368  50,784  9,584,287   (17,535)  (1,027,844)  8,589,692
  Exercised stock op-
   tions................     9,833      98     39,693       --           --       39,791
  Net income for the
   year.................       --      --         --        --     1,063,372   1,063,372
                         --------- ------- ---------- ---------  -----------  ----------
Balance, September 30,
 1996................... 5,088,201 $50,882 $9,623,980 $ (17,535) $    35,528  $9,692,855
                         ========= ======= ========== =========  ===========  ==========



   See accompanying summary of accounting policies and notes to consolidated financial statements.

                             LASER TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                 YEAR ENDED SEPTEMBER 30,
                                             ----------------------------------
                                                1996        1995        1994
                                             ----------  ----------  ----------
Operating activities:
  Net income...............................  $1,063,372  $  704,132  $   59,106
  Adjustments to reconcile net income to
   cash provided by (used in) operating ac-
   tivities:
   Depreciation and amortization...........     184,119     179,620     141,023
   Deferred income taxes...................      (6,000)    257,000       7,000
   Stock issued for services...............         --          --       64,959
   Changes in operating assets and liabili-
    ties:
    Trade accounts receivable..............  (1,106,795)    590,934    (766,563)
    Refundable income taxes................         --          --      108,000
    Inventories............................    (284,029)   (896,209)    254,677
    Other assets...........................    (160,458)        433      14,301
    Accounts payable and accrued expenses..     511,465     127,829      82,821
                                             ----------  ----------  ----------
Cash provided by (used in) operating
 activities................................     201,674     963,739     (34,676)
                                             ----------  ----------  ----------
Investing activities:
  Purchases of property and equipment......    (632,437)    (74,894)   (208,497)
  Purchases of investments.................    (631,117) (2,370,538) (2,684,144)
  Proceeds from sale of investments........   1,801,031   2,058,916   2,811,515
  Patent costs paid........................    (115,761)    (83,573)    (40,582)
                                             ----------  ----------  ----------
Cash provided by (used in) investing activ-
 ities.....................................     421,716    (470,089)   (121,708)
                                             ----------  ----------  ----------
Financing activities:
  Payments on long-term debt...............      (9,463)   (200,129)    (54,628)
  Proceeds from exercise of stock options..      39,791         --          --
                                             ----------  ----------  ----------
Cash provided by (used in) financing activ-
 ities.....................................      30,328    (200,129)    (54,628)
                                             ----------  ----------  ----------
Increase (decrease) in cash and cash equiv-
 alents....................................     653,718     293,521    (211,012)
Cash and cash equivalents, beginning of
 year......................................   1,593,521   1,300,000   1,511,012
                                             ----------  ----------  ----------
Cash and cash equivalents, end of year.....  $2,247,239  $1,593,521  $1,300,000
                                             ==========  ==========  ==========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                            LASER TECHNOLOGY, INC.

                        SUMMARY OF ACCOUNTING POLICIES

PRESENTATION AND PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements presented are those of Laser Technology, Inc. (the "Company") and its wholly-owned subsidiaries, Laser Communications, Inc., Laser Technology, U.S.V.I., and International Measurement and Control Company. All significant intercompany transactions have been eliminated. Laser Technology, Inc. is engaged in the business of developing, manufacturing, and marketing laser based measurement instruments.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of financial instruments including cash and cash equivalents, investments, trade accounts receivable, accounts payable and accrued expenses approximated fair value because of the immediate or short-term maturity of these instruments.

INVESTMENTS

  The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". All marketable equity and debt securities have been categorized as available for sale as the Company does not have the positive intent to hold to maturity or does not intend to trade actively. These securities are stated at fair value which approximates cost.

  At September 30, 1996 and 1995 investments consisted of the following:

                                                             1996       1995
                                                          ---------- ----------
      Current:
        U.S. Government Obligations...................... $  600,000 $2,381,187
      Non-current:
        Municipal Bonds..................................    611,273        --
                                                          ---------- ----------
                                                          $1,211,273 $2,381,187
                                                          ========== ==========

INVENTORIES

  Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first out (FIFO) method.

PROPERTY, EQUIPMENT AND DEPRECIATION

  Property and equipment are stated at cost. Depreciation of property and equipment is computed using straight-line and accelerated methods over the estimated useful lives of the related assets, primarily from five to seven years.

                            LASER TECHNOLOGY, INC.

                   SUMMARY OF ACCOUNTING POLICIES--CONCLUDED

RESEARCH AND DEVELOPMENT COSTS

  Research and development costs related to the Company's laser measurement instruments are expensed as incurred and included in operating expenses. Research and development costs totalled $514,000, $363,000 and $273,000 for the years ended September 30, 1996, 1995 and 1994.

TAXES ON INCOME

  Under the provisions of SFAS No. 109, the Company's policy is to provide deferred income taxes related to property and equipment, inventories and other items that result in differences between the financial reporting and tax basis of assets and liabilities.

INCOME PER SHARE

  Income per share is computed using the weighted average number of common and common equivalent shares outstanding during each period. Common stock options and warrants are included as common stock equivalents when dilutive.

REVENUE RECOGNITION

  Revenue is recognized upon shipment of goods to the customer. The Company's general sales terms allow for a 1% discount in 10 days/net 30 days. Other than to customers deemed creditworthy, international sales primarily require immediate payment or a letter of credit (See Note 6). Royalties and licensing fees are recorded as earned in accordance with specific terms of each license agreement.

STATEMENT OF CASH FLOWS

  For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At September 30, 1996 and 1995, cash and cash equivalents included money market and mutual fund accounts of approximately $2,077,000 and $817,000.

NEW ACCOUNTING PRONOUNCEMENTS

  The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets" and SFAS No. 123, "Accounting for Stock Based Compensation". SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reported at the lower of the carrying amount or their estimated recoverable amount and the adoption of this statement by the Company is not expected to have an impact on the financial statements. SFAS No. 123 encourages the accounting for stock-based employee compensation programs to be reported within the financial statements on a fair value based method. If the fair value based method is not adopted, then the statement requires pro-forma disclosure of net income and earnings per share as if the fair value based method had been adopted. The Company has not yet determined how SFAS No. 123 will be adopted nor its impact on the financial statements. Both statements are effective for fiscal years beginning after December 15, 1995.

                            LASER TECHNOLOGY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. INVENTORIES

     Inventories consisted of the following:

                                                              SEPTEMBER 30,
                                                          ---------------------
                                                             1996       1995
                                                          ---------- ----------
Finished goods........................................... $  710,027 $  499,976
Work-in-process..........................................    785,339    822,649
Raw materials and supplies...............................  1,082,269    970,981
                                                          ---------- ----------
                                                          $2,577,635 $2,293,606
                                                          ========== ==========

2. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                              SEPTEMBER 30,
                                                           --------------------
                                                              1996      1995
                                                           ---------- ---------
Shop equipment............................................ $  691,885 $ 612,548
Office equipment..........................................    479,843   210,371
Leasehold improvements....................................    335,069   206,791
Automobiles...............................................    214,841    98,509
Furniture/fixtures........................................    127,504    49,019
                                                           ---------- ---------
                                                            1,849,142 1,177,238
Less accumulated depreciation and amortization............    735,868   594,524
                                                           ---------- ---------
                                                           $1,113,274 $ 582,714
                                                           ========== =========

  Depreciation expense was $161,877, $163,610 and $130,831 for the years ended September 30, 1996, 1995 and 1994.

3. STOCKHOLDERS' EQUITY

   PUBLIC OFFERING

  During January 1993, the Company completed a public offering consisting of the sale of 1,552,000 units at an offering price of $5.00 per unit. Each unit consisted of one share of the Company's common stock and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one share of common stock upon the payment of $6.00, subject to adjustment, until January 11, 1998. The redeemable warrants are subject to redemption. The securities comprising the units are currently separate and transferable.

  As part of the public offering, the Company sold to the underwriter nonredeemable warrants to purchase 138,000 units. Each nonredeemable warrant allows for purchase of one share of common stock and one redeemable warrant, upon the payment of $8.25, subject to adjustment, until January 11, 1998. The redeemable warrants exercisable under these underwriter's warrants are exercisable at $9.90 per share and are identical to the redeemable warrants issued with the units under the public offering.

  Additionally, in connection with the offering, the Company sold to an unrelated partnership, 100,000 redeemable warrants at a price of $.10 per warrant.

                            LASER TECHNOLOGY, INC.

 CAPITAL STOCK

  At September 30, 1996, the Company had 3,214,250 common shares reserved or available for issuance as follows:

Common Shares:
  Equity Incentive Plan...............................................   530,000
  Non-Employee Director Stock Option Plan.............................   120,000
  Unqualified stock option agreements.................................   120,000
Warrants:
  Redeemable warrants................................................. 1,652,000
  PRC warrants........................................................   356,250
  Underwriter's nonredeemable warrants................................   276,000
  Laser Partners' warrants............................................   160,000
                                                                       ---------
                                                                       3,214,250
                                                                       =========

 PRC WARRANTS

  Under a previously existing loan agreement, the Company granted Plaza Resources Company ("PRC") the right to purchase specified quantities of defined products at the Company's cost, as well as granting PRC warrants to purchase shares of the Company's stock. The warrant agreement grants PRC the right to purchase a total of 356,250 shares of common stock at $3.00 per share for a ten year period. See summary of accounting policies for treatment of warrants in computation of earnings per share.

 EQUITY INCENTIVE PLAN

  In 1994, the Company terminated its previous Employee Stock Incentive Plan and adopted an Equity Incentive Plan (the "Employee Plan") for the purpose of providing key employees and consultants with added incentives to continue in the service of the Company and to create in such employees and consultants a more direct interest in the future operations of the Company. The Employee Plan permits the grant of stock options, restricted stock awards, stock appreciation rights, stock units and other grants to all of the Company's eligible employees and consultants.

  The Employee Plan is administered by the Compensation Committee of the Board of Directors. The committee has the authority to determine the employees or consultants to whom awards will be made, the amount of the awards, and the other terms and conditions of the awards.

  The grant of stock options under the Employee Plan is intended either to qualify as "incentive stock options" under the Internal Revenue Code or "non-qualified options" not intended to qualify. Stock options are granted at a price not less than 100% of the fair market value on the date the option is granted.

  Under the Employee Plan 530,000 shares of the Company's common stock are reserved for issuance. Options granted to employees vest at the rate of one-third per year and are fully vested after three years of continuous employment from the date of grant. During the year ended September 30, 1996, options to purchase 9,833 shares of common stock were exercised. As of September 30, 1996, options to purchase 506,500 shares of the Company's common stock were outstanding, at exercise prices ranging from $3.50 to $5.25 per share of which 297,584 options were exercisable at September 30, 1996.

                            LASER TECHNOLOGY, INC.

 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  In 1994, the Company adopted a Non-Employee Director Stock Option Plan (the "Director Plan") for the purpose of providing non-employee directors with added incentives to continue in the service of the Company and a more direct interest in the future operations of the Company.

  Under the terms of the Director Plan, non-employee directors on the effective date of the Director Plan and each non-employee director elected thereafter shall receive options to purchase 30,000 shares of common stock. Stock options are granted at a price not less than 100% of the fair market value on the date the option is granted.

  Under the Director Plan 120,000 shares of the Company's common stock are reserved for issuance. Such options granted to non-employee directors of the Company vest at the rate of one-third per year and are fully vested after three years of continuous service from the date of grant. As of September 30, 1996 options to purchase 120,000 shares of the Company's common stock were outstanding at exercise prices ranging from $3.06 to $4.94 per share of which 60,000 options were exercisable at September 30, 1996.

 UNQUALIFIED STOCK OPTIONS

  In April 1992 the Company granted options to purchase an aggregate of 120,000 shares of its common stock to three employees for services rendered. Under the terms of the options, the employee may exercise his/her options at the price of $3.00 per share over a three year period beginning April 3, 1994, provided that he/she remain employed by the Company. If the Company's common stock is trading at a price greater than $3.00 per share, the Company has the option to purchase up to 50% of the Common Stock acquired by the employee exercising his/her options at a price equal to the difference between the current market price and the exercise price.

  The following is a summary of option activity:

                                 NUMBER    OPTION PRICE
                                OF SHARES   PER SHARE          EXPIRATION
                                --------- -------------- ----------------------
Options outstanding at
 September 30, 1994............  696,250  $3.00 to $4.25
Options granted................   77,250  $3.06 to $4.94       June 2005
Options canceled or expired....  (44,000) $4.25
                                 -------  --------------
Options outstanding at
 September 30, 1995............  729,500  $3.00 to $4.94
Options granted................   37,000  $3.75 to $5.25 Nov. 2005 to Aug 2006
Options exercised..............   (9,833) $3.75 to $4.25
Options canceled or expired....  (10,167) $3.75 to $4.25
                                 -------  --------------
Options outstanding at
 September 30, 1996 ...........  746,500  $3.00 to $5.25 April 1997 to Aug 2006
                                 =======  ==============
Options exercisable at
 September 30, 1996............  477,584  $3.00 to $5.25
                                 =======  ==============

4. TAXES ON INCOME

  For the years ended September 30, 1996, 1995 and 1994 the provision for federal and state income taxes consisted of the following:

                                                        1996      1995    1994
                                                      --------  -------- -------
Current:
  Federal............................................ $541,000  $114,000 $   --
  State..............................................   45,000    12,000     --
Deferred:
  Federal............................................   (6,000)  230,000  33,000
  State..............................................      --     27,000   4,000
                                                      --------  -------- -------
                                                      $580,000  $383,000 $37,000
                                                      ========  ======== =======

                            LASER TECHNOLOGY, INC.

  The Company believes that it is more likely than not that it will realize the deferred tax asset. Therefore, no valuation allowance has been provided.

  A reconciliation of income taxes at the federal statutory rate to the effective tax rate is as follows:

                                                        1996      1995    1994
                                                      --------  -------- -------
Income taxes computed at the federal statutory rate.  $559,000  $370,000 $32,000
State income taxes, net of federal benefit..........    42,000     8,000   3,000
Other...............................................   (21,000)    5,000   2,000
                                                      --------  -------- -------
Taxes on income.....................................  $580,000  $383,000 $37,000
                                                      ========  ======== =======

  The types of temporary differences between the tax basis of assets and liabilities that give rise to a significant portion of the deferred tax asset and their approximate tax effect are as follows:

                                                                 SEPTEMBER 30,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
Future deductions:
  Inventories (Uniform Capitalization Rules)................... $49,000 $31,000
  Other........................................................   3,000  15,000
                                                                ------- -------
                                                                $52,000 $46,000
                                                                ======= =======

5. COMMITMENTS

 EMPLOYMENT AGREEMENTS

  The Company has employee agreements with its President and Vice-President. The agreements which expire in 1997, provide for base salary and increases at the discretion of the Board of Directors. Each employment agreement prohibits the individual from directly or indirectly competing with the Company for a period of three years following termination of employment.

 FACILITY LEASES

  The Company has various operating lease agreements for office and manufacturing facilities that expire through May 31, 2003. Rent expense under operating lease agreements was $119,000, $93,000 and $66,000 for the years ended September 30, 1996, 1995 and 1994.

  As of September 30, 1996 future minimum lease payments under operating lease agreements are as follows:

  1997................................................................. $120,000
  1998.................................................................  111,000
  1999.................................................................  107,000
  2000.................................................................  114,000
  2001.................................................................  122,000
  Thereafter...........................................................  255,000
                                                                        --------
                                                                        $829,000
                                                                        ========

                            LASER TECHNOLOGY, INC.

6. CUSTOMERS, EXPORT SALES AND CONCENTRATIONS OF CREDIT RISK

  The Company operates primarily in one industry segment which includes the manufacturing and marketing of laser speed and distance measurement instruments.

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments, and trade accounts receivable.

  The Company invests temporary cash in demand deposits, certificates of deposit, money market accounts and mutual funds with quality financial institutions and in securities backed by the United States government. Such deposit accounts at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

  The Company markets its laser measurement instruments to three major classes of customers. The Company's trade accounts receivable subject to credit risk from those customers are as follows at September 30, 1996:

Foreign distributors (a)............................................ $1,957,903
State and local municipalities (b)..................................    493,310
U.S. government agencies (c)........................................    156,169
Other receivables...................................................    166,943
                                                                     ----------
                                                                      2,774,325
Less allowance for doubtful accounts................................     10,000
                                                                     ----------
                                                                     $2,764,325
                                                                     ==========

--------
(a) To date, the Company's foreign sales are transacted primarily through distributors. Generally, foreign sales require immediate payment or establishment of a letter of credit. As discussed below, sales to two different foreign distributors individually accounted for 12% of sales in 1996 and 15% of sales in 1994.
(b) The Company's domestic sales of its laser speed instruments have been primarily to state and local law enforcement agencies. These agencies are dispersed across geographic areas.
(c) Domestically, the Company's sales of its laser distance measurement systems have been to U.S. Governmental agencies.

  For the year ended September 30, 1996, one customer accounted for 12% of sales. For the year ended September 30, 1995, no single customer accounted for more than 10% of sales. For the year ended September 30, 1994, sales to one customer accounted for 15% of sales.

  A summary of the Company's sales by geographic area is as follows:

                                                  1996       1995       1994
                                               ---------- ---------- ----------
Foreign sales:
  Asia........................................ $2,187,000 $1,540,000 $  329,000
  Europe (primarily Austria in 1995 and 1994).  1,233,000  1,171,000    964,000
  Canada......................................    552,000    680,000    683,000
  Australia...................................    326,000    124,000    114,000
  Other.......................................    292,777    109,776    266,999
                                               ---------- ---------- ----------
Total foreign sales...........................  4,590,777  3,624,776  2,356,999
Domestic sales................................  4,716,000  4,601,000  2,946,300
                                               ---------- ---------- ----------
                                               $9,306,777 $8,225,776 $5,303,299
                                               ========== ========== ==========

  The Company has no foreign assets.

                             LASER TECHNOLOGY, INC.

7. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                         1996    1995    1994
                                                       -------- ------- -------
Cash paid during the year for:
  Interest............................................ $    860 $13,197 $13,287
  Income taxes........................................  487,161  90,000   1,510
Non-cash investing activities:
  Leasehold improvements acquired in exchange for
   debt...............................................      --      --  202,360
Non-cash financing activities:
  Common stock and treasury stock issued for services.      --      --   64,959

                             LASER TECHNOLOGY, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                 ADDITIONS
                                      BALANCE    CHARGED TO             BALANCE
                                    AT BEGINNING COSTS AND              AT END
                                     OF PERIOD    EXPENSES  DEDUCTIONS OF PERIOD
                                    ------------ ---------- ---------- ---------
Year Ended September 30, 1994......   $10,000      $  --     $   --     $10,000
Year Ended September 30, 1995......    10,000      17,254    (17,254)    10,000
Year Ended September 30, 1996......    10,000         --         --      10,000

================================================================================

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                          ___________________________



                               TABLE OF CONTENTS

                                                     PAGE
                                                     ----
Prospectus Summary.................................     3
The Company........................................     8
Risk Factors.......................................     8
Dilution...........................................    12
Use of Proceeds....................................    13
Market Information.................................    13
Dividend Policy....................................    14
Capitalization.....................................    14
Selected Financial Data............................    15
Management's Discussion and Analysis of Financial
 Condition and Results of Operations...............    16
Business...........................................    21
Management.........................................    37
Certain Transactions...............................    40
Principal Stockholders.............................    41
Description of Securities..........................    42
Plan of Distribution...............................    44
Shares Eligible for Future Sale....................    44
Concurrent Registration of Common Stock............    45
Legal Matters......................................    45
Experts............................................    45
Additional Information.............................    45
Index to Consolidated Financial Statements.........   F-1





                             LASER TECHNOLOGY, INC.



                              1,552,000 SHARES OF
                                  COMMON STOCK




                                  __________

                                  PROSPECTUS
                                  __________




                               JANUARY ____, 1997


================================================================================

                                          [ALTERNATE PAGE FOR COMMON PROSPECTUS]

PROSPECTUS
----------


                             LASER TECHNOLOGY, INC.


                         100,000 SHARES OF COMMON STOCK
                                ______________

                        REDEEMABLE WARRANTS TO PURCHASE
                         260,000 SHARES OF COMMON STOCK

                                ______________

                         260,000 SHARES OF COMMON STOCK
                                $6.00 PER SHARE

     This Prospectus relates to the sale by certain selling stockholders (the "Selling Stockholders") of 100,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Laser Technology, Inc. ("LTI" or the "Company"), and 260,000 of the Company's redeemable warrants ("Redeemable Warrants"). See "Selling Stockholders." This Prospectus also relates to the sale by the Company of 260,000 shares of Common stock underlying the Redeemable Warrants. The Company is not offering any shares or Redeemable Warrants hereunder and will not receive any of the proceeds from the sale of shares of Common Stock or Redeemable Warrants by the Selling Stockholders. The Company will receive proceeds represented by the exercise price of the Redeemable Warrants if exercised by the holder thereof. See "Prospectus Summary - The Offering." It is anticipated that the Selling Stockholders will offer such shares of Common Stock and/or Redeemable Warrants from time to time in market transactions at the then prevailing market prices and terms, or in negotiated transactions or otherwise, and without the payment of any underwriting discounts or commission, except for usual and customary selling commissions paid to brokers or dealers. The Selling Stockholders also may sell such shares of Common Stock from time to time, as might be permitted under Rule 144 promulgated under the Securities Act of 1933 (the "Act").

     The Company's Common Stock and Redeemable Warrants are traded on the American Stock Exchange ("AMEX"). On January 15, 1997, the closing prices of the Common Stock and Redeemable Warrants as reported by the AMEX were $4.37 and $.75 respectively. See "Market Information." There is no public market for the Underwriter's Warrants or Underwriter's Nonredeemable Warrants.

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION."

                              ___________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                                    EXCHANGE
    COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                                    EXCHANGE
   COMMISSION  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                              ___________________

     Concurrently herewith, the Company is offering by separate Prospectus (I) 1,552,000 shares of Common Stock underlying outstanding Redeemable Warrants that were issued in January 1993 in connection with the Company's public offering offered through Knickerbocker Securities, Inc. (the "Underwriter"), (ii) 138,000 Underwriter's Units underlying Underwriter's Warrants, each Unit consisting of one share of Common Stock and one nonredeemable warrant ("Underwriter's Nonredeemable Warrant"), and (iii) 138,000 shares of Common Stock underlying the Underwriter's Redeemable Warrants.

                The date of this Prospectus is January 28, 1997.

                                          [ALTERNATE PAGE FOR COMMON PROSPECTUS]


--------------------------------------------------------------------------------

                                  THE OFFERING

Securities Offered......................  (1) 100,000 shares of Common Stock sold by
                                              Selling Stockholder.
                                          (2) Redeemable Warrants to purchase 260,000
                                              shares of Common Stock.
                                          (3) 260,000 shares of Common Stock underlying
                                              the Redeemable Warrants.
Shares of Common Stock Outstanding:
  Before Offering (1)...................  4,999,433 shares
  After Offering (2)....................  5,259,433 shares
AMEX Symbols
  Common Stock..........................  "LSR"
  Redeemable Warrants...................  "LSRW"
Use of Proceeds.........................  The Company will not receive any of the proceeds from the sale of shares of Common
                                          Stock or Redeemable Warrants, although the
                                          Company will receive proceeds upon the exercise
                                          of the Redeemable Warrants. See "Use of
                                          Proceeds."

Risk Factors............................  The Offering involves a high degree of risk as well as immediate and substantial dilution. See
                                          "Risk Factors" and "Dilution."

__________
(1) Does not include (a) 356,250 shares of Common Stock issuable upon exercise of those warrants (the "PRC Warrants") held by Plaza Resources Company ("PRC") at a present exercise price per share of $3.00 (b) 138,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants or 138,000 shares of common stock issuable upon exercise of the Underwriter's Nonredeemable Warrants that are part of the Underwriter's Warrants; (C) 1,552,000 shares of Common Stock issuable upon exercise of Redeemable Warrants and offered by a separate prospectus; (d) 530,000 shares of Common Stock reserved for issuance pursuant to the Company's Equity Incentive Plan or 120,000 shares of Common Stock reserved for issuance pursuant to the Company's Non-Employee Directors Plan; (e) 120,000 shares of Common Stock reserved for issuance upon exercise of other outstanding options granted by the Company to its employees; and (f) 88,768 treasury shares held by the Company. See "Management--Stock Incentive Program", "--Employee Options", "Principal Stockholders", and "Selling Stockholders."
(2) Does not include those securities described in (a), (b), (c), (d), (e) and
    (f) of Notes (1) above.

--------------------------------------------------------------------------------

                                          [ALTERNATE PAGE FOR COMMON PROSPECTUS]

--------------------------------------------------------------------------------
                         SUMMARY FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA:

                                                                     YEARS ENDED
                                                                    SEPTEMBER 30,
                                            --------------------------------------------------------------
                                               1996        1995        1994        1993         1992(a)
                                            ----------  ----------  ----------  -----------  -------------
Net sales.................................  $9,306,777  $8,225,776  $5,303,299  $4,813,227   $3,880,512
Cost of goods sold........................   4,241,389   3,864,473   2,527,322   2,021,884    1,761,829
Gross profit..............................   5,065,388   4,361,303   2,775,977   2,791,343    2,118,683
Royalty and licensing income..............     401,121          --          --          --           --
Total operating income....................   5,466,509   4,361,303   2,775,977   2,791,343    2,118,683
Operating expenses........................   4,058,908   3,431,694   2,766,426   1,794,332      933,220
Income from operations....................   1,407,601     929,609       9,551     997,011    1,185,463
Interest income (expense) net.............     235,771     157,523      86,555     (83,765)    (152,650)
Litigation settlement(b)..................          --          --          --          --    1,100,000
Income (loss) before taxes on income and
  extraordinary item......................   1,643,372   1,087,132      96,106     913,246      (67,187)
Taxes on income (benefit).................     580,000     383,000      37,000     (52,000)      79,000
Income (loss) before extraordinary item...   1,063,372     704,132      59,106     965,246     (146,187)
Extraordinary item(C).....................          --          --          --     567,000           --
Net income (loss).........................   1,063,372     704,132      59,106     398,246     (146,187)
Net income (loss) per common share:
  Before extraordinary item...............        0.20        0.14        0.01        0.20        (0.04)
  Extraordinary item......................          --          --          --       (0.12)          --
Net income (loss).........................        0.20        0.14        0.01        0.08        (0.04)
  Weighted average number of shares
   outstanding............................   5,209,981   4,989,600   5,008,381   4,794,749    3,709,312

(a) Effective with the period ended September 30, 1992, the Company elected to begin using a September 30 fiscal year end. Therefore, the period ended September 30, 1992 represents a nine month short period as compared to the twelve month fiscal years ended September 30, 1993, 1994, 1995 and 1996.
(b) The loss for the nine months ended September 30, 1992 includes the effect of a $1,100,000 charge for the settlement of litigation which reduces earnings by $.30 per share.
(c) As of September 30, 1993, the Company has recorded a non-recurring extraordinary charge of $567,000 as a loss related to the early extinguishment of debt, net of applicable income tax benefit of $333,000 which reduced earnings by $.12 per share.

BALANCE SHEET DATA:

                                                       SEPTEMBER 30, 1996
                                                  --------------------------
                                                   ACTUAL       PRO FORMA(1)
                                                  -----------   ------------
Working capital...............................    $ 7,698,674  $ 9,208,674
Total assets..................................     10,663,459   12,173,459
Total stockholders' equity....................      9,692,855   11,202,855

(1) Adjusted to give effect only to the initial application of the estimated net proceeds from the assumed sale of the 260,000 shares of Common Stock underlying the Redeemable Warrants held by the Selling Stockholders, that may be exercised at any time prior to January 11, 1998. See "Use of Proceeds."

--------------------------------------------------------------------------------

                                          [ALTERNATE PAGE FOR COMMON PROSPECTUS]

     Product Liability. The Company may be exposed to potential product liability claims by users of the Company's products. To date, there have been no such claims against the Company. The Company currently maintains product liability insurance limited to $6,000,000 coverage per occurrence and in the aggregate, $7,000,000. Although the Company believes such coverage is adequate, there can be no assurance that such insurance is in an amount sufficient to cover all possible liabilities, that the present level of coverage will be available in the future at a reasonable cost, or that a product liability claim would not materially adversely affect the business or financial condition of the Company.

     Government Regulation. The Company's laser products emit a laser light beam and as such are regulated by the FDA and subject to approval by foreign governments. FDA regulations impose eye safety requirements on the Company's products and governments of some foreign countries have similar regulations. Although management believes that the Company is in compliance with all applicable regulations, to the extent that these regulations change, there can be no assurance that the Company can remain in compliance at a reasonable cost. Failure to comply with such regulations may have a material adverse effect on the Company. Due to FDA involvement in international standardization efforts for laser products with the International Electrotechnical Commission, ("IEC"), Management is aware of certain changes under consideration by the FDA that may affect current FDA regulated emission limits of Class 1 pulsed lasers. Management does not believe that such proposed changes will impact the Company's sales or results of operations. However, there is no assurance of this. Further, although the Marksman has been accepted for use by numerous state, local and foreign governments, there can be no assurance that it will continue to be accepted in the future, or that a government or court system will not disallow the use of laser instruments as an accurate measurement of speed. See "Business--Government Regulation."

     National Standard for Laser Speed Measurement Devices. The Company believes that many law enforcement agencies throughout the United States are hesitant to purchase speed enforcement products which are not listed on the International Association of Chiefs of Police ("IACP") Approved Products List. This list consists of those speed enforcement products which have passed a national standard established by the National Highway Traffic Safety Administration ("NHTSA"). In 1995, the National Institute of Standards and Technology ("NIST") in conjunction with the NHTSA, completed a national standard for performance specifications for laser speed measurement devices, such as the Marksman, and established a laboratory at the University of California-Davis for testing of laser speed measurement devices. The Company submitted a Marksman unit for testing in October 1995 and, in April 1996, the Marksman was certified by the IACP and subsequently place on the IACP Approved Products List. Management believes that because the Marksman has been placed on the IACP Approved Products List, federal funds from the United States Department of Transportation may become more accessible for law enforcement agencies to purchase the Marksman. However, there can be no assurance that federal funds will be available to law enforcement agencies to purchase the Marksman.

     Dependence on Significant Customers. For the fiscal year ended September 30, 1996, 24% of the Company's sales were to state and local municipalities. Sales to the Company's Domestic Survey and Mapping dealer network comprised 12% of sales. Additionally, the Company's foreign distributors accounted for 47% of sales, of which the Company's European and Asian distributors comprised 36% collectively. One customer, Visi Trading (m) SDN BHD, accounted for 12% of sales. A substantial reduction in orders from its principal customers and the inability to attract orders from new customers could have a material adverse effect on the Company's operations and financial condition. See "Business-- Marketing, Distribution and Customers."

     Control of the Company.   Immediately following completion of this Offering
and assuming all Redeemable Warrants, Underwriter's Warrants and Underwriter's Nonredeemable Warrants are exercised and shares of Common Stock are issued, the Company's executive officers, directors and other principal stockholders will beneficially own approximately 28% of the Company's outstanding Common Stock. These stockholders may be able to effectively control the outcome of all issues submitted to a vote of stockholders, including the election of a significant number of the Company's directors. See "Principal Stockholders" and "Description of Securities."

     Dilution. Purchasers in this Offering will incur immediate and substantial dilution in that the net tangible book value of each outstanding share of Common Stock immediately after the Offering will be significantly less than the public offering price of the Common Stock. See "Dilution."

                                          [ALTERNATE PAGE FOR COMMON PROSPECTUS]

                                    DILUTION

     The net tangible book value of the Company as of September 30, 1996 was $9,434,682 or $1.88 per share of Common Stock. "Net tangible book value" per share of Common Stock represents the tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding prior to this Offering. After giving effect to the exercise of the Redeemable Warrants, and without taking into account the exercise of the Underwriter's Warrants or the Underwriter's Nonredeemable Warrants or any other change in the net tangible book value of the Company subsequent to September 30, 1996 and assuming no solicitation fee is paid, the Pro Forma net tangible book value of the Company at September 30, 1996 would have been $10,944,682, or $2.08 per share. This represents an immediate increase in the net tangible book value of $.20 per share to existing stockholders and an immediate dilution of net tangible book value of $3.92 to those new investors exercising the Redeemable Warrants ("New Investors"). The following table illustrates this dilution on a per Unit basis:


                                                                     SHARES UNDERLYING
                                                                         REDEEMABLE
                                                                          WARRANTS
                                                                     -----------------
Public Offering Price.......................................               $6.00
Net tangible book value per share before exercise of
 Redeemable Warrants........................................               $1.88
Increase attributable to New Investors......................                 .20
                                                                           -----
Pro Forma net tangible book value per share after
 exercise of:
 Redeemable Warrants........................................                2.08
                                                                           -----
Dilution to New Investors...................................               $3.92 (65 %)
                                                                           =====

     The following table sets forth as of September 30, 1996 the number of shares of Common Stock purchased for cash from the Company by all persons during the past five years, the total consideration paid and the average price per share paid by these existing stockholders and by New Investors in this Offering and before deduction of underwriting discounts and offering expenses.

                                                     SHARES PURCHASED                TOTAL CONSIDERATION
                                                    ------------------      ---------------------------------
                                                                                                    AVERAGE
                                                                                                     PRICE
                                                     NUMBER    PERCENT(1)    AMOUNT      PERCENT   PER SHARE
                                                   ---------   ----------   --------     -------   ---------
Existing stockholders acquiring shares for
 cash within past five years...................... 1,711,833     33%        $8,099,791     84%       $4.73
New Investors.....................................   260,000      5%         1,560,000     16%        6.00

__________________
(1)  Percent of total shares outstanding following the Offering.

                                          [ALTERNATE PAGE FOR COMMON PROSPECTUS]

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock or Redeemable Warrants by the Selling Stockholders.

     With regard to the Redeemable Warrants, to the extent all of the Redeemable Warrants are exercised, the Company will receive aggregate proceeds of approximately $1,560,000, less estimated offering expenses of $50,000. All such proceeds will be added to the Company's working capital.

     Depending upon the total amount of proceeds realized, management may use a portion of the funds for expansion of manufacturing facilities, product development, and expansion of marketing and sales activities.

                               MARKET INFORMATION

     LTI Common Stock ("LSR") and Redeemable Warrants ("LSRW") are traded on the AMEX. The following table sets forth the range of high and low bid prices of the Common Stock for each quarterly period since the first quarter of 1994 as reported by the AMEX. All prices set forth below are based on a calendar year.

                                               HIGH    LOW
                                              ------  -----
     1994
       First Quarter......................    $6.75   $4.88
       Second Quarter.....................     4.38    4.13
       Third Quarter......................     4.50    3.88
       Fourth Quarter.....................     3.19    3.00
     1995
       First Quarter......................    $5.12   $2.56
       Second Quarter.....................     6.44    4.18
       Third Quarter......................     6.25    4.75
       Fourth Quarter.....................     5.75    3.25
     1996
       First Quarter......................    $7.62   $3.87
       Second Quarter.....................     8.44    5.50
       Third Quarter......................     6.69    4.12
       Fourth Quarter.....................     4.56    3.50
     1997
       First Quarter(1)...................    $5.12   $4.37

(1)  Through January 15, 1997


     As of September 30, 1996, there were approximately 641 holders of record of the Common Stock, which figure does not take into account those shareholders whose certificates may be held in the name of broker-dealers. On January 15, 1997, the closing price of the Common Stock as quoted on the AMEX was $4.37.

                                          [ALTERNATE PAGE FOR COMMON PROSPECTUS]

                                DIVIDEND POLICY

     The Company has not declared or paid cash dividends or made distributions in the past, and the Company does not anticipate that it will pay cash dividends or make distributions in the foreseeable future. The Company currently intends to retain earnings to finance its operations.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996, and the pro forma capitalization giving effect to the sale by the Company of all the securities offered hereby and the receipt of the estimated proceeds therefrom, less estimated offering expenses payable by the Company. See "Use of Proceeds."

                                                                                      SEPTEMBER 30, 1996
                                                                                  -------------------------
                                                                                   ACTUAL        PRO FORMA
                                                                                  ----------    -----------
Long-term debt (excluding current maturities)..................................   $    --       $   --
                                                                                   ------------------------
Stockholders' equity:
  Common Stock, $.01 par value, 25,000,000 shares
   authorized and 5,088,201 shares issued(1), and 5,348,201 issued pro
   forma.......................................................................       50,882         53,482
  Additional paid-in capital...................................................    9,623,980     11,131,380
     Less treasury stock, at cost (88,768 shares)..............................      (17,535)       (17,535)
  Retained earnings............................................................       35,528         35,528
                                                                                  ----------    -----------
  Total stockholders' equity...................................................    9,692,855     11,202,855
                                                                                  ----------    -----------
  Total capitalization.........................................................   $9,692,855    $11,202,855
                                                                                  ==========    ===========

(1) Includes 88,768 treasury shares held by the Company, but does not include
    (a) 356,250 shares of Common Stock issuable upon exercise of the PRC Warrants at a present exercise price per share of $3.00, (b) 1,552,000 shares of Common Stock issuable upon exercise of outstanding Redeemable Warrants and offered by separate prospectus, (C) 138,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants and 138,000 shares of Common Stock issuable upon exercise of the Underwriter's Nonredeemable Warrants and offered by separate prospectus, (d) 530,000 shares of Common Stock reserved for issuance pursuant to the Company's Equity Incentive Plan or 120,000 shares of Common Stock reserved for issuance pursuant to the Company's Non-Employee Directors Plan, and (e) 120,000 shares of Common Stock reserved for issuance upon exercise of other outstanding options granted by the Company to its employees. See Business, "Agreement with Plaza Resources Company," "Management--Stock Incentive Program", "--Employee Options."

                                          [ALTERNATE PAGE FOR COMMON PROSPECTUS]

                            SELECTED FINANCIAL DATA

     The selected consolidated financial data set forth below have been derived from the Company's consolidated financial statements which have been audited by BDO Seidman, LLP, independent certified public accountants. This selected consolidated financial data set forth below should be read in conjunction with the Company's consolidated financial statements and notes thereto, with Management's Discussion and Analysis of Financial Condition, and with the other financial information of the Company included elsewhere in this Prospectus.

STATEMENT OF OPERATIONS
                                                                 YEARS ENDED
                                         ------------------------------------------------------------
                                            1996        1995        1994        1993       1992 (A)
                                         ----------  ----------  ----------  -----------  -----------

 Net sales.............................  $9,306,777  $8,225,776  $5,303,299  $4,813,227   $3,880,512
 Cost of goods sold....................   4,241,389   3,864,473   2,527,322   2,021,884    1,761,829
 Gross profit..........................   5,065,388   4,361,303   2,775,977   2,791,343    2,118,683
 Royalty and licensing income..........     401,121          --          --          --           --
 Total operating income................   5,466,509   4,361,303   2,775,977   2,791,343    2,118,683
 Operating expenses....................   4,058,908   3,431,694   2,766,426   1,794,332      933,220
 Income from operations................   1,407,601     929,609       9,551     997,011    1,185,463
 Interest income (expense) net.........     235,771     157,523      86,555     (83,765)    (152,650)
 Litigation settlement (b).............          --          --          --          --    1,100,000
 Income (loss) before taxes on income
  and extraordinary item...............   1,643,372   1,087,132      96,106     913,246      (67,187)
 Taxes on income (benefit).............     580,000     383,000      37,000     (52,000)      79,000
 Income (loss) before extraordinary....   1,063,372     704,132      59,106     965,246     (146,187)
 Extraordinary item (C)................          --          --          --     567,000           --
 Net income (loss).....................   1,063,372     704,132      59,106     398,246     (146,187)
 Net income (loss) per common share:
  Before extraordinary item............         .20         .14         .01         .20         (.04)
  Extraordinary item...................          --          --          --        (.12)          --
    Net income (loss)..................         .20         .14         .01         .08         (.04)
    Weighted average number of
     shares outstanding................   5,209,981   4,989,600   5,008,381   4,794,749    3,709,312

______________
(a) Effective with the period ended September 30, 1992, the Company elected to begin using a September 30 fiscal year end. Therefore, the period ended September 30, 1992 represents a nine month short period as compared to the twelve month fiscal years ended September 30, 1993, 1994, 1995 and 1996.
(b) The loss for the nine months ended September 30, 1992 includes the effect of a $1,100,000 charge for the settlement of litigation which reduced earnings by $.30 per share.
(C) During fiscal 1993, the Company recorded a non-recurring charge of $567,000 as a loss related to the early extinguishment of debt, net of applicable income tax benefit of $333,000 which reduced earnings by $.12 per share.

BALANCE SHEET DATA
                                      1996              1996                1995             1994             1993           1992
                                   -----------      ------------          ----------       ----------       ----------     ---------
                                    ACTUAL          PRO FORMA(1)
Working capital...............    $ 7,698,674       $ 9,208,674          $7,834,363       $7,247,133       $7,309,987     $  604,954
Total assets..................     10,663,459        12,173,459           8,998,295        8,366,463        8,011,845      3,289,372
Short-term debt, including
 current maturities of
  long-term debt..............             --                --                  --           59,517           34,481        186,425
Long-term debt less current
   maturities.................             --                --                  --          150,075           27,379        840,545
Total stockholders' equity....      9,692,855        11,202,855           8,589,692        7,885,560        7,761,495        479,128

(1) Adjusted to give effect to the assumed exercise of 260,000 Redeemable Warrants held by Selling Stockholders that may be exercised at any time prior to January 11, 1998.

                                          [ALTERNATE PAGE FOR COMMON PROSPECTUS]

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information, to the best knowledge of the Company, as of December 22, 1996 and as adjusted to reflect the sale of the securities offered hereby, with respect to each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, each director and all directors and officers as a group.


                                                      NUMBER OF              PERCENTAGE
                                                        SHARES               OWNERSHIP(1)
                                                                         ----------------------
                                                      BENEFICIALLY        BEFORE        AFTER
NAME                                                  OWNED**            OFFERING      OFFERING
----                                                  -------            --------      --------
David Williams * (2)(3)............................    391,936            7.8%           7.4%
1501 W. Dry Creek Road
Littleton, Colorado 80120
Jeremy G. Dunne *(4)...............................    390,750            7.7%           7.4%
2686 E. Otero Place
Littleton, Colorado 80122
Dan N. Grothe *(5).................................     32,000            .64%           .61%
6837 South Elizabeth Street
Littleton, Colorado 80122
H. DeWorth Williams * (2)(6).......................    569,157           11.3%          10.8%
P.O. Box 2145
Park City, Utah 84060
William R. Carr *(7)...............................     24,500            .49%           .46%
6195 Gharrett
Missoula, Montana 59803
F. James Lynch *(8)................................     22,000            .44%           .42%
27 Blue Heron Drive
Greenwood Village, Colorado 80121
Richard B. Sayford*(9).............................     14,000            .28%           .27%
89 Silver Fox Drive
Greenwood Village, Colorado 80121
Plaza Resources Company (10).......................    356,250            6.7%           6.3%
GEICO Plaza
Washington, D.C. 20076
Directors and officers as a group (8 persons)(11)..  1,546,152           29.4%          28.0%

*    Director
** Unless otherwise indicated in the footnotes below, the Company has been advised that each person has sole voting power and dispositive power over the shares indicated above.

(1) As of September 30, 1996 there were 4,999,433 shares of Common Stock outstanding. Additionally, certain officers and directors hold stock options to purchase 267,000 shares of Common Stock which are currently exercisable. Therefore, for purposes of the table above, prior to the Offering 5,266,433 shares of Common Stock are deemed to be issued and outstanding in accordance with Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and 5,526,433 shares of Common Stock outstanding after the Offering. See "Prospectus Summary--The Offering." Percentage ownership is calculated separately for each person on the basis of the actual number of outstanding shares as of September 30, 1996 and assumes the exercise of options held by such person (but not by anyone else) exercisable within sixty days.
(2) David Williams disclaims beneficial ownership of the shares of Common Stock owned by H. DeWorth Williams and H. DeWorth Williams disclaims beneficial ownership of the shares of Common Stock owned by David Williams.

                                          [ALTERNATE PAGE FOR COMMON PROSPECTUS]

(3) Includes 45,500 shares which may be acquired by Mr. Williams pursuant to the exercise of stock options exercisable within sixty days.
(4) Includes 45,500 shares which may be acquired by Mr. Dunne pursuant to the exercise of stock options exercisable within sixty days.
(5) Includes 22,000 shares which may be acquired by Mr. Grothe pursuant to the exercise of stock options exercisable within sixty days.
(6) Includes 20,000 shares which may be acquired by Mr. Williams pursuant to the exercise of stock options exercisable within sixty days.
(7) Includes 20,000 shares which may be acquired by Mr. Carr pursuant to the exercise of stock options exercisable within sixty days.
(8) Includes 20,000 shares which may be acquired by Mr. Lynch pursuant to the exercise of stock options exercisable within sixty days.
(9) Includes 10,000 shares which may be acquired by Mr. Sayford pursuant to the exercise of stock options exercisable within sixty days.
(10) Includes 356,250 shares of Common Stock issuable upon exercise of the PRC Warrants. PRC is a wholly owned subsidiary of GEICO Corporation. See "Business--Agreement with Plaza Resources Company", and "Certain Transactions."
(11) Includes 267,000 shares which may be acquired by the Company's officers or directors within sixty days pursuant to the exercise of stock options at various prices.

                              SELLING STOCKHOLDERS

     The following table set forth as of September 30, 1996, certain information regarding the beneficial ownership of the Company's Common Stock and Redeemable Warrants by each Selling Stockholder. Except as otherwise noted, the stockholders shown in the table have sole voting and investment power with respect to the securities. These Selling Stockholders are presented together in this table for convenience of presentation only.


                                        SECURITIES                                          SECURITIES TO BE
                                    BENEFICIALLY OWNED                                     BENEFICIALLY OWNED
                                   PRIOR TO OFFERING(1)                                     AFTER OFFERING(1)
                                 ----------------------                                 -------------------------
                                                                   SECURITIES
          NAME                       NUMBER         PERCENTAGE       OFFERED              NUMBER      PERCENTAGE
        -------                  --------------    -----------    --------------        ---------    ------------
Ballater, Ltd.(2)...........     100,000 Shares        1.9%       100,000 Units            0               0%
Laser Partners(3)...........         500 Shares        .01%       160,000 Wts.(4)        500 Shares      .01%

(1) Computations of percentages (I) do not give effect to 138,000 Units issuable upon exercise of the Underwriter's Warrants and (ii) are based upon 4,999,433 shares of Common Stock outstanding prior to the Offering and 5,259,433 shares of Common Stock outstanding after the Offering. See "Prospectus Summary--The Offering." Assumes maximum amount of securities offered are sold.
(2) Excludes 100,000 shares of Common Stock issuable upon exercise of the Ballater Redeemable Warrants.
(3) Gives effect to the acquisition by Laser Partners of the Laser Partners Units pursuant to the Laser Partners Settlement but excludes 160,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants included in the Laser Partners Units. Includes an aggregate 500 shares of Common Stock held in equal amounts by Jean Rosow and Victor C. Braun, Jr., each a partner in Laser Partners. See "Business--Litigation" and "Certain Transactions."
(4)  Represents 160,000 Redeemable Warrants.

                                          [ALTERNATE PAGE FOR COMMON PROSPECTUS]

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.01 per share, of which 5,088,201 shares are issued and 4,999,433 shares are outstanding as of the date hereof excluding the Common Stock underlying the Units being offered by the Company hereby.

     All shares of Common Stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to (I) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of the Company.

     Stockholders of the Company have no preemptive rights to acquire additional shares of Common Stock or any other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and non-assessable.

     As permitted by the provisions of the Idaho General Business Corporation Law (the "Idaho Code"), the Company has the power to indemnify any officer or director who, in their capacity as such, is made or threatened to be made a party to any suit or proceeding, whether criminal, administrative or investigative, if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. An officer or director shall be indemnified against expenses to the extent they have been successful on the merits or otherwise in defense of any action, suit or proceeding. Such indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled under the By-Laws, any agreement, vote of stockholders or disinterested directors or otherwise. Further, the Idaho Code permits a corporation to purchase and maintain liability insurance on behalf of its officers, directors, employees and agents.

     Also pursuant to the Idaho Code, a corporation may set forth in its articles of incorporation a provision eliminating or limiting in certain circumstances the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director. These provisions do not eliminate or limit the liability of a director (I) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 30-1-48 of the Idaho Code (relating to the declaration of dividends and purchase or redemption of shares in violation of the Idaho Code); or (iv) for any transaction from which the director derived an improper personal benefit. In addition, these provisions do not limit the right of the corporation or its stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief, which remedies may not be effective in all cases.

REDEEMABLE WARRANTS

     The Redeemable Warrants have been issued in registered form pursuant to an agreement, dated January 11, 1993 (the "Warrant Agreement"), between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent"). The following discussion of certain terms and provisions of the Redeemable Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     One Redeemable Warrant represents the right of the registered holder to purchase one share of Common Stock at an exercise price of $6.00 per share, subject to adjustment (the "Purchase Price"). The Redeemable Warrants will be entitled to the benefit of adjustments in the Purchase Price and in the number of shares of Common Stock and/or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger. The Company has the right to reduce the Purchase Price or increase the number of shares of Common Stock issuable upon the exercise of the Redeemable Warrants.

                                          [ALTERNATE PAGE FOR COMMON PROSPECTUS]

     Unless previously redeemed, the Redeemable Warrants may be exercised at any time commencing January 11, 1993 and prior to the close of business on January 11, 1998 (the "Expiration Date"). On and after the Expiration Date, the Redeemable Warrants become wholly void and of no value. The Company may at any time extend the Expiration Date of all outstanding Redeemable Warrants for such increased period of time as it may determine. The Redeemable Warrants may be exercised at the office of the Warrant Agent.

     The Company has the right at any time after July 11, 1994 to redeem the Redeemable Warrants in whole for cancellation at a price of $.05 each, by written notice mailed 30 days prior to the redemption date to each Redeemable Warrant holder at his address as it appears on the books of the Warrant Agent; provided, however, that the Company does not have the right to call for redemption any of the Redeemable Warrants underlying the Underwriter's Warrants. Such notice may only be given within 10 days following any period of 30 consecutive trading days during which the closing sale price of the shares of Common Stock (traded on the AMEX) exceeds $8.00 per share, subject to adjustments for stock dividends, stock splits and the like. If the Redeemable Warrants are called for redemption, they must be exercised prior to the close of business on the date of any such redemption or the right to purchase the applicable shares of Common Stock is forfeited.

     No holder, as such, of Redeemable Warrants shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Redeemable Warrants have been duly exercised and the Purchase Price has been paid in full.

     The Company will file an amendment to its registration statement with the Commission with respect to the securities underlying the Redeemable Warrants prior to the exercise of the Redeemable Warrants and deliver a prospectus with respect to such securities to all Redeemable Warrant holders as required by
Section 10(a)(3) of the Securities Act.

UNDERWRITER'S UNITS

     In connection with the Company's public Unit Offering, the Company sold to the Underwriter, for nominal consideration, nonredeemable warrants ("Underwriter's Warrants") to purchase from the Company 138,000 units ("Underwriter's Units"). Each of the Underwriter's Warrants is exercisable at a price of $8.25 per unit for a period of four years commencing January 11, 1994. The shares of Common Stock and the warrants comprising the Underwriter's Units and issuable upon exercise of the Underwriter's Warrants are identical to those offered in the Company's Unit Offering except that the warrants contained in the Underwriter's Units cannot be redeemed and each is exercisable to purchase one share of Common Stock at $9.90 per share ("Underwriter's Nonredeemable Warrants"). The Underwriter's Warrants contain anti-dilution provisions providing for adjustment of the number of warrants and exercise price under certain circumstances.

TRANSFER AGENT AND WARRANT AGENT

     The transfer agent and registrar for the Units and the Common Stock and the warrant agent for the Redeemable Warrants is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                                          [ALTERNATE PAGE FOR COMMON PROSPECTUS]

                              PLAN OF DISTRIBUTION

     Following the date of this Prospectus, the Selling Stockholders will be able to sell Common Stock and Redeemable Warrants covered hereunder from time to time in one or more transaction in market transaction at the then prevailing market prices and terms, or in negotiated transactions or otherwise, and without the payment of any underwriting discounts or commissions, except for usual and customary selling commissions paid to brokers or dealers. The Selling Stockholders also may sell such shares of Common Stock from time to time, as might be permitted under Rule 144 promulgated under the Act. As of the date hereof, the Company has not been advised when, or even whether the Selling Stockholders intend to sell such securities.

                     CONCURRENT REGISTRATION OF SECURITIES

     Concurrently herewith, 1,552,000 shares of Common Stock underlying Redeemable Warrants, 138,000 Underwriter's Units each consisting of one share of Common Stock and one Underwriter's Nonredeemable Warrant, and 138,000 shares of Common Stock issuable upon exercise of the Underwriter's Nonredeemable Warrants, have also been registered under the Securities Act of 1933 for sale pursuant to a separate prospectus.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The shares issued pursuant to this Offering will be freely tradeable without restriction or further registration under the Act, except for any shares purchased by an affiliate of the Company, as such term is defined in regulations under the Act. Upon completion of this Offering, approximately 1,279,152 shares of Common Stock will be held by the Company's current stockholders and will constitute restricted securities as defined by Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of the Company for at least two years, including any person who may be deemed to be an "affiliate" of the Company (as the term "affiliate" is defined under the Act), is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of (I) the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale or
(ii) 1% of the shares then outstanding following the Offering, assuming the Underwriters' over-allotment option is not exercised. A person who is not deemed to be an "affiliate" of the Company and who has held restricted shares for at least three years would be entitled to sell such shares without regard to the resale limitations of Rule 144.

     Beginning the date of this Prospectus and during the 6 months immediately thereafter, in addition to the shares underlying the securities issued in this Offering and 3,720,281 tradeable shares of Common Stock outstanding prior to the Offering, an additional 1,279,152 shares of Common Stock deemed restricted securities will be eligible to be sold under Rule 144 of the Act subject to the volume and other restrictions of Rule 144.

     No predictions can be made of the effect, if any, that sales of the Common Stock under Rule 144 or the availability of the Common Stock for sale will have on the market price prevailing from time to time. Sales of substantial amounts of the Common Stock pursuant to Rule 144 could subsequently adversely affect the market price of the Common Stock.

                                          [ALTERNATE PAGE FOR COMMON PROSPECTUS]

                                 LEGAL MATTERS

     Legal matters in connection with this Offering including the validity of the Shares, offered hereby will be passed upon for the Company by Leonard E. Neilson, Attorney at Law, P.C., 1121 East 3900 South, Suite C-200, Salt Lake City, Utah 84124. Mr. Neilson is also the beneficial owner of 27,019 shares of the Company's Common Stock.

                                    EXPERTS

     The financial statements and schedule included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a post-effective amendment to its registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the securities being offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered, reference is hereby made to the Registration Statement and the schedules and exhibits filed as a part thereof. Statements contained in this Prospectus concerning the contents or provisions of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at 410 17th Street, Suite 700, Denver, Colorado 80202, 75 Park Place, 14th Floor, New York, New York 10007 and 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement can be obtained from the Commission, upon payment of prescribed fees.

================================================================================

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               _________________


                               TABLE OF CONTENTS

                                                     PAGE
                                                     ----
Prospectus Summary.................................    3
The Company........................................    8
Risk Factors.......................................    8
Dilution...........................................   12
Use of Proceeds....................................   13
Market Information.................................   13
Dividend Policy....................................   14
Capitalization.....................................   14
Selected Financial Data............................   15
Management's Discussion and Analysis of Financial
 Condition and Results of Operations...............   16
Business...........................................   23
Management.........................................   36
Certain Transactions...............................   39
Principal Stockholders.............................   41
Selling Stockholders...............................   42
Description of Securities..........................   43
Plan of Distribution...............................   45
Concurrent Registration of Securities..............   45
Shares Eligible for Future Sale....................   45
Legal Matters......................................   46
Experts............................................   46
Additional Information.............................   46
Index to Consolidated Financial Statements.........  F-1


                             LASER TECHNOLOGY, INC.



                               260,000 SHARES OF
                                  COMMON STOCK




                                   ----------
                                   PROSPECTUS
                                   ----------





                               JANUARY ____, 1997

================================================================================

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The Company estimates that expenses in connection with the Offering, other than underwriter discounts and commissions, described in this Registration Statement will be as follows:

     Accountants' fees and expenses..................  $ 2,500
     Legal fees and expenses.........................   10,000
     Printing........................................   10,000
     Transfer agent and registrar fees and expenses..    5,000
     Miscellaneous...................................   22,500
                                                       -------
         Total.......................................  $50,000
                                                       =======

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated under the laws of the State of Idaho and Section 30-1-5 of the Idaho Code provides authority for broad indemnification of officers, directors, employees and agents of a corporation. Under the Idaho Code, a corporation has the power to indemnify an officer or director who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. An officer or director will be indemnified against expenses to the extent they have been successful on the merits or otherwise in defense of any action, suit or proceeding. The Idaho Code also permits a corporation to purchase and maintain liability insurance on behalf of any such officer, director, employee or agent of a corporation.

  Article VII of the Company's Restated Articles of Incorporation provides that the Company shall have the power both to indemnify its directors, officers, agents and other persons to the full extent permitted by the laws of Idaho, and to purchase and maintain liability insurance on behalf of such persons.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES.

  The following table sets forth information relating to all previous sales of securities by the Registrant within the past three years that were not registered under the Securities Act of 1933, as amended (the "Act").

 DATE OF SALE          NAME OF PURCHASER           NO. OF SHARES         CONSIDERATION
--------------  --------------------------------   -------------     ---------------------
1/3/94          Seventeen employees for services       15,740     Services rendered valued by the
                rendered to the Company                           Company at $47,220

  With respect to the issuance and/or sale of the aforementioned shares, the Registrant relied on the exemption from registration provided by Section 4(2) of the Act. Issuances of Common Stock for services were made in consideration for services rendered to the Company by employees or services performed for the Company by persons not otherwise affiliated with the Company. The Company has also made available to purchasers of its Common Stock its business plan and/or Private Placement Memorandum. All of the shares issued to the aforementioned persons bore restrictive legends preventing their transfer except in accordance with the Act and the regulations promulgated thereunder. In addition, stop transfer instructions pertaining to these shares will be lodged with the Registrant's transfer agent.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

  (a) The following exhibits are filed with this Registration Statement:

EXHIBIT NO.                             EXHIBIT NAME
-----------                             ------------
  *3.1         Amended and Restated Articles of Incorporation and all amendments pertaining thereto.
  *3.2         Restated By-Laws of Registrant.
  *4.1         Specimen Common Stock Certificates of Registrant.
  *4.2         Underwriter's Warrant Agreement including form of Underwriter's
               Warrant Certificate.
  *4.3         Form of Public Warrant Agreement between the Company and the
               Warrant Agent, including form of Warrant Certificate.
  *4.4         Specimen Warrant Certificate of Registrant.
   5.1         Opinion of Leonard E. Neilson, P.C.
 *10.1         Promissory Note, Secured Note and Warrant Agreement dated as of
               February 21, 1991 between Registrant and Plaza Resources Company.
 *10.2         Amendment to the Promissory Note, Secured Note and Warrant
               Agreement dated as of October 24, 1991 between the Registrant and
               Plaza Resources Company.
 *10.3         Letter Agreement dated July 17, 1992 between Registrant and Plaza
               Resources Company including amendments dated September 23, 1992,
               December 1, 1992, December 22, 1992, and January 7, 1993.
  10.4         Lease Agreement for Registrant's principal place of business.
 *10.5         Non-Competition and Secrecy Agreement dated July 15, 1990 between
               Registrant and David Williams, President of Registrant.
 *10.6         Non-Competition and Secrecy Agreement dated July 15, 1990 between
               Registrant and Jeremy Dunne, Vice President of Registrant.
 *10.7         Employment Agreement between Registrant and David Williams.
 *10.8         Employment Agreement between Registrant and Jeremy Dunne.

 *10.9         Non-Disclosure/Confidentiality Agreement between Registrant and certain other key employees.
***10.15       Employee Stock Option Plan.
***10.16       Non-Employee Director Plan.
**10.20        Amendment to Lease to Include New Facility.
  22.1         Subsidiaries of Registrant
  24.1         Consent of BDO Seidman, LLP, Independent Certified Public
               Accountants.
  24.2         Consent of Leonard E. Neilson, P.C. (included in Exhibit 5.1).
 *25.1         Power of Attorney.

   *      Previously filed.
   ** Incorporated by reference to the Company's Form 10-K for the fiscal year ended September 30, 1993
   *** Incorporated by reference to the Company's Form 10-Q for the period ended June 30, 1994

          (b) Financial Statement Schedules for Registrant.

              Schedule II Valuation and Qualifying Accounts, page F-15

              Schedules other than those listed above are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes therein.

ITEM 17.   UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this Registration Statement:

                    (I) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    Provided, however, that paragraphs (1)(I) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant's Certificate of Incorporation or provisions of Idaho law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the Registration Statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS POST EFFECTIVE AMENDMENT NO. 4 TO REGISTRATION STATEMENT NO. 33-49848 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENGLEWOOD, STATE OF COLORADO, ON THIS 28TH DAY OF JANUARY, 1997.

                              LASER TECHNOLOGY, INC. (REGISTRANT)



                              By:    /S/  David Williams
                                 --------------------------------
                                  DAVID WILLIAMS, PRESIDENT AND
                                      CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST EFFECTIVE AMENDMENT NO. 5 TO REGISTRATION STATEMENT NO. 33-49848 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

     SIGNATURE                     TITLE                         DATE
     ---------                     -----                         ----
   /S/  David Williams         President, Chief Executive    January 28, 1997
----------------------------       Officer and Director
   DAVID WILLIAMS



   Jeremy G. Dunne             Vice President and Director   January 28, 1997
----------------------------
   JEREMY G. DUNNE



   /S/  Dan N. Grothe          Secretary and Director        January 28, 1997
-----------------------------
   DAN N. GROTHE



   /S/  H. DeWorth Williams    Director                      January 28, 1997
------------------------------
   H. DEWORTH WILLIAMS



   /S/  Pamela Sevy            Controller, Treasurer and     January 28, 1997
------------------------------
   PAMELA SEVY                  Chief Financial Officer and
                                Principal Accounting Officer


   /S/ Richard B. Sayford      Director                      January 28, 1997
------------------------------
   RICHARD B. SAYFORD


   /S/ William R. Carr         Director                      January 28, 1997
------------------------------
   WILLIAM R. CARR
